As filed with the Securities and Exchange Commission on November 18, 2014

Registration No. 333-199477

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
To
Form S-1

REGISTRATION STATEMENT
Under The Securities Act of 1933

CollabRx, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware	68-0370244
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

44 Montgomery Street, Suite 800
San Francisco, California	94104
(Address of Principal Executive Offices)	(Zip Code)

Primary Standard Classification Code Number:	7374

Registrant’s telephone number, including area code: (415) 248-5350

Thomas R. Mika
President and Chief Executive Officer
44 Montgomery Street, Suite 800
San Francisco, CA  94104
(415) 248-5350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Davison, Esq.	Gregory Sichenzia, Esq.
Goodwin Procter LLP	Marcelle Balcombe, Esq.
135 Commonwealth Drive	Jeff Cahlon, Esq.
Menlo Park, California 94025	Sichenzia Ross Friedman Ference LLP
Tel: (650) 752-3114	61 Broadway
New York, NY 10006
Tel: (212) 930-970

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share (3)	$4,600,000.00	$535.52
Common Stock Purchase Warrants	$-	$-
Shares of Common Stock underlying Common Stock Purchase Warrants	$5,750,000.00	$668.15
Underwriter’s Common Stock Purchase Warrants (4)	$-	$-
Shares of Common Stock underlying Underwriter’s Common Stock Purchase Warrants (5)	$150,000.00	$17.43
Total	$10,500,000.00	$1,220.10

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) A registration fee of $464.80 was paid in connection with the initial filing.  An additional registration fee of $755.30 is being paid in connection with the filing of this amendment.

(3)  Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(4)  No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $150,000, or 125% of $120,000 (3% of $4,000,000).

(6)  Attached to and trading with each share of Common Stock is a Preferred Stock purchase right.  Each right entitles the holder, under the circumstances set forth in the Shareholder Rights Agreement, dated as of April 13, 2011, between the registrant and Registrar and Transfer Company to purchase 1/50,000th of a share of Series A Junior Participating Cumulative Preferred Stock.  Value attributable to such Preferred Stock purchase rights, if any, is reflected in the market price of the Common Stock. The Preferred Stock purchase rights will be issued for no additional consideration.  Accordingly, no additional registration fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 17, 2014

Up to $4.0 Million in Shares of Common Stock and Warrants to Purchase Shares of Common Stock

We are offering up to           shares of common stock, together with warrants to purchase an equal number of shares of common stock at a purchase price of $          (and the shares issuable from time to time upon exercise of the warrants) pursuant to this prospectus. The shares and warrants will be separately issued, but the shares and warrants will be issued and sold to purchasers in equal proportion. Each warrant will have an exercise price of $                    per share, will be exercisable upon issuance and will expire five years from the date of issuance.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CLRX.” The last reported sale price of our common stock on The NASDAQ Capital Market on November 14, 2014 was $0.82 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange.

Investing in the offered securities involves a high degree of risk.  See “Risk Factors” on page [___] to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

	Per Share and Warrant	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1) Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriter. See “Underwriting” beginning on page [___] of this prospectus for a description of the compensation payable to the underwriter.

The underwriter may also purchase from us up to an additional                    shares of common stock and warrants to purchase an equal number of shares of common stock at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover overallotments, if any.

The underwriter expects to deliver the shares and warrants against payment therefore on or about November      , 2014.

Aegis Capital Corp

This input page from CollabRx’ Lung Cancer Therapy Finder prompts physicians to enter the relevant data regarding their patient’s tumor.  Included are those molecular tests that CollabRx’ Lung Cancer Advisory Board believes are the most relevant (based on clinical evidence) and which, when combined with other information about stage, histopathology, metastatic sites and in some cases prior treatments, should be considered in guiding treatment planning.  The output of this interactive app is a description of the importance of each relevant test result, along with fully annotated lists of drugs, clinical trials and citations to the published evidence that supports the relationship of the biomarkers to these therapies.

CancerRx - an IOS application designed to help oncologists and pathologists navigate the complex landscape of oncology therapeutic options.  CancerRx was formally introduced to physicians at the 2014 American Society of Clinical Oncology (ASCO) Annual Meeting that took place May 30-June 3, 2014 in Chicago.

Highlights of the ASCO launch include:

●     More than 9,600 downloads (5/30-6/11)

●     Averaging 1,677 weekly unique users

●     Target users include oncologists and other health care
practitioners involved in cancer care (approximately 40,000 potential users)

●     A 5-star rating on the Apple App Store

CollabRx’s Genetic Variant Annotation™ Service (GVA™) supports clinical diagnostic laboratories that perform tumor genomic testing on cancer tumors to uncover genetic alterations that may lead to novel therapeutic approaches for some cancer patients.  Offered as Software-as-a-Service (SAAS), diagnostic labs provide the digital output of DNA sequencing and other analytical devices to CollabRx for the identification of “actionable” biomarkers.  The GVA provides information back to the laboratory regarding what is known about the actionable biomarker and, as relevant, additional information about related drugs and clinical trials – all in a fully automated system.

We have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only in circumstances and in jurisdictions where it is lawful to so do. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our securities.

Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus. Unless otherwise stated, all references to “us,” “our,” “CollabRx,” “we,” the “Company” and similar designations refer to CollabRx, Inc.

Overview

CollabRx, Inc. develops and markets medical information and clinical decision support products and services intended to set a standard for the clinical interpretation of genomics-based, precision medicine.  Building on a comprehensive and specialized knowledge base, software systems that facilitate dynamic updating and automated reporting, and a unique network of over 75 independent expert clinical advisors, we have developed a suite of unique and differentiated information products and services.  These products include a scalable system for providing high-value information on biomarkers and related therapies for inclusion in reports prepared by diagnostic labs reporting on the results from their multi-biomarker genomic-based tests.  In addition, we have developed decision-support tools for physicians and patients to assist with treatment planning for advanced cancer, offered over the Internet in both web-based and mobile apps.  We believe that both product sets are highly synergistic, and allow opportunities for enhancement, cross-fertilization and adoption that go beyond what each would offer individually.

Our overall vision is that we are at the dawn of an era of explosive growth of data and information generated at the molecular level that must be interpreted and contextualized into knowledge before it can be used effectively by either physicians or patients.   We regard this knowledge as being the most valuable portion of the molecular diagnostic process and we believe that all sectors of the healthcare industry, including providers, insurers, drug developers and patients, are potential users of this knowledge. We aim to deliver our proprietary interpretive content as quickly as possible and in as many usable forms as possible via the Internet.

We are just entering our commercialization phase.  The systems and approach that we have developed can be applied to many disease states, but we have chosen to focus initially on cancer, an area of tremendous need and potential.   We believe that our approach is unique, disruptive in the market and well timed, offering the potential for high growth, profitability and above average returns for investors.

Products and Services

We support oncologists and pathologists in their efforts to plan treatment approaches for their advanced cancer patients.  We do so through three major information products, all of which are based on a proprietary knowledgebase that is informed by external data sources, our in-house experts, and a large network of independent clinical advisors.  We attempt to gather together much of the data and evidence that is relevant to different therapeutic approaches in the context of the presence of specific genetic biomarkers, relating those to the relevant drugs and clinical trials that may help a physician plan a treatment approach for a patient.  Similar to an electronic library, we focus on keeping the information comprehensive, accurate, current and easy to access.  Currently, our information products include the following:

Product	Users	Description	Business Model
Genetic Variant Annotation Service™ (GVA™)	Pathologists and Laboratory Medical Directors via cloud-based servers	Automated clinical interpretation of tumor genetic alterations (mutation and copy number variation)	Laboratories pay $75-$150 per test event or purchase annual subscription
Therapy Finders™ for Melanoma, Colorectal and Lung Cancer and Metastatic Breast Cancer	Oncology professionals at the point-of-care	Web-based expert systems for clinical decision support	Advertising and sponsor-ship sharing with on-line media partner MedPage Today
CancerRx	Oncology professionals at the point-of care	Mobile app with reference tools, social media, and expert systems	Advertising and sponsor-ship sharing with media partner MedPage Today

Since launching our Genetic Variant Annotation Service (GVA) in August 2013, several prominent diagnostic laboratories, comprehensive cancer centers and life science companies have become customers of and/or partners in this product, including: Life Technologies, Inc. (now Thermo-Fisher, Inc., Carlsbad, California), Affymetrix, Inc. (Santa Clara, California), OncoDNA, SA (Brussels, Belgium), Sengenics, Pte., Ltd. (Singapore), Cynvenio Biosystems, Inc. (Westlake Village, California), Quest Diagnostics, Inc. (Madison, New Jersey), CellNetix Pathology and Laboratories (Seattle, Washington), Genoptix (a Novartis company, Carlsbad, California), The Jackson Laboratory for Genomic Medicine (Bar Harbor, Maine), The University of Chicago Medical (Chicago, Illinois), Stanford Hospital Molecular Laboratory (Palo Alto, CA) and The Ohio State University Medical Center (Columbus, Ohio).

Our Therapy Finders™ and CancerRx are made available free to physicians and patients via our on-line media partner, MedPage Today, the professional property of Everyday Health, Inc.

The Cancer Market and Genomic Testing

Cancer is a worldwide health concern.  In 2002, cancer eclipsed heart disease as the number one cause of death in the U.S. for individuals under the age of 85, according to the National Cancer Institute.   In the U.S., nearly 12 million individuals are living with a cancer diagnosis, approximately 7 million individuals are being treated for cancer, approximately 1.5 million new cases are diagnosed each year, over 600,000 people die from cancer each year (6 million deaths worldwide), and nearly 1 in 3 females and 1 in 2 males will be diagnosed with cancer in their lifetime, according to the American Cancer Society.  Age is the number one risk factor for the development of cancer.  Nearly 80% of cancers are diagnosed in individuals age 55 years and older, which is the fastest growing segment of the U.S. population.  JPMorgan recently estimated that the total market opportunity for testing in cancer is estimated at $10B in 2014 in the U.S. alone, growing to $25B by 2018, but this opportunity has only been partially tapped.

Cancer treatment and research has been experiencing an unprecedented explosion of knowledge in the past 5-10 years.  There are over 500 new cancer therapies in pre-clinical development, thousands of diagnostic labs (private and hospital based), more than 10,000 cancer-related clinical trials are currently ongoing, and over 100,000 cancer-related papers are published in the scientific literature annually, according to PubMed and ClinicalTrials.gov.  The knowledge explosion is associated with two interrelated key drivers: (i) cancer is fundamentally a disease of the genome, (i.e., genetic mutations cause cancer), and (ii) the costs and time to sequence genes (and discover mutations that can be targeted for therapy) have been falling at an increasing rate, driven principally by new sequencing technologies commonly referred to as “Next Generation Sequencing” or “NGS”. The concept of a “$1,000 genome” has broad psychological implications since it represents the price point at which leading experts believe that every cancer genome will be sequenced.

Large-scale genetic sequencing studies in tumors are rapidly uncovering mutations in genes that can be selectively targeted by pharmaceutical and biotechnology companies.  There were fewer than 10 cancer genes in 2008 in which genetic aberrations were strongly associated with treatment implications.  By comparison, there is broad consensus that there are currently approximately 50 such genes based on recent studies, a number that is expected to double in the next year even as additional mutations are being discovered in genes already associated with cancer.  Currently there are approximately over 95 biomarkers representing thousands of mutations in aggregate that are associated with at least some level of clinical actionability.  This number is expected to increase rapidly as new discoveries are made.

Competitive Strengths

CollabRx is differentiated and unique as an information company.  We are not a diagnostic lab offering a particular test or series of tests in cancer diagnostics.  Instead, we have focused exclusively on the information, analysis and interpretation-based steps in the diagnostic workflow, developing and refining the increasingly complex task of delineating the relationship between known or studied biomarkers in cancer with the therapeutic strategies that the published evidence supports. With our web-based and mobile apps, we provide a means for physicians to access our knowledgebase easily at the point-of-care.  For laboratories, we provide a credible, third party resource for the dynamic information and analysis that is needed to interpret the results of genetic tests.

Our conviction is that the interpretation and reporting of genomic-based test results will become the key differentiator in the market, as opposed to the design and performance of the test itself, given the rapid commoditization of NGS data generation and inherent lack of intellectual property in the sequencing steps. Ultimately, we believe physicians will judge the quality of a diagnostic test based on the quality of the report, and how well it supports the treatment decision process. We are platform agnostic, independent, adaptable and unregulated. We believe that diagnostic companies, medical centers, hospital labs and other community-based labs interested in developing a genomics testing capability will confront the challenges associated with developing and maintaining a clinically-oriented, evidence-based biomarker reference database, and increasingly will realize that it is better to “buy” than to “build.”

In addition, we believe that it is important to address physician needs for information directly, rather than solely via diagnostic laboratories.  For this reason we have continued the development of our web-based and mobile applications, addressing oncologists and pathologists at work and at home, providing a resource for both education and for decision-support.

Our ability to compete in these markets and our ability to serve the needs of physicians treating advanced cancer patients rests on a set of principles and ideas that are potentially very disruptive to the markets that we serve and which offer an opportunity for extraordinary growth and profitability.  We believe that the following attributes of CollabRx provide a sustainable competitive advantage:

•	Our proprietary knowledgebase is focused on actionable information for physicians – CollabRx medical and scientific content is organized in a knowledgebase that expresses the relationship between genetic profiles, other aspects of the medical record (e.g., stage, prior treatments), and therapy considerations including molecular diagnostics, medical tests, clinical trials, drugs, biologics, and other information relevant for treatment planning. Our focus is, and always has been on providing actionable information that physicians can use to plan treatment strategies for their advanced cancer patients and identifying the evidence in the public domain that justifies the therapy options presented.

•	Our automated software platform is scalable and capable of handling high test volumes and fast turn-around times – The CollabRx “Semantic Integration Platform” or SIP brings together methods track important changes in molecular oncology from numerous sources, including the published literature and many of the centralized publicly available databases utilized by biomedical and translational clinician/scientists. Our SIP provides CollabRx with a scalable, interactive service that can handle large test volumes and still maintain fast turn-around times for our customers. In this respect it is unmatched in our field.

•	Our large network of independent expert clinical advisors – Over 75 independent, uncompensated expert advisors, organized by both tissue-specific editorial boards and pan-cancer or biomarker-centric boards, provides a unique, unbiased mechanism to inform and prioritize treatment strategies based on evidence.

•	Our first-mover advantage and independence - We believe that CollabRx is the first company to have focused exclusively on the information-based, value-added steps of the diagnostic testing workflow in the context of providing clinical grade interpretation of multi-gene testing in cancer, separate from the processing of tissue samples in a laboratory environment.

Growth Strategy

Our strategic vision is to become a leading source of high value, independently reviewed, actionable information on molecular medicine that supports decision-making by physicians and patients, embodied in tools and services whose performance or use allow us to accumulate data that is valuable to paying segments of the health care ecosystem.  We intend to build our information franchise first in oncology, and then expand to other genomics-based disease areas that are amenable to our approach of automated, scalable, and expert-vetted content creation and distribution.

Our growth strategy includes the following key elements:

•	Marketing of our Genetic Variant Annotation™ Service into additional segments within the clinical diagnostic laboratory market.

•	Forming strategic partnerships with life science companies to expand GVA biomarker coverage and utility and to engage with them in cooperative marketing efforts.

•	Forming partnerships with companies in the diagnostic testing workflow to enhance the GVA and to expand our customer base.

•	Supporting the advertising and sponsorship sales activities of Everyday Health, Inc. in connection with the current and future Therapy Finders and CancerRx mobile apps.

Risks Associated with Our Business

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities. Some of the principal risks we face are:

•	we may not be able to generate sufficient cash flow or raise capital on acceptable terms to meet our needs;

•	we may not be able to successfully implement our growth on a timely basis or at all;

•	we may lose key members of our senior management team;

•	our products may be alleged to be faulty or fail to comply with government regulation;

•	we may lose a significant customer; and

•	our business development and marketing programs may prove insufficient or ineffective.

Company Background

CollabRx (f/k/a Tegal) was formed in December 1989 to acquire the operations of the former Tegal Corporation, or Tegal, a division of Motorola, Inc.  Until recently, we designed, manufactured, marketed and serviced specialized systems used primarily in the production of semiconductors and micro-electrical mechanical devices, including integrated circuits, memory devices, sensors, accelerometers and power devices.  Beginning in late 2009, we experienced a sharp decline in revenues resulting from the collapse of the semiconductor capital equipment market and the global financial crisis.  In a series of transactions from 2010 to 2012, we sold the majority of our operating assets and intellectual property portfolio.  During the same time period, our board of directors evaluated a number of strategic alternatives, which included our continued operation as a stand-alone business with a different business plan, a merger with or into another company, a sale of our remaining assets, and our liquidation or dissolution.  We investigated opportunities within and outside the semiconductor capital equipment industry and evaluated a number of transactions involving other diversified technology-based companies.  Throughout this process, we developed and refined our criteria for a business combination, with an eventual focus on the healthcare industry, and specifically information technology and services within the healthcare industry.

Company and Other Information

We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Our predecessor company was founded in 1972 and acquired by Motorola in 1978. We completed our initial public offering in October 1995. On July 12, 2012, we completed the acquisition of a private company called CollabRx, Inc., herein referred to as the Merger, pursuant to an Agreement and Plan of Merger dated as of June 29, 2012.  As a result of the Merger, CollabRx, Inc. became a wholly-owned subsidiary of ours.  In consideration for 100% of the stock of CollabRx, Inc., we issued an aggregate of 236,433 shares of common stock, representing approximately 14% of our total shares outstanding prior to the closing, to former CollabRx, Inc. stockholders.  We subsequently changed our name to CollabRx, Inc.

Our principal executive office is located at 44 Montgomery Street, Suite 800, San Francisco, CA  94104, and our telephone number is (415) 248-5350. Our website address is www.collabrx.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We own two U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including CollabRx, Inc.™, and Therapy Finders™. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.  We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Securities offered by us:	Up to shares of common stock and warrants to purchase an equal number of shares of common stock
Common stock to be outstanding after this offering:
          Shares (             if the warrants are exercised in full). If the underwriter exercises its option to purchase additional shares in full, the total number of shares of common stock outstanding immediately after this offering would be             shares (             shares if the warrants are exercised in full).

Overallotment option to purchase additional shares and warrants:
We have granted the underwriter a 45-day option to purchase from us up to an additional           shares of our common stock and warrants to purchase an equal number of shares of common stock at the public offering price, less underwriting discounts and commissions.

Description of warrants:
The warrants will be separately transferable immediately upon issuance, but the warrants will be issued and sold to purchasers in equal proportion as shares. Each warrant will have an exercise price of $            per share, will be exercisable upon issuance and will expire five years from the date of issuance.

Use of proceeds by us:
We estimate that we will receive net proceeds from this offering of up to approximately $3.5 million based upon an assumed public offering price of $0.82 per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014 (or up to approximately $4.0 million if the underwriter’s option to purchase additional shares and warrants in this offering is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to fund the expansion of our commercial and laboratory operations, ongoing and new clinical trials, continue building our technology infrastructure and capabilities, as well as for working capital and other general corporate purposes, including funding the costs of operating as a public company. See “Use of Proceeds” for additional information.

Risk factors:	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

NASDAQ Capital Market trading symbol for common stock:	“CLRX”

The number of shares of our common stock to be outstanding after this offering is based on 2,929,954 shares of our common stock outstanding as of September 30, 2014, including shares of common stock subject to repurchase by us, and excludes:

•	492,147 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $6.24 per share;

•	179,300 shares of common stock issuable upon the vesting of restricted stock units with a weighted average fair value at grant date of $2.37;

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share;

•	63,671 restricted stock unit awards whose distribution has been deferred;

•	27,405 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $2.50 per share;

•	251,158 shares available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan”;

•	shares issuable upon the exercise of warrants sold in this offering; and

•	3,705 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which expired on July 22, 2014.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

•	no exercise of outstanding options to purchase common stock or warrants to purchase common stock since September 30, 2014;

•	11,467 shares of restricted stock units have vested since September 30, 2014; and

•	no exercise by the underwriter of its option to purchase additional shares of common stock and warrants in this offering.

SUMMARY FINANCIAL DATA

The following summary financial data for the years ended March 31, 2014 and 2013 are derived from our audited financial statements included elsewhere in this prospectus. The summary financial data for the six months ended September 30, 2014 and 2013 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on a basis consistent with our audited financial statements and, in our opinion, contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. You should read this data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under the caption  “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and our operating results for the six-month period ended September 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2015 or any other interim periods or any future year or period.

Income Statement Data:
(in thousands, except per share data)

			Six Months Ended
	Year Ended March 31,		September 30,
	2014*	2013*	2014**	2013**

Revenue	$658	$300	$240	$521
Revenue - related party	--	100	-	-
Total revenue	658	400	240	521
Cost of revenue	158	56	36	36
Gross profit	500	344	204	485
Operating expenses:
Engineering	1,714	667	1,081	748
Research and development	284	536	82	205
Sales and marketing	271	257	153	140
General and administrative	1,819	2,979	1,197	974
Total operating expenses	4,088	4,439	2,513	2,067
Operating loss	(3,588)	(4,095)	(2,309)	(1,582)
Other income, net	40	39	9	26
Loss before income tax benefit	(3,548)	(4,056)	(2,300)	(1,556)
Income tax benefit	(79)	(83)	(36)	(41)
Loss from continuing operations	(3,469)	(3,973)	(2,264)	(1,515)
Gain on sale of discontinued operations, net of taxes	267	--	--	267
(Loss) income from discontinued operations, net of taxes	(112)	45	--	(112)
Net income from discontinued operations, net of taxes	155	45	--	155
Net loss	$(3,314)	$(3,928)	$(2,264)	$(1,360)

Net loss per share from continuing operations:
Basic and diluted	$(1.77)	$(2.14)	$(1.01)	$(0.78)
Net income (loss) per share from discontinued operations:
Basic and diluted	$0.08	$0.02	$0.00	$0.08
Net loss per share:
Basic and diluted	$(1.69)	$(2.12)	$(1.01)	$(0.70)

Weighted-average shares used in per share computation:
Basic and diluted	1,965	1,856	2,245	1,953

Balance Sheet Data:
(in thousands, except per share data)

	As of September 30, 2014
	Actual	As Adjusted

Cash and cash equivalents	$1,134	$4,158

Working Capital	1,158	4,182

Promissory note	309	309
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,929,954 shares issued and outstanding actual, 7,808,003 number of shares issued and outstanding pro forma	29	78
Additional paid-in capital	132,608	135,584
Accumulated other comprehensive loss	-	-
Accumulated deficit	(130,353)	(130,353)
Total stockholders’ (deficit) equity	2,284	5,309
Total Capitalization	$2,593	$5,618

(1) The as adjusted column in the balance sheet data table above gives effect to the sale and issuance by us of shares of common stock in this offering based upon an assumed public offering price of $0.82 per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information in this prospectus, before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our future growth is dependent on the successful development and introduction of new products and enhancements. There can be no assurance that we will be successful in developing and marketing, on a timely basis, new products or product enhancements, or that our new products will adequately address the changing needs of the health care marketplace.

A significant portion of our operating expense is relatively fixed and planned expenditures are based in part on expectations regarding future revenues. As a result, we are generally unable to mitigate the negative impact on margins in the short term.  Accordingly, unexpected revenue shortfalls may significantly decrease our operating results from quarter to quarter. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which in turn could further materially decrease the price of our common stock.

We had net losses of ($2,264), ($3,314) and ($3,928) for the six months ended September 30, 2014 and the fiscal years ended March 31, 2014 and 2013, respectively. We used cash flows in operating activities of ($1,649), ($2,593) and ($3,838) in these respective periods.  We expect to continue to sustain losses for the foreseeable future, which may decrease the price of our common stock.   As of September 30, 2014, we had cash and cash equivalents of $1,134.  We believe that our existing cash balances will be adequate to fund operations only through December 31, 2014.

Failure to raise any needed funds would materially adversely affect us.  In consideration of these circumstances, the Company may be forced to consider a merger with or into another company or the liquidation or dissolution of the company, including through a bankruptcy proceeding.

Our quarterly operating results may continue to fluctuate.

Our revenue and operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter, and we cannot assure you that we will achieve profitability in the future.

Factors that could affect our quarterly operating results include:

•	fluctuations in demand for our products, and the timing of agreements with strategic partners in the health care marketplace;
•	the timing of new products and product enhancements;
•	changes in the growth rate of the health care marketplace;
•	our ability to control costs, including operations expenses;
•	our ability to develop, induce and gain market acceptance for new products and product enhancements;
•	changes in the competitive environment, including the entry of new competitors and related discounting of products;
•	adverse changes in the level of economic activity in the United States or other major economies in which we do business;
•	renewal rates and our ability to up-sell additional products;
•	the timing of customer acquisitions;

•	the timing of revenue recognition for our sales; and
•	future accounting pronouncements or changes in our accounting policies.

Our future success depends on our ability to retain our key personnel and to successfully integrate them into our management team.

We are dependent on the services of our executive officers, our technical experts and other members of our senior management team, particularly Thomas Mika, our President, Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer. The loss of one or more of these key officers or any other member of our senior management team could have a material adverse effect on us. We may not be able to retain or replace these key personnel, and we may not have adequate succession plans in place. Mr. Mika is subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit Mr. Mika to terminate his employment with us upon little or no notice and the enforceability of the non-competition provisions is uncertain.

If we are unable to hire, retain and motivate qualified personnel, our business would suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel or delays in hiring required personnel, particularly in software and biotechnology, may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel will be critical to our future success. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area. We intend to issue stock options as a key component of our overall compensation and employee attraction and retention efforts. In addition, we are required under U.S. generally accepted accounting principles, or GAAP, to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs, which may negatively impact our operating results and may increase the pressure to limit share-based compensation. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

The personalized healthcare market is rapidly evolving and difficult to predict. If the personalized healthcare market does not evolve as we anticipate or if healthcare market participants do not perceive value in our products, our sales will not grow as quickly as anticipated and our stock price could decline.

We are in a new, rapidly evolving category within the healthcare industry that focuses on using information technology to inform personalized cancer treatment planning. As such, it is difficult to predict important market trends, including how large the personalized healthcare market will be or when and what products customers will adopt. If the market does not evolve in the way we anticipate, if organizations do not recognize the benefit that our products offer, or if we are unable to sell our products to customers, then our revenue may not grow as expected or may decline, and our stock price could decline.

New or existing technologies that are perceived to address personalized cancer treatment planning in different ways could gain wide adoption and supplant our products, thereby weakening our sales and our financial results.

The introduction of products and services embodying new technologies could render our existing products obsolete or less attractive to customers. Other technologies exist or could be developed in the future, and our business could be materially negatively affected if such technologies are widely adopted. We may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis, or at all. If we fail to keep up with technological changes or to convince our customers and potential customers of the value of our products even in light of new technologies, our business, operating results and financial condition could be materially and adversely affected.

We are dependent on a family of products that informs genomic-based medicine.

Our current product offering is limited to a family of products that informs genomic-based medicine using a unique approach of experts and expert systems.  We expect to derive a substantial portion of our revenue from this approach and the family of products based on this approach for the foreseeable future. A decline in the price of these products, whether due to competition or otherwise, or our inability to increase sales of these products, would harm our business and operating results. We expect that this concentration of revenue from a single product family comprised of a limited number of products will continue for the foreseeable future. As a result, our future growth and financial performance will depend heavily on our ability to develop and sell enhanced versions of our products. If we fail to deliver product enhancements, new releases or new products that customers want, it will be more difficult for us to succeed.

If we are unable to introduce new products successfully and to make enhancements to existing products, our growth rates would likely decline and our business, operating results and competitive position could suffer.

Our continued success depends on our ability to identify and develop new products and to enhance and improve our existing products, and the acceptance of those products by our existing and target customers. Our growth would likely be adversely affected if:

•	we fail to introduce these new products or enhancements;
•	we fail to successfully manage the transition to new products from the products they are replacing;
•	we do not invest our development efforts in appropriate products or enhancements for markets in which we now compete and expect to compete;
•	we fail to predict the demand for new products following their introduction to market; or
•	these new products or enhancements do not attain market acceptance.

Any or all of the above problems could materially harm our business and operating results.

Our cash flow is highly variable and may not be sufficient to meet all of our objectives and there is uncertainty about our ability to continue as a going concern.

Our cash and cash equivalents were $1.1 million at September 30, 2014, compared to $2.8 million at September 30, 2013.   We have used cash from operations of $2.6 million and $3.8 million for the years ended March 31, 2014 and 2013, respectively.  Our existing cash and cash equivalents and expected cash flow from operations will not provide sufficient liquidity to fund our operations and capital expenditures beyond December 31, 2014.  Our independent registered public accounting firm concluded that there was substantial doubt about our ability to continue as a going concern as of March 31, 2014.  Accordingly, it included an explanatory paragraph to that effect in its report on our March 31, 2014 financial statements.

Until the Company can generate sufficient levels of cash from its operations, we will need to sell equity or debt securities to raise additional funds to continue to operate as a going concern. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

        The Company expects to continue to finance future cash needs primarily through proceeds from equity financings and collaborative agreements with strategic partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows.

Our ability to meet our liquidity needs depends on our ability to achieve revenue targets of between $4 and $5 million annually as well as to reduce expenses.  We may have insufficient cash to satisfy our liquidity needs, which could force us to obtain additional debt or equity financing from other sources, to further reduce expenses, or to sell assets. Reducing our expenses could adversely affect our operations. We cannot assure you that we will be able to secure additional debt or equity financing or sell assets on acceptable terms, if at all, and failure to do so could cause us to cease operations. In addition, raising additional equity financing could result in substantial dilution of our equity holders and in the net tangible book value per share of such holdings.

If we are unable to increase market awareness of our company and our products, our revenue may not continue to grow, or may decline.

The personalized healthcare market is nascent, and we have not yet established broad market awareness of our products and services. Market awareness of our value proposition and products will be essential to our continued growth and our success, particularly for the advanced stage treatment segment of the personalized cancer treatment market. If our marketing efforts are unsuccessful in creating market awareness of our company and our products, then our business, financial condition and operating results will be adversely affected, and we will not be able to achieve sustained growth.

We compete in highly competitive markets, and competitive pressures from existing and new companies may adversely impact our business and operating results.

The markets in which we compete are highly competitive. We expect competition to intensify in the future as existing competitors bundle new and more competitive offerings with their existing products and services, and as new market entrants introduce new products into our markets. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and our failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition. If we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth.

We compete either directly or indirectly with other medical database solution companies.   The principal competitive factors in our markets include, key strategic customer relationships, expert technical personnel, marketplace acceptance of our product, among others.

Many of our current and potential competitors are substantially larger and have greater financial, technical, research and development, sales and marketing, manufacturing, distribution and other resources and greater name recognition. We could also face competition from new market entrants, including our joint-development partners or other current technology partners. In addition, many of our existing and potential competitors enjoy substantial competitive advantages, such as:

•	longer operating histories;
•	the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;
•	broader distribution and established relationships with partners;
•	access to larger customer bases;
•	greater customer support;
•	greater resources to make acquisitions;
•	larger intellectual property portfolios; and
•	the ability to bundle competitive offerings with other products and services.

As a result, increased competition could result in loss of existing or new customers, price reductions, reduced operating margins and loss of market share. Our competitors also may be able to provide customers with capabilities or benefits different from or greater than those we can provide in areas such as technical qualifications or geographic presence, or to provide end-user customers a broader range of products, services and prices. In addition, some of our larger potential competitors have substantially broader product offerings and could leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling or closed technology platforms. These larger potential competitors may also have more extensive relationships within existing and potential customers that provide them with an advantage in competing for business with those customers. Our ability to compete will depend upon our ability to provide a better product than our competitors at a competitive price. We may be required to make substantial investments in research, development, marketing and sales in order to respond to competition, and there is no assurance that these investments will achieve any returns for us or that we will be able to compete successfully in the future.

Our limited operating history in the health care market makes it difficult for you to evaluate our current business and future prospects, and may increase the risk of your investment.

Our Company was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Until recently, our Company designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems devices, such as sensors, accelerometers and power devices.  We exited the semiconductor industry through a series of divestitures in 2010 to 2012.  In July 2012, we acquired CollabRx and entered the personalized healthcare market.  CollabRx was founded in 2008 to use information technology to inform personalized medicine.  Our current management has only been working together with our employee base for a short period of time. This limited operating history in the healthcare market makes financial forecasting and evaluation of our business difficult. Furthermore, because we depend in part on the market’s acceptance of our products, it is difficult to evaluate trends that may affect our business. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our business and operating results would be adversely affected, and our stock will be adversely affected.

We do not sell our products directly to users and rely instead on contractual relationships with key market participants who derive a benefit from offering our products to their users.  Our business development cycles can be long and unpredictable, and our business development efforts require considerable time and expense.

We do not sell our products directly to users.  Instead, we form strategic relationships with existing market participants who derive a benefit from offering our products to their users.  Our business development efforts involve educating our potential business partners about the use and benefits of our products. Such potential business partners are typically large, well-established companies with long evaluation cycles.  We spend substantial time and resources on our business development efforts without any assurance that our efforts will produce any sales. In addition, partnerships are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. These factors, among others, could result in long and unpredictable sales cycles. The length of our products’ business development cycles typically range from six to twelve months based on our limited experience, but may be longer as we expand our business development efforts to other segments of the healthcare market. As a result of these lengthy business development time-lines and the uncertain benefit that our partners may derive from offering our products, it is difficult for us to predict when our partners may purchase products from us and as a result, our operating results may vary significantly and may be adversely affected.

Our customers are concentrated and therefore the loss of a significant customer may harm our business.

We generate revenues from a small number of customers.  The loss of any of these customers would significantly impact our operating results in future periods.  For the three months ended September 30, 2014, three customers accounted for 28.4%, 28.4% and 14.2%, respectively, of the Company’s revenue.  For the six months ended September 30, 2014, four customers accounted for 20.9%, 20.9%, 17.4% and 10.4%, respectively, of the Company’s revenue.  For the twelve months ended March 31, 2014, one customer, Life Technologies, accounted for 76% of the Company’s revenue and five customers accounted for 96% of the Company’s revenue.  In fiscal year 2013, three customers accounted for 100% of our revenues.  Specifically, Life Technologies and Everyday Health, Inc. accounted for 62.5% and 12.5%, respectively of the Company’s revenues.

We are exposed to risks associated with contract termination or delay

The software products for which we receive revenue are distributed through third-parties under license or contract, with varying terms.  Generally, our agreements with third-parties are subject to termination with notice and/or discretionary termination if certain revenue targets are not achieved.  In addition, our agreements generally do not contain revenue or performance guarantees, so our achieved revenues may vary from targets because of changes in strategic direction of our customers, contract termination, or from delays in projected launch dates, over which we have no influence or control.  The loss or delay of revenues associated with such contracts may harm our business and cause us to suffer further operating losses.

If our security is breached, our business could be disrupted, our operating results could be harmed, and customers could be deterred from using our products and services.

Our business relies on the secure electronic transmission, storage and hosting of information, including published data and proprietary databases.  We face the risk of a deliberate or unintentional incident involving unauthorized access to our computer systems that could result in misappropriation or loss of assets or information, data corruption, or other disruption of business operations.  Although we have devoted significant resources to protecting and maintaining the confidentiality of our information, including implementing security and privacy programs and controls, training our workforce, and implementing new technology, we have no guarantee that these programs and controls will be adequate to prevent all possible security threats. We believe that any compromise of our electronic systems, including the unauthorized access, use, or disclosure of information or a significant disruption of our computing assets and networks, would adversely affect our reputation and our ability to fulfill contractual obligations, and would require us to devote significant financial and other resources to mitigate such problems, and could increase our future cyber security costs.

Defects or errors in our software could harm our reputation, result in significant cost to us and impair our ability to market our products.

The software applications underlying our hosted products and services are inherently complex and may contain defects or errors, some of which may be material. Errors may result from our own technology or from the interface of our software with legacy systems and data, which we did not develop. The risk of errors is particularly significant when a new product is first introduced or when new versions or enhancements of existing products are released. The likelihood of errors is increased as a result of our commitment to frequent release of new products and enhancements of existing products.

Material defects in our software could result in a reduction in sales and/or delay in market acceptance of our products. In addition, such defects may lead to the loss of existing customers, difficulty in attracting new customers, diversion of development resources or harm to our reputation. Correction of defects or errors could prove to be impossible or impractical. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

If we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and customer contracts may be terminated.

If we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and lead to reduced revenues and increased expenses.

We may expand our business through new acquisitions in the future. Any such acquisitions could disrupt our business, harm our financial condition and dilute current stockholders’ ownership interests in our company.

We may pursue potential acquisitions of, and investments in, businesses, technologies or products complementary to our business and periodically engage in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including some or all of the following:

•	difficulties in identifying and acquiring complementary products, technologies or businesses; substantial cash expenditures;
•	incurrence of debt and contingent liabilities, some of which we may not identify at the time of acquisition;
•	difficulties in assimilating the operations and personnel of the acquired companies;
•	diversion of management’s attention away from other business concerns;
•	risk associated with entering markets in which we have limited or no direct experience;
•	potential loss of key employees, customers and strategic alliances from either our current business or the target company’s business; and
•	delays in customer purchases due to uncertainty and the inability to maintain relationships with customers of the acquired businesses.

If we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities. An acquisition may not result in short-term or long-term benefits to us. The failure to evaluate and execute acquisitions or investments successfully or otherwise adequately address these risks could materially harm our business and financial results. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success will depend in part on our ability to manage the growth anticipated with these acquisitions.

Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds for an acquisition by issuing equity securities or convertible debt, as a result of which our existing stockholders may be diluted or the market price of our stock may be adversely affected.

We may be subject to claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require us to incur significant costs, to enter into royalty or licensing agreements or to develop or license substitute technology.

We cannot assure you that our software solutions and the technologies used in our product offerings do not infringe patents held by others or that they will not in the future. Any future claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. Any required licenses may not be available to us on acceptable terms, if at all. If we do not obtain any required licenses, we could encounter delays in product introductions if we attempt to design around the technology at issue or attempt to find another provider of suitable alternative technology to permit us to continue offering the applicable software solution. In addition, we generally provide in our customer agreements that we will indemnify our customers against third-party infringement claims relating to our technology provided to the customer, which could obligate us to fund significant amounts. Infringement claims asserted against us or against our customers or other third parties that we are required or otherwise agree to indemnify may have a material adverse effect on our business, results of operations or financial condition.

We may be unable to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights.

Our success is heavily dependent upon our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. The steps we take to protect these rights may not be adequate to prevent misappropriation of our technology by third parties or may not be adequate under the laws of some foreign countries, which may not protect our intellectual property rights to the same extent as do the laws of the United States.

Our attempts to protect our intellectual property may be challenged by others or invalidated through administrative process or litigation, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. Moreover, the degree of future protection of our intellectual property and proprietary rights is uncertain for products that are currently in the early stages of development because we cannot predict which of these products will ultimately reach the commercial market or whether the commercial versions of these products will incorporate proprietary technologies. In addition, there remains the possibility that others will “reverse engineer” our products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently.

If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. The failure to adequately protect our intellectual property and other proprietary rights may have a material adverse effect on our business, results of operations or financial condition.

If we cease to be a “smaller reporting company” in the future, we will be required to obtain an auditor’s attestation on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002. Complying with this requirement will increase our accounting costs, and any delay or difficulty in satisfying this requirement could adversely affect our future results of operations and our stock price.

As a smaller reporting company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires an independent registered public accounting firm to test the internal control over financial reporting of public companies, and to report on the effectiveness of such controls. If our status as a smaller reporting company changes, we may be required to comply with this auditor attestation requirement. We expect that compliance with this requirement would increase our financial compliance costs and make our audit process more time consuming and costly. In addition, we may in the future discover areas of our internal controls that need improvement, particularly with respect to businesses that we may acquire. If so, we cannot be certain that any remedial measures we take will ensure that we have adequate internal controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if it becomes necessary for our independent registered public accounting firm to provide us with an unqualified report regarding the effectiveness of our internal control over financial reporting and it is unable to do so, investors could lose confidence in the reliability of our financial statements. Any failure to implement required new or improved controls, or difficulties or significant costs encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

The market for cloud-based and cloud-focused solutions is at a relatively early stage of development, and if it does not develop or develops more slowly than we expect, our business could be harmed.

The market for cloud-based solutions is at an early stage relative to physical appliances and on-premise solutions, and these types of deployments may not achieve or sustain high levels of demand and market acceptance. Many factors may affect the market acceptance of cloud-based and cloud-focused solutions, including:

•	perceived security capabilities and reliability;
•	perceived concerns about the ability to scale operations for large enterprise customers;
•	concerns with entrusting a third party to store and manage critical data; and
•	the level of configurability or customizability of the solutions.

If organizations do not establish a presence in the cloud or do not perceive the benefits of our cloud-focused solutions, or if our competitors or new market entrants are able to develop cloud-focused solutions that are or are perceived to be more effective than ours, this portion of our business may not grow further or may develop more slowly than we expect, either of which would adversely affect our business and operating results.

Risks Related to Our Industry

Extensive governmental regulation could require significant compliance costs and have a material adverse effect on the demand for our products.

We do not believe that any of our current or planned products are subject to regulation by the United States Food and Drug Administration (the “FDA”) and other regulatory authorities worldwide. Changes in the level of regulation, including an increase in regulatory requirements, could subject us to regulatory approvals and delays in launching our products. Modifying our products to comply with changes in regulations or regulatory guidance could require us to incur substantial costs. Further, changing regulatory requirements may render our products obsolete or make new products or product enhancements more costly or time consuming than we currently anticipate. Failure by us or our customers to comply with applicable regulations could result in increased regulatory scrutiny and enforcement. If our products fail to comply with government regulations or guidelines, we could incur significant liability or be forced to cease offering our applicable products or services.

If any of our products are deemed to be Medical Devices, then complying with medical device regulations on a global scale will be time consuming and expensive, and could subject us to unanticipated and significant delays.

Although the FDA has not determined that any of our products are medical devices that are actively regulated under the Federal Food, Drug and Cosmetic Act and amendments thereto (collectively, the “Act”), the FDA may do so in the future.  Other countries have regulations in place related to medical devices that may in the future apply to certain of our products. If any of our products are deemed to be actively regulated medical devices by the FDA or similar regulatory agencies in countries where we do business, we could be subject to extensive requirements governing pre- and post-marketing activities, including pre-market notification clearance. Complying with medical device regulations would be time consuming and expensive, and could result in unanticipated and significant delays in the release of new products or product enhancements. Further, it is possible that these regulatory agencies may become more active in regulating software and medical devices that are used in healthcare. If we are unable to obtain the required regulatory approvals for any such products, our business plans for these products could be delayed or canceled.

The laws governing electronic health data transmissions continue to evolve and are often unclear and difficult to apply.  If we or our customers do not maintain the security and privacy of patient records, we may become subject to sanctions by various government entities.

Federal, state, local and foreign laws regulate the confidentiality of patient records and the circumstances under which those records may be released. These regulations govern both the disclosure and use of confidential patient medical record information and require the users of such information to implement specified security and privacy measures. United States regulations currently in place governing electronic health data transmissions continue to evolve and are often unclear and difficult to apply. Laws in non-U.S. jurisdictions may have similar or even stricter requirements related to the treatment of patient information.

In the United States, the Health Insurance Portability and Accountability Act (“HIPAA”) regulations require national standards for some types of electronic health information transactions and the data elements used in those transactions, security standards to ensure the integrity and confidentiality of health information and standards to protect the privacy of individually identifiable health information. Covered entities under HIPAA, which include health care organizations such as our customers, are required to comply with the privacy standards, the transaction regulations and the security regulations. Moreover, the recently enacted Health Information Technology for Economic and Clinical Health (“HITECH”) provisions of the American Recovery and Reinvestment Act of 2009, and associated regulatory requirements, extend many of the HIPAA obligations, formerly imposed only upon covered entities, to business associates as well, which has created additional liability risks related to the privacy and security of individually identifiable health information.

Evolving HIPAA and HITECH-related laws or regulations in the U.S. and data privacy and security laws or regulations in non-U.S. jurisdictions could restrict the ability of our clients to obtain, use or disseminate patient information. This could adversely affect demand for our products if they are not re-designed in a timely manner in order to meet the requirements of any new interpretations or regulations that seek to protect the privacy and security of patient data or enable our clients to execute new or modified health care transactions. We may need to expend additional capital, software development and other resources to modify our products to address these evolving data security and privacy issues.

If commercial third-party payors or government payors fail to provide coverage or adequate reimbursement for certain genomic tests offered by our customers, or if there is a decrease in the amount of reimbursement for our customers’ products or future products they develop, our revenue and prospects for profitability may be harmed.

In both domestic and foreign markets, sales by our customers may depend, in large part, upon the availability of reimbursement from third-party payors. These third-party payors include government healthcare programs such as Medicare, managed care providers, private health insurers, and other organizations.  Physicians and patients may not order genomic test services or products from our customers unless commercial third-party payors and government payors pay for all, or a substantial portion, of the list price, and certain commercial third-party payors may not agree to reimburse our customers if Centers for Medicaid and Medicare Services (“CMS”) does not issue a positive coverage decision.  There is currently no national coverage decision that determines whether and how certain genomic tests are covered by Medicare. In the absence of a national coverage decision, local Medicare contractors that administer the Medicare program in various regions have some discretion in determining coverage and therefore payment for such tests.  Accordingly, if our customers do not receive full or partial reimbursement for their tests, our revenue and results of operations could be adversely affected.

In addition, there is significant uncertainty surrounding whether the use of products that incorporate new technology, such as Next Generation Sequencing (“NGS”)-based tests, for which we provide interpretative analysis, will be eligible for coverage by commercial third-party payors and government payors or, if eligible for coverage, what the reimbursement rates will be for those products. The fact that a diagnostic product has been approved for reimbursement in the past, for any particular indication or in any particular jurisdiction, does not guarantee that such a diagnostic product will remain approved for reimbursement or that similar or additional diagnostic products will be approved in the future. Reimbursement of NGS-based cancer products by commercial third party payors and government payors may depend on a number of factors, including a payor’s determination that products enabled by our molecular information platform are:

•	not experimental or investigational;
•	medically necessary;
•	appropriate for the specific patient;
•	cost-effective;
•	supported by peer-reviewed publications;
•	included in clinical practice guidelines; and
•	supported by clinical utility studies.

The United States and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, in some foreign markets, the government controls the pricing of many healthcare products. We expect that there will continue to be federal and state proposals to implement governmental controls or impose healthcare requirements. In addition, the Medicare program and increasing emphasis on managed care in the United States will continue to put pressure on product pricing. Cost control initiatives could decrease the price that our customers would receive for any products in the future, which may limit our revenue and profitability.

Risks Related to Our Common Stock and Warrants and This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock (see “Use of Proceeds”). Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.  Additionally, until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock and warrants you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.  Based on the assumed public offering price of $0.82 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014, and after deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.17 per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

To the extent that outstanding options or warrants or awards are exercised, you will experience further dilution. As of September 30, 2014, there were:

•	492,147 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $6.24 per share;

•	179,300 shares of common stock issuable upon the vesting of restricted stock units with a weighted average fair value at grant date of $2.37;

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share;

•	63,671 restricted stock unit awards whose distribution has been deferred;

•	27,405 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $2.50 per share;

•	251,158 shares available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan”;

•	shares issuable upon the exercise of warrants sold in this offering; and

•	3,705 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which expired on July 22, 2014.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

In this offering we will sell:

•	up to $4.0 million of shares, or approximately 166% of our outstanding common stock as of September 30, 2014 (or 191% if the underwriter’s overallotment option is exercised in full), based on the assumed public offering price of $0.82 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014; and
•	warrants to purchase an equal number of additional shares.

This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our common stock could be delisted from NASDAQ.

      Our stock price has been and is likely to continue to be volatile, and an investment in our common stock could decline in value.  Because our common stock price has closed below $1.00 per share for 30 consecutive days, we expect to receive notification from NASDAQ that our common stock will be delisted from NASDAQ unless the stock closes at or above $1.00 per share for at least ten consecutive days during the 180-day period following such notification.  In the future, our common stock price or our tangible net worth may fall below the NASDAQ listing requirements, or we may not comply with other listing requirements, with the result being that our common stock might be delisted.  If our common stock is delisted, we may list our common stock for trading over-the-counter. Delisting from the NASDAQ could adversely affect the liquidity and price of our common stock and it could have a long-term impact on our ability to raise future capital through the sale of our common stock.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The closing price of our common stock on The NASDAQ Capital Market has ranged from a high of $5.23 to a low of $0.60 from July 12, 2012, the closing date of our acquisition of CollabRx, through November 14, 2014. The trading price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;
•	announcements by us or our competitors of significant contracts or acquisitions;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	general economic and stock market conditions, including disruptions in the world credit and equity markets;
•	the failure of securities analysts to cover our common stock, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;
•	future sales of our common stock by us or our stockholders; and
•	the other factors described in these “Risk Factors.”

In recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little to do with our performance, and these fluctuations could materially reduce our stock price.

In the past, some companies, including companies in our industry, have had volatile market prices for their securities and have had securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

Our actual operating results may differ significantly from guidance provided by our management.

Although it has not been our practice in the recent past to do so, we may from time to time release guidance in our quarterly earnings releases, quarterly earnings conference call, or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, is based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent such actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports that may be published by analysts.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision in respect of our common stock. Any failure to successfully implement our operating strategy could result in the actual operating results being different from our guidance, and such differences may be adverse and material.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of our company or deterring tender offers for our common stock that other stockholders may consider in their best interests. In addition, our board of directors has adopted a shareholder rights plan, or “poison pill,” which has the effect of making it more difficult for a person to acquire control of our company in a transaction not approved by our board of directors.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device. Currently there are no shares of our preferred stock issued or outstanding.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision in our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $       per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

As a public company, we incur significant administrative workload and expenses.

As a public company with common stock listed on The NASDAQ Capital Market, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and The NASDAQ Stock Market. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our board of directors and management and involves significant accounting, legal and other expenses. We have hired, and anticipate that we will continue to hire, additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and by The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your investment in our common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Shares of our common stock may depreciate in value or may not appreciate in value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements, within the meaning of the federal securities laws, that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the role of genomic and other molecular information in the treatment of advanced cancer, including physician’s need for such information;
•	our ability to maintain a comprehensive, accurate and current repository of information on genomic and molecular medicine and to continue to ensure our lead over similar information provided by our competitors, including the ability of our knowledgebase and information systems to help physicians treat their patients’ cancers, our first mover advantage in providing comprehensive molecular diagnostic information products on a commercial scale or the sustainability of our competitive advantages;
•	our ability to generate revenue from sales of information products to physicians in clinical practice, including our ability to increase adoption of our products and develop new relationships with partners;
•	our estimates of the adoption rates of NGS-based, multi-gene cancer panels;
•	our estimates of the ability of our laboratory customers to obtain reimbursement for their diagnostic tests, including expectations as to their ability or the amount of time it will take them to achieve successful reimbursement from third-party payors, such as commercial insurance companies and health maintenance organizations, and government insurance programs, such as Medicare and Medicaid;
•	our estimates of the penetration and use of our Therapy Finder and CancerRx web-based and mobile products by physicians and the ability of our on-line media partner to successfully sell advertising and sponsorships related to these products;
•	our ability to scale our volume of tests from multiple customers, including our capacity to process additional tests at high volume, maintain quality and turn-around time;
•	the acceptance of our publications co-authored with our independent expert advisors in peer-reviewed journals or of our presentations at scientific and medical conference presentations;
•	our plans and ability to develop and commercialize new information products;
•	federal, state, and foreign regulatory requirements, including potential FDA regulation of our information platforms;
•	our ability to protect and enforce our intellectual property rights, including our trade secret protected proprietary rights in our information products;
•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing; and
•	anticipated trends and challenges in our business and the markets in which we operate.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus also contains statistical data, estimates, and forecasts that are based on independent industry publications, such as those published by McKinsey & Co., World Health Organization, JPMorgan, Goldman Sachs or other publicly available information, as well as other information based on our internal sources. Although we believe that the third-party sources referred to in this prospectus are reliable, neither we nor the underwriter has independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of common stock and warrants to purchase common stock in this offering will be approximately $3.5 million, based upon an assumed public offering price of $0.82 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on November 14, 2014, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercise its option to purchase additional shares and warrants in full, we estimate that our net proceeds will be approximately $4.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

In addition, if all of the warrants offered pursuant to this prospectus are exercised in full for cash, we will receive an additional $5.0 million in cash. However, the warrants contain a cashless exercise provision that permit exercise of warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares.

We currently intend to use the net proceeds from this offering to fund the expansion of our commercial and laboratory operations, ongoing and new clinical trials, the building of our technology infrastructure and capabilities, as well as for working capital and other general corporate purposes, including funding the costs of operating as a public company.

Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.  We have not determined the amount of net proceeds to be used specifically for such purposes.  As a result, management will retain broad discretion over the allocation of net proceeds.

MARKET PRICE OF COMMON STOCK

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “CLRX.”   The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Capital Market:

	High	Low

FISCAL YEAR 2013
First Quarter	$3.80	$3.10
Second Quarter	5.18	3.01
Third Quarter	5.23	3.43
Fourth Quarter	4.00	3.07

FISCAL YEAR 2014
First Quarter	$3.87	$3.06
Second Quarter	4.49	3.15
Third Quarter	4.55	3.76
Fourth Quarter	4.02	3.06

FISCAL YEAR 2015
First Quarter	$3.33	$1.86
Second Quarter	2.05	1.05
Third Quarter (through November 14, 2014)	1.08	0.60

On November 14, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.82 per share. As of September 30, 2014, we had approximately 120 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2014 as follows:

•	on an actual basis; and
•	on a pro forma basis, giving effect to the sale and issuance by us of up to $4.0 million of common stock and warrants to purchase an equal number of shares of common stock in this offering, at an assumed public offering price of $0.82 per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

 (in thousands, except share and per share date)
(Unaudited)

	As of September 30, 2014
	Actual	As Adjusted

Cash and cash equivalents	$1,134	$4,158

Working Capital	1,158	4,182

Promissory note	309	309
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,929,954 shares issued and outstanding actual, 7,808,003 number of shares issued and outstanding pro forma	29	78
Additional paid-in capital	132,608	135,584
Accumulated other comprehensive loss	-	-
Accumulated deficit	(130,353)	(130,353)
Total stockholders’ (deficit) equity	2,284	5,309
Total Capitalization	$2,593	$5,618

You should read the preceding table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” “Description of Warrants” and the financial statements and related notes appearing elsewhere in this prospectus.

The information above is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.  A $1.0 million decrease in the assumed size of the offering would decrease the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma basis by approximately $920,000.

The number of shares of our common stock to be outstanding following this offering is based on 2,929,954 shares of our common stock outstanding as of September 30, 2014, and excludes:

•	492,147 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $6.24 per share;

•	179,300 shares of common stock issuable upon the vesting of restricted stock units with a weighted average fair value at grant date of $2.37;

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share;

•	63,671 restricted stock unit awards whose distribution has been deferred;

•	27,405 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $2.50 per share;

•	251,158 shares available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan”;

•	shares issuable upon the exercise of warrants sold in this offering; and

•	3,705 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which expired on July 22, 2014.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering.

The net tangible book value is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of September 30, 2014 was $0.504 million, or $0.17 per share. After giving effect to the sale of shares of common stock and warrants by us at the assumed public offering price of $0.82 per share and warrant, the last reported sales price of our common stock on the NASDAQ Capital Market on November 14, 2014, our pro forma net tangible book value at September 30, 2014 would have been approximately $3,528, or $0.45 per share. This would represent an immediate increase in the net tangible book value of $0.28 per share to existing stockholders and an immediate dilution of $0.17 per share to investors in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share, net		$0.62
Historical net tangible book value per share as of September 30, 2014	$0.17
Increase in historical net tangible book value per share attributable to investors in this offering	$0.28
Pro forma net tangible book value per share after giving effect to this offering		$0.45
Dilution per share to investors in this offering		$0.17

The foregoing illustration does not reflect the potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock. The foregoing illustration also does not reflect the dilution that would result from the exercise of the warrants sold in the offering.

A $0.10 decrease in the assumed public offering price of $0.82 per share, which is the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014,  would decrease the net tangible book value, by $0.04 per share and the dilution to new investors would be $0.14 per share, assuming the size of the offering, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us.

If the underwriter exercises its over-allotment option in full, at the last reported sale price of our common stock, the net tangible book value would be $0.47 per share, and the dilution in net tangible book value per share to investors in this offering would be $0.15 per share.

The following table summarizes, on a pro forma basis as of September 30, 2014, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders  and by investors participating in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed public offering price of $0.82  per share, the last reported sale price of our common stock on the NASDAQ Capital Market on November 14, 2014.

	Shares Purchased		Total Consideration		Ave Price/
	Number	Percent	Amount	Percent	share
Shares existing stockholders	2,929,954	37.5%	$3,164,350	44.2%	$1.08
Share new investors	4,878,049	62.5%	$4,000,000	55.8%	$0.82
Total	7,808,003	100.0%	$7,164,350	100.0%	$0.92

The above discussion and table is based on 2,929,954 shares of common stock issued and outstanding as of September 30, 2014 and excludes:

•	492,147 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $6.24 per share;

•	179,300 shares of common stock issuable upon the vesting of restricted stock units with a weighted average fair value at grant date of $2.37;

•	92,888 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $3.15 per share;

•	63,671 restricted stock unit awards whose distribution has been deferred;

•	27,405 shares of common stock issuable upon the exercise of warrants to purchase common stock with an exercise price of $2.50 per share;

•	251,158 shares available for future issuance under our 2007 Stock Incentive Plan, or the “2007 Plan”;

•	shares issuable upon the exercise of warrants sold in this offering; and

•	3,705 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which expired on July 22, 2014.

To the extent that outstanding options and warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The net tangible book value is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of September 30, 2014 was $0.504 million, or $0.17 per share. After giving effect to the sale of shares of common stock and warrants by us at the assumed public offering price of $0.82 per share and warrant, the last reported sales price of our common stock on the NASDAQ Capital Market on November 14, 2014, our pro forma net tangible book value at September 30, 2014 would have been approximately $3,528, or $0.45 per share. This would represent an immediate increase in the net tangible book value of $0.28 per share to existing stockholders and an immediate dilution of $0.17 per share to investors in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with financial statements, related notes, and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those described in, or implied by, the forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed above in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview of our Current Business

CollabRx, Inc. is just entering the commercialization phase of our business.  We are focused on developing and delivering content-rich knowledge-based products and services that inform healthcare decision-making, with an emphasis on genomics-based “precision” medicine and big data analytics.   Our proprietary content is organized in a knowledge base that expresses the relationship between genetic profiles and therapy considerations including molecular diagnostics, medical tests, clinical trials, drugs, biologics, and other information relevant for cancer treatment planning.  We have developed a method for capturing how practicing physicians use this information in the clinical setting, by incorporating within the knowledge base the views of a large network of independent key opinion leaders in medicine and medical research.

We currently deliver our proprietary content to users via web-based  applications and services in the “cloud, ” serving physicians and their patients in two settings: (i) at the point-of-care in the clinic and (ii) indirectly, as a part of a genetic test report provided to an ordering physician by a diagnostic testing laboratory, (i.e., the “lab”).  Portions of our web-based applications are currently available free to physicians and patients through commercial on-line media partners.  The content that we offer to laboratories is based on a “Software as a Service” or SaaS business model, in which our content is provided on a one-time, subscription or per test basis.

At the time of the merger, CollabRx was a development stage company just entering the commercialization phase of business. Following the acquisition, CollabRx recorded initial revenues related to licensing and advertising of its Therapy Finder products on the MedPage Today website.  Beginning in the fourth quarter of fiscal 2013 and extending into fiscal 2014, CollabRx recorded revenues related to its fee-for-service activities on behalf of Life Technologies, Inc. (now part of Thermo-Fisher).  Initial revenues related to its laboratory products and services were recorded throughout fiscal year 2014 and into the current fiscal year 2015.  CollabRx expects to build revenue through the remainder of fiscal 2015 primarily in connection with its Genetic Variant Annotation Service offering to clinical diagnostic laboratories.  Significant revenues from advertising and/or sponsorships in connection with its CancerRx mobile app are not expected until next fiscal year beginning April 1, 2015.

During the period following the acquisition on July 12, 2012 and during the balance of fiscal year 2013, which ended March 31, 2013, CollabRx:

•	Completed the transition of the Company from the former Tegal Corporation to CollabRx, Inc., a data analytics company that uses cloud-based expert systems to inform healthcare decision-making. The Company consolidated operations from Petaluma, CA, and Palo Alto, CA, and completed its relocation into new headquarters in San Francisco, CA;

•	Introduced a second-generation Lung Cancer Therapy Finder App, which was made available to 96% of all U.S. oncologists via MedPage Today, a property of Everyday Health, Inc. CollabRx received license fees and a portion of sponsorship revenue associated with the “Oncology Next” webpage on which the Lung Cancer Therapy Finder App was located;

•	Initiated activities related to the development of content resources to be used in conjunction with Life Technologies’ global cancer diagnostics development and its laboratory developed test services business under the terms of a multi-year partnership agreement with Life Technologies Inc. (now a part of Thermo-Fisher Scientific, Inc.); and

•	Began the development of its laboratory product, later named the “Genetic Variant Annotation Service, or GVA”.

During fiscal year 2014, which ended March 31, 2014, CollabRx:

•	Piloted a pre-release version of its GVA Service with two specialty reference labs. Subsequent to the launch of the GVA in August 2013, the Company signed multi-year agreements with Cynvenio Biosystems, Inc. and Quest Diagnostics, Inc.;

•	Formed a Pan Cancer (biomarker-focused) molecular oncology editorial board led by Razelle Kurzrock, M.D., serving as its Chief Editor. Dr. Kurzrock is the Senior Deputy Director for Clinical Science at the Moores Cancer Center at UC San Diego. Dr. Kurzrock leads a distinguished group of physicians from leading institutions on the Pan Cancer editorial board, including from the University of Utah, the University of Texas MD Anderson Cancer Center and the University of Maryland Anderson Cancer Center. The Pan Cancer editorial board is differentiated in that it applies a broad molecular oncology perspective in the identification of biomarkers that are clinically actionable in any cancer type;

•	Formed a Prostate Cancer board led by E. David Crawford, M.D., serving as its Chief Editor. Dr. Crawford is the distinguished Professor of Surgery, Urology, and Radiation Oncology, and head of the Section of Urologic Oncology at the University of Colorado Anschutz Medical Campus. Dr. Crawford leads a distinguished group of physicians from leading institutions such as Yale University, University of Michigan, Cleveland Clinic, Dana-Farber Cancer Institute, and others;

•	Began the development of a Prostate Cancer Therapy Finder, focused initially on neuroendocrine disease;

•	Completed the development of a Metastatic Breast Cancer Therapy Finder under the direction of Hope Rugo, M.D., CollabRx’s Breast Cancer Chief Advisor. Dr. Rugo is co-director of the Breast Oncology Clinical Trials Program and is the principal investigator of several clinical trials testing these treatments. She is a professor of medicine at UCSF; and

•	Initiated a collaboration with the thoracic oncology program at the University of Chicago Medical Center under the direction of Ravi Salgia, MD, PhD, a professor of medicine and vice chair of translational research at the University of Chicago.

To date, in fiscal year 2015, CollabRx, has made significant progress in building a strong base for future revenues and establishing a leadership position among oncologists and pathologists in the rapidly emerging area of clinical genetic testing in cancer, including:

•
Entering into agreements with additional specialty clinical reference laboratories for the GVA Service, including CellNetix Pathology and Laboratories (Seattle, Washington), Genoptix (a Novartis company in Carlsbad, California) and The Jackson Laboratory for Genomic Medicine (Bar Harbor, Maine);

•
Completing an agreement with Affymetrix, an industry leader in genomics analysis, to optimize the use of our GVA Service in connection with Affymetrix’s platforms and other industry platforms for analysis of gene copy number variation (CNV) to inform cancer treatment planning. This significant extension of the GVA database opens up new commercial and clinical research customers for the Company;

•
Launching CancerRx, an innovative mobile app that combines the Company’s groundbreaking and popular Therapy Finder™ decision support tools in oncology with MedPage Today’s oncology-related news feed. During the week following the launch at the American Society of Clinical Oncology (ASCO) meeting in Chicago at the end of May, more than10,000 cancer healthcare professionals downloaded the app to learn about the latest developments in molecular oncology to help inform the care of their patients;

•
Presenting at the ASCO meeting an abstract of a research project done in collaboration with clinical researchers at the University of Chicago Medical Center and University of Wisconsin. The project reinterpreted the findings of several dozen FoundationONE™ reports using the CollabRx GVA to identify new therapeutic options not found in the original reports for a cohort of esophageal cancer patients. This demonstrated the superior database and reporting capability of the GVA when used in planning the treatment of patients with advanced cancer. (FoundationONE™ is a trademark of Foundation Medicine, Inc.); and

•
Appointing Paul Billings MD, PhD, FACP, FACMG to its Board of Directors. Dr. Billings is a nationally recognized expert on genomic and precision medicine.  He is a board-certified internist and clinical geneticist whose career has been devoted to improving patient care by expanding the use of medically relevant genomic technologies in clinical settings, most recently as Chief Medical Officer of Life Technologies, Inc. (acquired by Thermo Fisher Scientific, Inc. Scientific, Inc. in March 2014). Currently, Dr. Billings serves in multiple roles in industry and government, including as Executive Chairman, Melanoma Diagnostics and a director of Trovagene, DecisionQ, and PAX Neuroscience. Dr. Billings currently serves on the Scientific Advisory Board of the FDA, the Genomic Medicine Advisory Committee at the Department of Veterans Affairs, and the National Academy of Sciences Institute of Medicine’s Roundtable on Genomics.

Company Background

CollabRx (f/k/a Tegal) was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Until recently, we designed, manufactured, marketed and serviced specialized systems used primarily in the production of semiconductors and micro-electrical mechanical devices, including integrated circuits, memory devices, sensors, accelerometers and power devices.  Beginning in late 2009, we experienced a sharp decline in revenues resulting from the collapse of the semiconductor capital equipment market and the global financial crisis.  In a series of transactions from 2010 to 2012, we sold the majority of our operating assets and intellectual property portfolio.  During the same time period, our Board of Directors evaluated a number of strategic alternatives, which included the continued operation of the Company as a stand-alone business with a different business plan, a merger with or into another company, a sale of the Company’s remaining assets, and the liquidation or dissolution of the Company.  We investigated opportunities within and outside the semiconductor capital equipment industry and evaluated a number of transactions involving other diversified technology-based companies.  Throughout this process, we developed and refined our criteria for a business combination, with an eventual focus on the healthcare industry, and specifically information technology and services within the healthcare industry.

On July 12, 2012, we completed the acquisition of a private company called CollabRx, Inc. (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of June 29, 2012 (the “Merger Agreement”).  As a result of the Merger, CollabRx became a wholly-owned subsidiary of the Company.

Financial Operations Overview
(In thousands, except per share data)

Comparison of Year Ended March 31, 2014 and 2013

Results of Operations

The following table sets forth certain financial items for the years indicated:

	Year Ended March 31,		Change
	2014	2013	$	%

Revenue	$658	$300	$358	119.3%
Revenue - related party	--	100	(100)	-100.0%
Total revenue	658	400	258	64.5%
Cost of revenue	158	56	102	182.1%
Gross profit	500	344	156	45.3%
Operating expenses:
Engineering	1,714	667	1,046	156.8%
Research and development	284	536	(252)	-47.0%
Sales and marketing	271	257	14	5.4%
General and administrative	1,819	2,979	(1,160)	-38.9%
Total operating expenses	4,088	4,439	(351)	-7.9%
Operating loss	(3,588)	(4,095)	507	-12.4%
Other income, net	40	39	1	2.6%
Loss before income tax benefit	(3,548)	(4,056)	508	-12.5%
Income tax benefit	(79)	(83)	4	-4.8%
Loss from continuing operations	(3,469)	(3,973)	504	-12.7%
Gain on sale of discontinued operations, net of taxes	267	--	267
(Loss) income from discontinued operations, net of taxes	(112)	45	(157)	-348.9%
Net income from discontinued operations, net of taxes	155	45	110	244.4%
Net loss	$(3,314)	$(3,928)	$614	-15.6%

Net loss per share from continuing operations:
Basic and diluted	$(1.77)	$(2.14)
Net income per share from discontinued operations:
Basic and diluted	$0.08	$0.02
Net loss per share:
Basic and diluted	$(1.69)	$(2.12)

Weighted-average shares used in per share computation:
Basic and diluted	1,965	1,856

Revenue

While we have partnership agreements for advertising revenue related to our web-based and mobile applications, we have not yet generated significant revenue from that source.

Immediately prior to the acquisition of CollabRx, our sole source of revenue was from management activities related to Sequel Power.  Sequel Power was a related party.  As of March 31, 2013, we terminated our management services contract with Sequel Power and canceled outstanding warrants in consideration for the forgiveness of related outstanding accounts receivable balance and our interest in Sequel Power.    We are no longer involved in supporting the activities of Sequel Power through our direct management efforts.

Our Therapy Finder™ web-based application serves as an initial user-interface to the underlying knowledge base.  It is available free of charge on our website.  A professional version is offered to registered physicians through MedPage Today, an offering of Everyday Health, Inc.  Our agreement with Everyday Health provides for an annual license fee payable to our company and sharing of sponsorships and advertising revenue generated by Everyday Health.

The Company also provides clinical interpretation of lab results regarding genetic variants present in human tumor biopsies, and these interpretative reports are sold directly to diagnostic labs that perform molecular testing on patients.    Our “Genetic Variant Application” or “GVA” is compiled dynamically by our software platform to provide specific insights to a patient’s diagnostic test results on a test-by-test basis.  The GVA results are provided to laboratories in a variety of forms, including with a front-end user Interface or UI or directly integrated into a customer’s laboratory information management system or LIMS.   We deliver the GVA product via a cloud-based variation on a SaaS business model, and we receive payment directly from the diagnostic laboratory, typically on a per-test basis.

The Company also provides specific customer data reports which are not accessible through usage-based or subscription service arrangements to be a separate deliverable, as in the case with Life Technologies.  We do not allow these reports to be re-sold and we do not offer a right of return once the report is delivered.

Revenue for fiscal year 2014 increased by $358 to $658 compared 300 for to fiscal year 2013.  The increase relates to our acquisition of CollabRx and the generation of revenue in connection with commercial agreements.

As a percentage of total revenue for both the fiscal years 2014 and 2013, international sales were 0%.  We expect our international sales will account for a significant portion of future revenue once our commercialization activities become more widely accepted.

Gross Profit

Gross profit for the year ended March 31, 2014 increased $156 to $500 from our gross profit of $344 for the year ended March 31, 2013. The increase in our gross profit for the year ended March 31, 2014 was generated by the continuing initial commercialization activities of CollabRx represented by agreements with Life Technologies, Inc. and Everyday Health, Inc. and new customers.

Our gross profit margin for the year ended March 31, 2014 was 76% and primarily reflects the amortization of our product specific software, which was included in the CollabRx merger.  Our gross margin for the year ended March 31, 2013 was 86%, as 25% of revenues in that period were management services revenues and no costs were incurred to record this revenue.

At the present time our core operations consist of the development and commercial application of the CollabRx technology and content.  We offer cloud-based expert systems that provide clinically relevant interpretive knowledge to institutions, physicians, researchers and patients for genomics-based medicine in cancer.

Engineering

Following the acquisition of CollabRx, engineering expenses consist primarily of salaries.  Our engineering expenses increased to $1,714 in fiscal 2014 from $667 in fiscal 2013, and resulted from the CollabRx acquisition and the employees retained for those operations.  A portion of certain employee related engineering expenses are re-categorized from engineering to research and development.  (See “Research and Development” below.)  The increase in engineering expenses in fiscal year 2014 compared to fiscal year 2013 reflected compensation paid to scientists and engineers that became our employees in connection with the CollabRx acquisition, effective July 12, 2012, as well as additional hires since the acquisition date.   The increase was due primarily to salary and stock compensation expense as the Company had only three quarters of engineering expenses in fiscal year 2013 compared to four quarters of Engineering expenses in fiscal year 2014.   In addition, the change reflects increases in recruiting, rent and subscription expenses.

Prior to the CollabRx acquisition, the Company had exited from our core historical Deep Reactive Ionic Etching (“DRIE”) operations.

Research and Development

We define “engineering” as those development activities that are related to products, content or services which have been offered for sale or for which we have been paid.  We define research and development (“R&D”) as those development activities which are not related to products which have been offered for sale or for which we have been paid.

The efforts of our engineering group include supporting existing product offerings as well as developing future product offerings.  We have segregated these expenses and reported expenses that make up the total R&D expenses for fiscal years 2014 and 2013, respectively.

We include all of those employees who work both on engineering activities and R&D activities in the headcount within engineering and allocate the expense to R&D, as categorized above.  The efforts of the engineering group include supporting existing product offerings as well as developing future product offerings.  Consequently, such expenses are segregated.  The decrease in R&D expenses of $252 in fiscal year 2014 compared to fiscal year 2013 is related to the efforts of engineering being directed to supporting new customer offerings.

As a result of the sale of the Company’s DRIE related assets, and in accordance with generally accepted accounting principles, the DRIE business operation, including related and ongoing minor R&D expenses, have all been reclassified to discontinued operations.  For the fiscal years ended March 31, 2014 and 2013, respectively, the Company’s discontinued R&D expenses related to the NLD product line, the assets of which were held for sale and subsequently sold to third parties, were included in discontinued operations.

For the fiscal year ended March 31, 2014, we had no employees dedicated to R&D.  A former employee was responsible, on a contract basis, for managing the activities related to the sale of our intellectual property.  The Company sold the last of its patents in the fiscal year 2014 and has no other intellectual property related to discontinued operations.

Sales and Marketing

With the acquisition of CollabRx, our sales and marketing expenses increased and consist primarily of salaries.  Our sales and marketing expenses increased to $271 in fiscal 2014 from $257 in fiscal 2013.    The increase was due primarily to salary and stock compensation expense as the Company had only three quarters of sales and marketing expenses in Sales and Marketing in fiscal year 2013 compared to four quarters in fiscal year 2014.   The increase in salary and stock compensation expense was offset by a decrease in outside services.

General and Administrative

General and administrative expenses consist of salaries, legal, accounting and related administrative services and expenses associated with general management, finance, information systems, human resources and investor relations activities.  General and administrative expenses decreased to $1,819 in fiscal year 2014 compared to $2,979 for fiscal year 2013.  The decrease was due primarily to the acquisition costs and cash bonuses for key employees paid in the prior year.  Acquisition costs related to CollabRx included expenses for legal, accounting and consulting services.

Unconsolidated Affiliate

On March 31, 2013, Sequel Power irrevocably assigned and transferred unto the Company for cancelation the balance of its Warrants representing the right to purchase 44,578 shares of the Company’s common stock.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners and its 25% ownership interest in Sequel Power. In addition, effective March 31, 2013, the Company terminated its management services agreement with Sequel Power.

Other Income (Expense), net

Other income (expense), net consists of the change in fair value of the common stock warrant liability, the interest earned on our NanoVibronix investment, and the interest accrued on our promissory note payable.

Discontinued Operations

Discontinued operations consists of interest income from accounts related to discontinued operations, gains and losses on the disposal of fixed assets of discontinued operations, and gains and losses on foreign exchange, as well as the reclassification of net expenses associated with our exit from our historical core operations.

During fiscal 2014, we recognized $365 from the sale of the last of our NLD patents.  As these assets were internally developed, there was a corresponding zero book value.  The NLD revenue was offset by related expenses of $98, resulting in a net gain, net of taxes, of $267.  With this sale, the Company has no other intellectual property related to discontinued operations.   Discontinued operations also included expenses related to the final closing of former foreign subsidiaries.   In fiscal 2014, the Company recognized a reclassification out of accumulated other comprehensive loss and into Loss from Discontinued Operations, net of taxes.  The reclassification is related to the recognition of a non-cash loss of $142 from the of foreign exchange differences from its former Tegal foreign subsidiaries, primarily as a result of the final closing of the former Tegal German subsidiary.   The Company received permission to close the German subsidiary in June 2013.  No further audits or reviews are anticipated by foreign taxing authorities.  The Company also recognized a cash gain of $20 in discontinued operations as a result of final closing of bank accounts in its Italian subsidiary and a federal tax refund regarding discontinued operations, and a net $4 non cash gain related to the write off of discontinued assets and liabilities in its foreign subsidiaries.   An $8 tax refund from Sonoma county related to an unsecured property tax refund for 2010/2011 was also recognized in discontinued operations.

In fiscal 2013, discontinued operations included a gain resulting from the net settlement of legal expenses related to closing a foreign subsidiary (for which a higher amount of legal expense had been accrued in the prior fiscal year), offset by R&D expenses included in discontinued operations.

Total revenue from discontinued operations for fiscal years 2014 and 2013 was $0.  The total income from discontinued operations, including income tax expense, was $155 and $45, for the same years, respectively.

        The Company did not record any severance charges for either fiscal year 2014 or fiscal year 2013.  We had no outstanding severance liability as of March 31, 2014.

Income Taxes

As a result of the stock purchase of CollabRx during the fiscal year ended March 31, 2013, we had no tax basis in the intangible assets acquired.  During the twelve months ended March 31, 2013, we recognized $83 in tax benefit as a result of this difference.  During the year ended March 31, 2014, we recognized $81 in tax benefit as a result of this difference.

During the year ended March 31, 2014, there was no income tax expense or benefit for federal and state income taxes reflected in our consolidated statements of operations due to our net loss and a valuation allowance on the resulting deferred tax asset.

 In each fiscal 2014 and 2013, our effective tax rate was (2%).

As of March 31, 2014, the Company had net operating loss carryforwards of approximately $121.5 million and $65.2 million for federal and state tax purposes, respectively.  The federal net operating loss carryforward will begin to expire in the year ending March 31, 2020 and the state of California net operating loss carryforward began to expire in the year ended March 31, 2013.  As of  March 31, 2014, the Company also had research and experimentation credit carryforwards of $1.4 million and $0.9 million for federal and state income tax purposes, respectively.  A portion of the federal credit began to expire in the year ended March 31, 2012 and the state of California will never expire under current law.   Net operating loss carryforwards and R&D credits can only offset 90% of state taxable income.

As of March 31, 2013, the Company had net operating loss carryforwards of approximately $111.8 million and $64.9 million for federal and state tax purposes, respectively.  The federal net operating loss carryforward will begin to expire in the year ended March 31, 2020 and the state of California net operating loss carryforward began to expire in the year ended March 31, 2013.  At March 31, 2013, the Company also had research and experimentation credit carryforwards of $1.3 million and $0.8 million for federal and state income tax purposes, respectively.  A portion of the federal credit began to expire in the year ended March 31, 2012 and the state of California will never expire under current law.   Net operating loss carryforwards and R&D credits can only offset 90% of taxable income.

Comparison of the Three and Six Months Ended September 30, 2014 and 2013

Results of Operations

      The following table sets forth certain financial items for the periods indicated:

(in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014**	2013**	2014**	2013**

Revenue	$176	$251	$240	$521
Cost of revenue	18	18	36	36
Gross profit	158	233	204	485
Operating expenses:
Engineering	539	516	1,081	748
Research and development	32	31	82	205
Sales and marketing	73	73	153	140
General and administrative	553	485	1,197	974
Total operating expenses	1,197	1,105	2,513	2,067
Operating loss	(1,039)	(872)	(2,309)	(1,582)
Other income, net	2	16	9	26
Loss before income tax benefit	(1,037)	(856)	(2,300)	(1,556)
Income tax benefit, net	(21)	(20)	(36)	(41)
Loss from continuing operations	(1,016)	(836)	(2,264)	(1,515)
Gain on sale of discontinued operations, net of taxes	--	267	--	267
Income/(loss) from discontinued operations, net of taxes	--	6	--	(112)
Net income from discontinued operations, net of taxes	--	273	--	155
Net loss	$(1,016)	$(563)	$(2,264)	$(1,360)

Net loss per share from continuing operations:
Basic and diluted	$(0.35)	$(0.43)	$(1.01)	$(0.78)
Net income per share from discontinued operations:
Basic and diluted	$-	$0.14	$-	$0.08
Net loss per share:
Basic and diluted	$(0.35)	$(0.29)	$(1.01)	$(0.70)

Weighted-average shares used in per share computation:
Basic and diluted	2,929	1,953	2,245	1,953

** Unaudited

Revenue

Revenue for the three and six month periods ended September 30, 2014 decreased by $75 and $281, respectively, compared to the three and six month periods ended September 30, 2013.   Revenues in fiscal 2014 were derived primarily from the Company’s first multiple-element arrangement with a strategic customer.  This arrangement began in fiscal year 2013 and expired in fiscal year 2014.  Revenues in fiscal 2015 were derived from multiple customer SaaS service agreements, a royalty agreement, advertising revenues and testing fees.

As a percentage of total revenue for the three and six months ended September 30, 2014, international sales were an immaterial portion of total revenues.   As a percentage of total revenue for the three and six months ended September 30, 2013, international sales were 0%.

Gross Profit

Gross profit for the three and six months ended September 30, 2014 decreased $75 and $281, respectively, compared to the three and six months ended September 30, 2013. Our gross profit reflects the amortization of the Company’s product specific software, which was included in the CollabRx acquisition.  Any engineering expenses related to revenue are also included in cost of revenue.  For the three and six months ended September 30, 2014 and 2013, respectively, there were no additional engineering expenses included in cost of revenue.

Our gross margins for the three and six months ended September 30, 2014 were 89.8% and 85.0%, respectively.  Our gross margins for the three and six months ended September 30, 2013 was 92.8% and 93.1% respectively.  These periods included revenue solely derived from our genomics based information products.  The amortization of acquired software is included in cost of goods.

Engineering

Engineering expenses consist primarily of salaries, and those salaries and related expenses are assigned to either Engineering or R&D based on the specific projects that the staff is working on during the quarter.  The increase in Engineering expense of $23 and $333 for the three and six months ended September 30, 2014, compared to the same period in 2013, reflected higher employee related expenses due to additional headcount and a greater level of effort focused on existing products than on products that had not yet been offered for sale.

Research and Development

The increase of R&D expense of $1 and the decrease of $123 for the three and six month periods ended September 30, 2014, respectively, compared to the same periods in 2013 reflects the focus of development activities on products offered for sale, as opposed to those that may be offered in the future.  The launch of the Genetic Variant Annotation Service in August 2013 significantly lowered the amount of effort being devoted to future products.  Extensions or improvements to the Therapy Finders, CancerRx mobile app and the GVA, along with fee-for-service development activities are all assigned as Engineering expenses rather than R&D.

Sales and Marketing

 Sales and marketing expenses consist primarily of salaries.  For the three months ended September 30, 2014 and 2013, respectively, sales and marketing expenses were flat.  For the six months ended September 30, 2014 and 2013, respectively, the increase of $13 resulted primarily from increased expenses related to medical conference attendance.

General and Administrative

The increase in general and administrative expenses of $68 and $233 for the three and six month periods ended September 30, 2014, compared to the same period in 2013 was due primarily to higher expenses related to consultants, investor relations and presentations, as well as higher expenses for director compensation, stock compensation expense and corporate taxes.

Other Income, net

Other income, net primarily consists of the interest earned on our NanoVibronix investment.

Income Taxes

As a result of the acquisition of CollabRx by stock purchase, the Company had no tax basis in the intangible assets acquired.  During the three and six months ended September 30, 2014, the Company recognized $21 and $41 in each period, respectively, in tax benefit as a result of this difference.  The Company also recognized $20 and $41 in each of three and six month periods ended September 30, 2013 in tax benefit as a result of this difference.

Due to our net loss and the aforementioned valuation allowance on the resulting deferred tax asset, the Company recognized no federal or state income taxes in our condensed consolidated statements of operations for the three and six months ended September 30, 2014 and 2013, respectively.

The Company did however recognize $5 for city taxes and the annual minimum amount due for state income taxes in the six months ended September 30, 2014.

As of March 31, 2014, the Company had net operating loss carryforwards of approximately $121.5 million and $65.2 million for federal and state tax purposes, respectively.  The federal net operating loss carryforward will begin to expire in the year ending March 31, 2020 and the state of California net operating loss carryforward began to expire in the year ended March 31, 2013.  As of March 31, 2014, the Company also had research and experimentation credit carryforwards of $1.4 million and $0.9 million for federal and state income tax purposes, respectively.  A portion of the federal credit began to expire in the year ended March 31, 2012 and the state of California will never expire under current law.   Net operating loss carryforwards and R&D credits can only offset 90% of taxable state income.

Discontinued Operations

The Company no longer has any assets or liabilities associated with discontinued operations as of the end of fiscal year 2014.

In the six months ended September 30, 2013, the Company completed the final closing of bank accounts in its Italian subsidiary.  It also recognized a net $4 non cash gain related to the write off of discontinued assets and liabilities in its foreign subsidiaries, and recognized a reclassification out of accumulated other comprehensive loss and into Loss from Discontinued Operations, net of taxes.  The reclassification is related to the recognition of a non-cash loss of $142 from the of foreign exchange differences from its former Tegal foreign subsidiaries, primarily as a result of the final closing of the former Tegal German subsidiary.   The Company received permission to close the German subsidiary in June 2013.  No further audits or reviews are anticipated by foreign taxing authorities.

With the closure of the former Tegal’s foreign subsidiaries and the sale of the Company’s last two patent lots in fiscal year 2014, the Company has no other activities or assets related to discontinued operations.

Contractual Obligations

The following summarizes our contractual obligations as of September 30, 2014, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in thousands).

Contractual obligations:	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Promissory note payable	$500	$167	$333	$-	$-
Interest due on convertible promissory note payable	71	41	30	-	-
Non-cancelable operating lease obligations	371	125	246	-	-
Total contractual cash obligations	$942	$333	$609	$-	$-

Most leases provide for the Company to pay real estate taxes and other maintenance expenses. Rent expense for operating leases related to discontinued operations, net of sublease income, was $0 for the periods presented.  Rent expense for operating leases related to continuing operations was $33 and $65 for the three and six month periods ended September 30, 2014, respectively.   Rent expense for operating leases related to continuing operations was $32 and $73 for the three and six month periods ended September 30, 2013, respectively.  The Company has no sublease income for the periods presented.

Certain of our past sales contracts included provisions under which customers would be indemnified by us in the event of, among other things, a third party claim against the customer for intellectual property rights infringement related to our products. There are no limitations on the maximum potential future payments under these guarantees. We have accrued no amounts in relation to these provisions as no such claims have been made, and we believe we have valid, enforceable rights to the intellectual property embedded in our products.

In addition to the non-cancelable operation lease obligations above, as part of the CollabRx acquisition, we assumed $500 of existing CollabRx indebtedness through the issuance of promissory notes.  The principal amount of the promissory notes is payable in equal installments on the third, fourth and fifth anniversaries of the closing date of the Merger, along with the accrued but unpaid interest as of such dates.

Liquidity and Capital Resources

For the six months ended September 30, 2014 and the fiscal year ended March 31, 2014, we financed our operations from existing cash on hand and the net proceeds from the sale of discontinued assets, as disclosed in prior filings, and the net proceeds raised from an underwritten public offering which closed on June 25, 2014.  Net cash used in operating activities during the six months ended September 30, 2014 was $1,649.  The primary changes in our cash flow statement for the six months ended September 30, 2014 compared to the corresponding period in the prior fiscal year were due to our net loss of $2,264, partially offset by changes in stock-based compensation expense, amortization of intangibles, deferred financing expenses of the Company’s recent round of new financing and changes in accounts receivable.  Net cash used in operating activities during the six months ended September 30, 2013 was $1,237, due primarily to our net loss of $1,360 and changes in assets and liabilities of discontinued operations, partially offset by stock compensation expense and amortization of intangibles.

The condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. We incurred net losses of $2,264 and $1,360 for the six months ended September 30, 2014 and 2013, respectively.  We believe that our existing cash will be adequate to fund our operations only through December 31, 2014.

On June 25, 2014, the Company closed an underwritten public offering of 913,500 shares of its common stock, offered at a public offering price of $2.00 per share. Gross proceeds to CollabRx from this offering were $1,827 before deducting the underwriting discount and other estimated offering expenses payable by CollabRx. CollabRx has used the net proceeds from the offering for general corporate purposes, including development of our products and services, general and administrative expenses and working capital.  Aegis Capital Corp. acted as the sole book-running manager for the offering.  In addition to the offering of 913,500 shares of common stock, 27,405 warrants to purchase shares of common stock were issued in connection with this offering.  These warrants have an exercise price of $2.50 per share and are not exercisable until June 24, 2015 and expire June 24, 2020.  Such securities could potentially dilute earnings per share in future periods.  Previously deferred financing expenses incurred to raise equity capital related to financing transactions prior to the completion of the financing, as well as other related expenses incurred in the current period, were recognized in the current period and offset the gross proceeds raised.   Total underwriting discount and financing expenses were $480.  The Company netted $1,347 after underwriting expenses.

The Company also received $23 from the sale of 7,101 shares through an at-the-market financing facility through Cantor Fitzgerald.

Without additional capital, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.  We believe that our existing cash and cash equivalents will be adequate to fund the Company’s operations requirements and obligations only through December 31, 2014.

Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs primarily through proceeds from equity financings and collaborative agreements with strategic partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows.  However, the perception that we may not be able to continue as a going concern may cause others to choose not to pursue a business relationship with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

While CollabRx, Inc. will form the core of our business and operations going forward, we cannot assure you that we will be successful in pursuing our strategic initiative in CollabRx.  It is not possible to predict when our business and results of operations will improve.  In consideration of these circumstances, the Company may be forced to consider a merger with another company or the liquidation or dissolution of the Company, including through a bankruptcy proceeding.  If we were to liquidate or dissolve the Company through or outside of a bankruptcy proceeding, you could lose all of your investment in the Company’s common stock and warrants.

The Company’s investing activities consisted primarily of furniture purchases for additional staff.

Cash Flows

       The following table sets forth the primary sources and uses of cash for each of the periods set forth below (in thousands):

	Year Ended March 31,		Six Months Ended September 30,
	2014*	2013*	2014**	2013**
Cash flows provided by (used in):
Operating Activities	(2,593)	(3,838)	(1,649)	(1,237)
Investing Activities	(22)	57	(17)	(11)
Financing Activities	6	-	1,370	-
Net decrease in cash and cash equivalents	(2,609)	(3,781)	(296)	(1,248)

*  Derived from the Company’s audited financial statements
**   Unaudited

Operating Activities:       Net cash used in operating activities in all periods presented resulted primarily from our net losses.  These losses were adjusted for non-cash charges and changes in components of working capital.

The net cash used in operating activities during fiscal year 2014 was $2,593.  The primary changes in our cash flow statement for fiscal year 2014 were due to our net loss of $3,314, partially offset by stock compensation expense,  amortization expense, and the recognition of a non-cash loss of foreign exchange differences in the amount $142 from former subsidiaries related to discontinued operations.

The net cash used in operating activities was $3,838 for the year ended March 31, 2013, and consisted primarily of a net loss of $3,928, and stock compensation expense, partially offset by a VAT refund related to the discontinued operations in our former French subsidiary in the amount of 312 Euros.

The net cash used in operating activities during the six months ended September 30, 2014 was $1,649.  The primary changes in our cash flow statement for the six months ended September 30, 2014 compared to the corresponding period in the prior fiscal year were due to our net loss of $2,264, partially offset by changes in stock compensation expense, amortization of intangibles, deferred financing expenses of the Company’s recent round of new financing and changes in accounts receivable.

The net cash used in operating activities was $1,237 for the six months ended September 30, 2013. The primary changes in our cash flow statement for the six months ended September 30, 2013 compared to the corresponding period in the prior fiscal year were due our net loss of $1,360 and changes in assets and liabilities of discontinued operations, partially offset by stock compensation expense and amortization of intangibles.

Investing Activities:    Net cash (used in) provided by investing activities for the fiscal years ended March 31, 2014 and 2013 was ($22) and $57, respectively.  Net cash used in fiscal 2014 was related to the acquisition of property and equipment, primarily computer equipment.  Net cash provided by investing activities in fiscal 2013 was primarily consisted primarily of cash received from the CollabRx acquisition, offset by the issuance of a note receivable, also related to the CollabRx acquisition and the purchase of equipment.

For the six months ended September 30, 2014, net cash used in investing activities was $17 and consisted primarily of the purchase of furniture.  For the six months ended September 30, 2013, net cash used in investing activities was $11 and consisted of the purchase of the equipment.

Financing Activities:    On June 25, 2014, the Company closed an underwritten public offering of 913,500 shares of its common stock, offered at a public offering price of $2.00 per share. The Company netted $1,347 after underwriting expenses of $480.   CollabRx used the net proceeds from the offering for general corporate purposes, including development of their products and services, general and administrative expenses and working capital.  Aegis Capital Corp. acted as the sole book-running manager for the offering, In addition to the offering of 913,500 shares of common stock, 27,405 warrants to purchase shares of common stock were issued in connection with this offering.  These warrants have an exercise price of $2.50 per share and are not exercisable until June 24, 2015 and expire June 24, 2020.  Such securities could potentially dilute earnings per share in future periods.  Previously deferred financing expenses incurred to raise equity capital related to financing transactions prior to the completion of the financing, as well as other related expenses incurred in the current period, were recognized in the current period and offset the gross proceeds raised.

The Company also received $23 from the sale of 7,101 shares through an at-the-market financing facility through Cantor Fitzgerald in the current fiscal year.

Net cash provided by financing activities totaled $6 in fiscal year 2014.  Cash provided in fiscal 2014 was related to the sale of stock from an at market distribution plan (At Market Distribution Plan 2014) as a result of the Company’s filing of an S-3 in its third quarter of fiscal year 2014.

Net cash provided by financing activities for the fiscal year ended March 31, 2013, as well as the six months ended September 30, 2013, respectively, was zero.  The Company engaged in no financing activities in these periods.

Operating Capital Requirements

We expect to incur additional operating losses in the near future and our operating expenses will increase as we continue to expand our marketing efforts to drive market adoption of CollabRx products and develop new product offerings. Our liquidity requirements have and will continue to consist of sales and marketing expenses, engineering, research and development expenses, and general corporate expenses.

As CollabRx continues to commercialize its products, we anticipate that our research and development expenditure requirements will also increase in order to expand our product suite and provide access through different technologies.  We expect that we will use a portion of the net proceeds of this offering, in combination with our existing cash and cash equivalents, for these purposes. The amount by which we increase our sales and marketing expenses and research and development expenses will be dependent upon the net proceeds of this offering and cannot currently be estimated. We expect that our planned expenditures will be funded from our ongoing operations, as well as from the net proceeds of this offering. We believe that our existing cash and cash equivalents will be adequate to fund the Company’s operations requirements and obligations only through December 31, 2014.  We may consider raising additional capital to expand our business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons. In the future, we expect our operating and capital expenditures to increase as we increase our headcount, expand our marketing and sales activities and continue to invest in new product offerings. As CollabRx revenue grows, we expect our accounts receivable balance to increase. Any increase in accounts payable and accrued expenses may not be completely offset by increases in accounts receivable, which could result in greater working capital requirements.

If our available cash balances, net proceeds from this offering, and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements including because of lower demand for our products or other risks described in this prospectus, we may seek to sell common or preferred equity or convertible debt securities, enter into an additional credit facility or another form of third-party funding, or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available on reasonable terms, or at all.

These estimates are forward-looking statements and involve risks and uncertainties and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the section “Risk Factors” of this prospectus. We have based our estimates on assumptions that may prove to be wrong and we could utilize our available capital resources sooner than we currently expect. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition, and results of operations could be materially adversely affected.

Net Operating Loss Carryforwards

The Company analyzes the valuation of its deferred tax assets annually.   The deferred tax asset valuation allowance as of March 31, 2014 is attributed to U.S. federal, and state deferred tax assets, which result primarily from future deductible accruals, net operating loss carryforwards, and tax credit carryforwards. We believe that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding our ability to realize the deferred tax assets such that a full valuation allowance has been recorded. These factors include our history of losses, and the lack of carryback capacity to realize deferred tax assets.

In accordance with Section 382 of the Internal Revenue Code, the amounts of and benefits from net operating loss and tax credit carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses or credits that we may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three year period.

We recognize interest and penalties related to uncertain tax positions in income tax expense. Income tax expense for the year ended March 31, 2014 includes no interest. As of March 31, 2014, we have no accrued interest and penalties related to uncertain tax positions.

Components of loss from continuing operations before income tax benefit is attributed to the following geographic locations for the years ended March 31, 2014 and 2013 (in thousands):

Year ended March 31,	2014	2013

Domestic	$(3,548)	$(4,056)
Foreign	-	-
Loss from continuing operations before income tax benefit	$(3,548)	$(4,056)

Components of income tax expense (benefit) for the years ended March 31, 2014 and 2013 consisted of the following (in thousands):

Year ended March 31,	2014	2013

Current:
U.S. Federal	$-	$-
State and Local	2	-
Foreign (credit)	-	-
Total current tax expense (benefit)	2	-
Deferred
U.S. Federal	(81)	(83)
State and Local	-	-
Foreign (credit)	-	-
Total deferred tax expense	(81)	(83)

Total income tax expense (benefit)	$(79)	$(83)

The income tax expense (benefit) for the years ended March 31, 2014 and 2013 differed from the amounts computed by applying the statutory U.S. federal income tax rate as  follows (in thousands):

Year ended March 31,	2014	2013

Federal tax expense (benefit) at U.S. Statutory Rate	$(1,126)	$(1,335)
State tax expense (benefit) net of federal tax effect	(193)	(246)
Change in valuation allowance	1,196	4,572
Tax effect of acquired net operating loss carryforwards	-	(3,123)
Foreign SubF Germany	251	-
Amortization of deferred tax liability	(81)	(83)
Other items	(126)	132
Total income tax benefit	$(79)	$(83)

Components of deferred taxes are as follows (in thousands):

Year ended March 31,	2014	2013

Deferred tax assets:
Deferred revenue	$48	$-
Accruals, reserves and other	1,932	1,616
Net operating loss carryforwards	45,142	44,404
Credit carryforward	2,397	2,380
Capitalized research and development costs	299	299
Other	5	9

Gross deferred tax assets	49,823	48,708
Valuation allowance	(49,823)	(48,708)
Net deferred tax asset	$-	$-

Deferred tax liability:
Intangible assets	$(500)	$(581)

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Taxes”, (ASC Topic 740), on January 1, 2007. As a result of the implementation of ASC Topic 740, the Company did not recognize any adjustment to the liability for uncertain tax positions and therefore did not record any adjustment to the beginning balance of accumulated deficit on the consolidated balance sheet. As of the date of adoption, the Company recorded a $1.4 million reduction to deferred tax assets for unrecognized tax benefits, all of which is currently offset by a full valuation allowance and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet at that time.

Tabular Reconciliation of Unrecognized Tax Benefits (in thousands)

Ending Balance as of March 31, 2012	$833
Increase/(Decrease) of unrecognized tax benefits taken in prior years	-
Increase/(Decrease) of unrecognized tax benefits related to current year	2
Increase/(Decrease) of unrecognized tax benefits related to settlements	-
Reductions to unrecognized tax benefits related to lapsing statute of limitations	(13)
Ending Balance as of March 31, 2013	822
Increase/(Decrease) of unrecognized tax benefits taken in prior years	-
Increase/(Decrease) of unrecognized tax benefits related to current year	77
Increase/(Decrease) of unrecognized tax benefits related to settlements	-
Reductions to unrecognized tax benefits related to lapsing statute of limitations	-
Ending Balance as of March 31, 2014	$899

There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

Because the statute of limitations does not expire until after the net operating loss and credit carryforwards are actually used, the statues are still open on fiscal years ended March 31, 1995 forward for federal purposes, and for fiscal years ended March 31, 2003 forward for state purposes.  For the years prior to March 31, 2010 for federal purposes and prior to March 31, 2009 for state purposes, any adjustments would be limited to reduction in the net operating loss and credit carryforwards.

Total interest and penalties included in the statement of operations for the year ended March 31, 2014 is zero.  It is the Company’s policy to include interest and penalties related to uncertain tax positions in tax expense.

We have recorded no net deferred tax assets for the years ended March 31, 2014 and 2013, respectively.  The Company has provided a valuation allowance of $49.8 million and $48.7 million as of March 31, 2014 and 2013, respectively.  The valuation allowance fully reserves all net operating loss carryforwards, credits and non-deductible accruals and reserves, for which realization of future benefit is uncertain.  The realization of net operating losses may be limited due to change of ownership rules.  The valuation allowance increased by $1.1 million in fiscal 2014 and increased by $4.8 million during fiscal 2013.

As of March 31, 2014, the Company has net operating loss carryforwards of approximately $121.5 million and $65.2 million for federal and state tax purposes, respectively.  The federal net operating loss carryforward will begin to expire in the year ended March 31, 2020 and the state of California began expiring as of March 31, 2013.

As of March 31, 2014, the Company also has research and experimentation credit carryforwards of $1.4 million and $0.9 million for federal and state income tax purposes, respectively.  A portion of the federal credit began to expire in the year ended March 31, 2012 and the state of California will never expire under current law.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation during a certain time period.  In the event the Company had incurred a change in ownership, utilization of the carryforwards could be significantly restricted

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts.

Quantitative and Qualitative Market Risk Disclosure

We are exposed to market risks in the ordinary course of our business.  Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.  Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates.

Foreign Currency Exchange Risk

As of March 31, 2014 and 2013, all of our investments were classified as cash equivalents in the consolidated balance sheets.  Our investment portfolio at fiscal 2014 and fiscal 2013 was comprised of money market funds.  With the sale of the DRIE related assets and the closure of the Tegal France subsidiary, our exposure to foreign currency fluctuations has been mostly eliminated.  For the fiscal years ended March 31, 2014, and 2013, fluctuations of the U.S. dollar in relation to the Euro were immaterial to our financial statements.

Changes in the exchange rate between the Euro and the U.S. dollar are currently immaterial to our operating results. Exposure to foreign currency exchange rate risk may increase over time as our business evolves.  We expect that sales in international markets may account for a significant portion of any future revenue, as the Company plans to market to customers located outside the United States.

Periodically, the Company would enter into foreign exchange contracts to sell Euros, which are used to hedge a sales transaction in which costs were denominated in U.S. dollars and the related revenue was generated in Euros.  As of March 31, 2014, there were no outstanding foreign exchange contracts.

Interest Rate Risk

We are only marginally exposed to interest rate risk through interest earned on money market funds. Interest rates that may affect these items in the future will depend on market conditions and may differ from the rates we have experienced in the past. We do not hold or issue derivatives, commodity instruments or other financial instruments for trading purposes.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, intangible and long lived assets, accrued expenses, and deferred taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We prepare the condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) which requires management to make certain estimates, judgments and assumptions that affect the reported amounts in the accompanying condensed consolidated financial statements, disclosure of contingent assets and liabilities and related footnotes.  Accounting and disclosure decisions with respect to material transactions that are subject to significant management judgment or estimates include but are not limited to revenue recognition, accounting for stock-based compensation, accounts for receivables and allowance for doubtful accounts and impairment of long-lived assets.  Actual results may differ from these estimates under different assumptions or conditions.  Critical accounting policies are defined as those that are required for management to make estimates, judgments and assumptions giving due consideration to materiality, in certain circumstances that affect amounts reported in the condensed, consolidated financial statements, and potentially result in materially different results under different conditions and assumptions.  We based these estimates and assumptions on historical experience and evaluate them on an on-going basis to help ensure they remain reasonable under current conditions.  Actual results could differ from those estimates.  During the twelve months ended March 31, 2014, there were no significant changes to the critical accounting policies and estimates discussed in the Company’s 2014 Annual Report on Form 10-K.   During the six months ended September 30, 2014, there were no significant changes to the critical accounting policies and estimates discussed in the Company’s fiscal year 2015 Quarterly Report on Form 10-Q filed on August 14, 2014.

We believe the following critical accounting policies are the most significant to the presentation of our consolidated financial statements:

Revenue Recognition

We derive revenues under multiple arrangements with different customers, depending on specific contractual arrangements, and each contract sale of our interpretive data is evaluated individually in regard to revenue recognition. Our service-based products are sold under an arrangement that requires customers to pay one-time set-up fees, maintenance fees and per-test fees. We recognize the one-time set-up fees upon contract signing which corresponds to the period in which the set-up is performed. The maintenance fees are recognized ratably over the contract period and the per-test fees are recognized as they are incurred and billed. Customers generally enter into one-year renewable annual contracts. However, since most of our existing contracts have been entered into during the past year, we are not yet able to assess the rate at which customers will renew their contracts.

In general, we believe that over time the per-test fees will represent the largest source of revenue in this arrangement. However, since the field is newly emerging and our customers are unable to forecast test volume, it is not possible to determine in advance what proportion of the total revenue may eventually be represented by such per-test fees, so the initial recognized revenues are not a reliable metric for determining the overall value of a customer contract.

We have integrated in our evaluation the related guidance included in Accounting Standards Codification (“ASC”) Topic 605 – “Revenue Recognition”. We recognized revenue when persuasive evidence of an arrangement exists, the seller’s price is fixed or determinable and collectability is reasonably assured. For arrangements that include multiple deliverables, we identify separate units of accounting based on the guidance under ASC 605-25 “Multiple Element Arrangements”, which provides that revenue arrangements with multiple deliverables should be divided into separate units of accounting, if certain criteria are met. The consideration of the arrangement is allocated to the separate units of accounting using the relative selling price method. Applicable revenue recognition criteria are considered separately for each separate unit of accounting. We assess the ability to separate multiple deliverables in accordance with the relevant accounting literature.

Often in the past we have received specific customer requests for additional features and/or content in our products. On such occasions we have charged for “customized” content or services on a fee-for-service basis. These services include the assembly and delivery of portions of our content in discrete lots, customizing user interfaces to specific user requirements, or expansion of our database to include data not previously covered. We expect to continue to offer such fee-for-service contracts in the future, since the field is rapidly changing, and customer requirements are evolving.

Revenue from such contracts is recognized primarily under the percentage of completion method. Under this method we recognize estimated contract revenue and resulting income based on costs incurred to date as a percentage of the total estimated costs as we consider this model to best reflect the economics of these contracts. In such contracts, the Company’s efforts, measured by staff time expended, typically represents the contractual milestones or output measure.

Deferred revenues consist of revenues billed or received that will be recognized in the future under contracts existing at the balance sheet date.

Accounts Receivable – Allowance for Doubtful Accounts

For fiscal years 2014 and 2013, and as of September 30, 2014, the Company had zero reserves for potential credit losses as such risk was determined to be immaterial. The Company does not currently maintain an allowance for doubtful accounts receivable for potential estimated losses resulting from the inability of the Company’s customers to make required payments.  The Company believes no such reserve is currently required.  The Company had zero write-offs during fiscal years 2014 and 2013 and the three months ended September 30, 2014.  The Company reviews the estimated risk of current customers’ inability to make payments on a quarterly basis to determine if any amount is uncollectible.

Fair Value Measurements

We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and we consider what assumptions market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.   The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

•	Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

•	Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Our financial instruments consist primarily of money market funds.  At March 31, 2014, all of our current assets in financial instruments investments were classified as cash equivalents in the consolidated balance sheet. The investment portfolio at March 31, 2014 was comprised of money market funds.   Our cash equivalents total $1,430 as of March 31, 2014.  The carrying amounts of our cash equivalents are valued using Level 1 inputs.  The Company uses the Black-Scholes option pricing model as its method of valuation for warrants that are subject warrant liability accounting.  The determination of the fair value as of the reporting date is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables which could provide differing variables.  These variables include, but are not limited to, expected stock price volatility over the term of the security and risk free interest rate.  In addition, the Black-Scholes option pricing model requires the input of an expected life for the securities for which we have estimated based upon the stage of the Company’s development.  The fair value of the warrant liability is revalued each balance sheet date utilizing the Black-Scholes option pricing model computations with the decrease or increase in the fair value being reported in the Consolidated Statement of Comprehensive Loss as other income, net.  A significant increase (decrease) of any of the subjective variables independent of other changes would result in a correlated increase (decrease) in the liability and an inverse effect on net income.  We also have warrant liabilities which are valued using Level 3 inputs.

As of September 30, 2013, the Company’s warrant liability has been extinguished, and the Company has no other financial instruments subject to using Level 3 inputs.

The change in the fair value of warrants is as follows (in thousands):

	Year Ended March 31,

	2014	2013
Balance at the beginning of the period	$10	$19
Change in fair value recorded in earnings, including expirations	(10)	(9)
Balance at the end of the period	$-	$10

Identified Intangible Assets

Intangibles include patents and trademarks that are amortized on a straight-line basis over periods ranging from 3 years to 10 years.  We perform an ongoing review of our identified intangible assets to determine if facts and circumstances exist that indicate the useful life is shorter than originally estimated or the carrying amount may not be recoverable.  If such facts and circumstances exist, we assess the recoverability of identified intangible assets by comparing the projected undiscounted net cash flow associated with the related asset or group of assets over their remaining lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible assets, except for trade names, are amortized on a straight-line basis.  Intangible assets related to trade names are not amortized.  The Company tests for impairment at least annually.  The amortization expense included in cost of revenue is related to the acquired software and is amortized on a straight line basis over the expected life of the asset, which the Company believes to be ten years.

No impairment charges for intangible assets were recorded for the fiscal years ended 2014 and 2013.  Prior to the acquisition of CollabRx, all of our historical intangible assets, other than those related to NLD and Compact, were included in the asset sale of the DRIE product line to SPTS.   NLD is a process technology that bridges the gap between high throughput, non-conformal chemical vapor deposition (“CVD”) and highly conformal, low throughput atomic layer deposition (“ALD”).  The portfolio included over 35 U.S. and international patents in the areas of pulsed-CVD, plasma-enhanced ALD, and NLD.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as well as at fiscal year end. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets. No impairment charges for intangible assets were recorded for the fiscal years ended 2014 and 2013, respectively, since all of our historical intangible assets, other than those related to NLD and Compact, were included in the asset sale of the DRIE product line to SPTS.   As our NLD patents and intellectual property were all internally developed (except for those acquired in connection with the Simplus acquisition, which were subsequently written-off) the value of our NLD technology had no recorded value prior to sale.

Long-lived assets also consist of property and equipment.  We recorded disposal losses of $0 and $17 for property and equipment for the fiscal years ended March 31, 2014 and 2013, respectively.  In fiscal year 2013, we disposed of certain assets in connection with the relocation of our main offices from Petaluma, CA to San Francisco, CA in September 2012.

Deferred Taxes

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Based on the uncertainty of future taxable income, we have fully reserved our deferred tax assets as of March 31, 2014 and 2013. In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Accounting for Stock-Based Compensation

We have adopted several stock plans that provide for issuance of equity instruments to our employees and non-employee directors. Our plans include incentive and non-statutory stock options and restricted stock awards.  These equity awards generally vest ratably over a four-year period on the anniversary date of the grant, and stock options expire ten years after the grant date. Certain restricted stock awards may vest on the achievement of specific performance targets.  We also have an Employee Stock Purchase Plan (“ESPP”) that allows qualified employees to purchase shares of common stock at 85% of the fair market value on specified dates. The estimates and judgments used in calculating stock-based compensation  include the use of expected volatility, forfeiture and interest risk free rates, the expected term of options and the use of the Black-Scholes pricing model.  The Company does not pay dividends.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Sub Topic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ( Ability to Conti ASU 2014-15 clarifies  principles and definitions that may be used by an organization’s management for disclosures that are currently made available in financial statement footnotes.   Presently, U.S. GAAP does not provide an organization’s management guidance regarding its responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern or to prepare related footnote disclosures.  Instead, auditors are responsible for assessing an entity’s ability to continue as a going concern under AU-C 570. ASU 2014-15 will move this responsibility to management.  ASU 2014-15 will require management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016 to allow the auditing guidance to catch up with this change.  ASU No. 2014-15 affects all companies and nonprofits and early application is allowed.

BUSINESS

Overview

Overview of our Current Business

CollabRx, Inc. develops and markets medical information and clinical decision support products and services intended to set a standard for the clinical interpretation of genomics-based, precision medicine.  Building on a comprehensive and specialized knowledge base, software systems that facilitate dynamic updating and automated reporting, and a unique network of over 75 independent expert clinical advisors, we have developed a suite of unique and differentiated information products and services.  These products include a scalable system for providing high-value information on biomarkers and related therapies for inclusion in reports prepared by diagnostic labs reporting on the results from their multi-biomarker genomic-based tests.  In addition, we have developed decision-support tools for physicians and patients to assist with treatment planning for advanced cancer, offered over the Internet in both web-based and mobile apps.  We believe that both product sets are highly synergistic, and allow opportunities for enhancement, cross-fertilization and adoption that go beyond what each would offer individually.

Our overall vision is that we are at the dawn of an era of explosive growth of data and information generated at the molecular level that must be interpreted and contextualized into knowledge before it can be used effectively by either physicians or patients.   We regard this knowledge as being the most valuable portion of the molecular diagnostic process and we believe that all sectors of the healthcare industry, including providers, insurers, drug developers and patients, are potential users of this knowledge. We aim to deliver our proprietary interpretive content as quickly as possible and in as many usable forms as possible via the Internet.

We are just entering our commercialization phase.  The systems and approach that we have developed can be applied to many disease states, but we have chosen to focus initially on cancer, an area of tremendous need and potential.   We believe that our approach is unique, disruptive in the market and well timed, offering the potential for high growth, profitability and above average returns for investors.

We support oncologists and pathologists in their efforts to plan treatment approaches for their advanced cancer patients.  We do so through three major information products, all of which are based on a proprietary knowledgebase that is informed by external data sources, our in-house experts, and a large network of independent clinical advisors.  We attempt to gather together much of the data and evidence that is relevant to different therapeutic approaches in the context of the presence of specific genetic biomarkers, relating those to the relevant drugs and clinical trials that may help a physician plan a treatment approach for a patient.  Similar to an electronic library, we focus on keeping the information comprehensive, accurate, current and easy to access.  Currently, our information products include the following:

Product	Users	Description	Business Model
Genetic Variant Annotation Service™ (GVA™)	Pathologists and Laboratory Medical Directors via cloud-based servers	Automated clinical interpretation of tumor genetic alterations (mutation and copy number variation)	Laboratories pay $75-$150 per test event or purchase annual subscription
Therapy Finders™ for Melanoma, Colorectal and Lung Cancer and Metastatic Breast Cancer	Oncology professionals at the point-of-care	Web-based expert systems for clinical decision support	Advertising and sponsorship sharing with on-line media partner MedPage Today
CancerRx	Oncology professionals at the point-of care	Mobile app with reference tools, social media, and expert systems	Advertising and sponsorship sharing with media partner MedPage Today

Since launching our Genetic Variant Annotation Service (GVA) in August 2013, several prominent diagnostic laboratories, comprehensive cancer centers and life science companies have become customers of and/or partners in this product, including: Life Technologies, Inc. (now Thermo-Fisher, Inc., Carlsbad, California), Affymetrix, Inc. (Santa Clara, California), OncoDNA, SA (Brussels, Belgium), Sengenics, Pte., Ltd. (Singapore), Cynvenio Biosystems, Inc. (Westlake Village, California), Quest Diagnostics, Inc. (Madison, New Jersey), CellNetix Pathology and Laboratories (Seattle, Washington), Genoptix (a Novartis company, Carlsbad, California), The Jackson Laboratory for Genomic Medicine (Bar Harbor, Maine), The University of Chicago Medical (Chicago, Illinois), Stanford Hospital Molecular Laboratory (Palo Alto, CA) and The Ohio State University Medical Center (Columbus, Ohio).

Our Therapy Finders™ and CancerRx are made available free to physicians and patients via our on-line media partner, MedPage Today, the professional property of Everyday Health, Inc.

Company Background

CollabRx (f/k/a Tegal) was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. We designed, manufactured, marketed and serviced specialized systems used primarily in the production of semiconductors and micro-electrical mechanical devices, including integrated circuits, memory devices, sensors, accelerometers and power devices. Beginning in late 2009, we experienced a sharp decline in revenues resulting from the collapse of the semiconductor capital equipment market and the global financial crisis. In a series of transactions from 2010 to 2012, we sold the majority of our operating assets and intellectual property portfolio. During the same time period, our Board of Directors evaluated a number of strategic alternatives, which included the continued operation of the Company as a stand-alone business with a different business plan, a merger with or into another company, a sale of the Company’s remaining assets, and the liquidation or dissolution of the Company. We investigated opportunities within and outside the semiconductor capital equipment industry and evaluated a number of transactions involving other diversified technology-based companies. Throughout this process, we developed and refined our criteria for a business combination, with an eventual focus on the healthcare industry, and specifically information technology and services within the healthcare industry.

On July 12, 2012, we completed the acquisition of a private company called CollabRx, Inc. (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of June 29, 2012 (the “Merger Agreement”). As a result of the Merger, CollabRx became a wholly-owned subsidiary of the Company. In consideration for 100% of the stock of CollabRx, we agreed to issue an aggregate of 236,433 shares of common stock, representing approximately 14% of the Company’s total shares outstanding prior to the closing, to former CollabRx stockholders. As of July 12, 2012, these shares had a fair value of $932. We also assumed $500 of existing CollabRx indebtedness through the issuance of promissory notes. The principal amount of the promissory notes is payable in equal installments on the third, fourth and fifth anniversaries of the closing date of the Merger, along with the accrued but unpaid interest as of such dates. Prior to the closing of the Merger, we provided $300 of bridge financing to CollabRx. After the completion of the Merger, this loan was reclassified to be included as part of the purchase price, and the loan was thereby extinguished. In addition, in connection with the Merger, we granted a total of 368,417 restricted stock units (“RSUs”) and options as “inducement grants” to newly hired management and employees, all subject to four-year vesting and other restrictions. In December 2012, an aggregate of 215,475 RSUs were forfeited in connection with the resignation of James Karis as our Co-Chief Executive Officer.

The Cancer Market and Genomic Testing

Cancer is a worldwide health concern.  In 2002, cancer eclipsed heart disease as the number one cause of death in the U.S. for individuals under the age of 85, according to the National Cancer Institute.   In the U.S., nearly 12 million individuals are living with a cancer diagnosis, approximately 7 million individuals are being treated for cancer, approximately 1.5 million new cases are diagnosed each year, over 600,000 people die from cancer each year (6 million deaths worldwide), and nearly 1 in 3 females and 1 in 2 males will be diagnosed with cancer in their lifetime, according to the American Cancer Society.  Age is the number one risk factor for the development of cancer.  Nearly 80% of cancers are diagnosed in individuals aged 55 years and older, which is the fastest growing age segment of the U.S. population according to the U.S. Census Bureau.  JPMorgan recently estimated that the total market opportunity for testing in cancer is estimated at $10B in 2014 in the U.S. alone, growing to $25B by 2018, but this opportunity has only been partially tapped.

Cancer treatment and research has been experiencing an unprecedented explosion of knowledge in the past 5-10 years.  There are over 500 new cancer therapies in pre-clinical development, thousands of diagnostic labs (private and hospital based), more than 10,000 cancer-related clinical trials are currently ongoing, and over 100,000 cancer-related papers are published in the scientific literature annually, according to PubMed and ClinicalTrials.gov.  The knowledge explosion is associated with two interrelated key drivers: (i) cancer is fundamentally a disease of the genome, (i.e., genetic mutations cause cancer), and (ii) the costs and time to sequence genes (and discover mutations that can be targeted for therapy) have been falling at an increasing rate, driven principally by new sequencing technologies commonly referred to as “Next Generation Sequencing” or “NGS”. The concept of a “$1,000 genome” has broad psychological implications since it represents the price point at which leading experts believe that every cancer genome will be sequenced.

Large-scale genetic sequencing studies in tumors are rapidly uncovering mutations in genes that can be selectively targeted by pharmaceutical and biotechnology companies.  There were fewer than 10 cancer genes in 2008 in which genetic aberrations were strongly associated with treatment implications.  By comparison, there is broad consensus that there are currently approximately 50 such genes based on recent studies, a number that is expected to double in the next year even as additional mutations are being discovered in genes already associated with cancer.  Currently there are approximately over 95 biomarkers representing thousands of mutations in aggregate that are associated with at least some level of clinical actionability.  This number is expected to increase rapidly as new discoveries are made.

Competitive Strengths

Faced with this explosion of data that results from the sequencing of multiple genes with hundreds of possible mutations within a single patient tumor, hospital laboratories, diagnostic companies and physicians alike are faced with the challenge of learning about evaluating, and staying current with the therapeutic implications of the presence of such mutations in their patient’s tumor biopsies.  CollabRx is differentiated and unique as an information company.  We are not a diagnostic lab offering a particular test or series of tests in cancer diagnostics.  Instead, we have focused exclusively on the information, analysis and interpretation-based steps in the diagnostic workflow, developing and refining the increasingly complex task of delineating the relationship between known or studied biomarkers in cancer with the therapeutic strategies that the published evidence supports. With our web-based and mobile apps, we provide a means for physicians to access our knowledgebase easily at the point-of-care.  For laboratories, we provide a credible, third party resource for the dynamic information and analysis that is needed to interpret the results of genetic tests.

In general, the diagnostic testing workflow for multi-gene cancer testing is comprised of the following steps, with CollabRx focused on the last three:

•	Specimen Handling - including acquisition, transport and acceptance by the lab
•	Sample Prep – extraction of DNA from specimen tissue and preparation for NGS testing
•	Genetic Analysis – sequencing, which results in raw sequencing data file suitable for exporting from platform
•	Bioinformatics – variant calling and quality filtering, resulting in a structured VCF file
Þ	Data Analysis / Interpretation – identification of “actionable” variants and clinical decision support algorithms
Þ	Reporting – visual analysis, report configuration in format suitable for physicians
Þ	Downstream Analytics - compare results across patients; correlate with clinical outcomes; integrate with EMR data

Our conviction is that the interpretation and reporting of genomic-based test results will become the key differentiator in the market, as opposed to the design and performance of the test itself, given the rapid commoditization of NGS data generation and inherent lack of intellectual property in the sequencing steps. Ultimately, we believe physicians will judge the quality of a diagnostic test based on the quality of the report, and how well it supports the treatment decision process.  This requires a fine balance between comprehensiveness of content and brevity, the ability to prioritize test results based on the inclusion of additional test or patient data, methods to explore the supporting evidence, and a variety of means to access the report.  All of these features are either in our current products or on our product roadmap and we believe that we have substantially more experience in determining the information that should be included and features of a report than any other company of our type. Furthermore, there are significant capital efficiencies in operating as an information and data analytics company, as opposed to a vertically integrated, clinical laboratory.  We believe that the evolving regulatory and competitive landscape in genomics-based medicine favors our approach over that of an integrated lab. We are platform agnostic, independent, adaptable and unregulated.

We believe that diagnostic companies, medical centers, hospital labs and other community-based labs interested in developing a genomics testing capability will confront the challenges associated with developing and maintaining a clinically-oriented, evidence-based biomarker reference database, and increasingly will realize that it is better to “buy” than to “build.”  As a first-mover in developing an independently vetted, comprehensive, and frequently updated knowledge base in clinical oncology, as well as the means to address large-scale testing, we believe that we have a significant and sustainable lead over other organizations, including those that have traditionally been involved in or serve the genomics-based research community.

In addition, we believe that it is important to address physician needs for information directly, rather than solely via diagnostic laboratories.  For this reason we have continued the development of our web-based and mobile applications, addressing oncologists and pathologists at work and at home, providing a resource for both education and for decision-support.  Through these point-of-care products, we strive to build a recognizable brand identity as a reliable and credible resource for molecular information in cancer that extends past “guidelines” or the “standard of care” which are both typically months or years behind where the evidence and thought leaders believe treatment strategies for their advanced cancer patients can be found.

Our ability to compete in these markets and our ability to serve the needs of physicians treating advanced cancer patients rests on a set of principles and ideas that are potentially very disruptive to the markets that we serve and which offer an opportunity for extraordinary growth and profitability. We believe that the following attributes of CollabRx provide a sustainable competitive advantage:

•	Our proprietary knowledgebase is focused on actionable information for physicians – CollabRx medical and scientific content is organized in a knowledgebase that expresses the relationship between genetic profiles, other aspects of the medical record (e.g., stage, prior treatments), and therapy considerations including molecular diagnostics, medical tests, clinical trials, drugs, biologics, and other information relevant for treatment planning. Capturing how highly respected practicing physicians use this information in the clinical setting further refines the knowledgebase. Importantly, all content is dynamically updated to reflect the continual release of relevant information into the public domain; updates are provided monthly. Our focus is on providing actionable information that physicians can use to plan treatment strategies for their advanced cancer patients and identifying the evidence in the public domain that justifies the therapy options presented.

•	Our automated software platform is scalable and capable of handling high test volumes and fast turn-around times – The CollabRx “Semantic Integration Platform” or SIP brings together methods track important changes in molecular oncology from numerous sources, including the published literature and many of the centralized publicly available databases utilized by biomedical and translational clinician/scientists. The SIP is a powerful analytical platform for identifying actionable biomarkers, and incorporates specialized tools that help our knowledge engineers in the curation of the source material. It manages the uploading and analysis of customer provided test results, accumulates and prepares data and reports for export, and provides systems for quality assurance, automated approval, change management, documentation and project management. Our SIP provides CollabRx with a scalable, interactive service that can handle large test volumes and still maintain fast turn-around times for our customers.

•	Our large network of independent expert clinical advisors – Over 75 independent, uncompensated expert advisors, organized by both tissue-specific editorial boards and pan-cancer or biomarker-centric boards, provides a unique, unbiased mechanism to inform and prioritize treatment strategies based on evidence. Currently, portions of our knowledge base that inform our Therapy Finders (and which already include markers for histopathology, stage, prior treatment history and molecular tests) are invoked when the biomarker test results also include a diagnosis matching one of our Therapy Finders. Over time, we believe that through the formation of additional editorial boards and the development of additional Therapy Finders, we will have a means to broaden and enrich our knowledge base in a way that addresses what promises to be an evolving need for more complex, comprehensive and independent decision support. We write and publish with our advisors in the peer-reviewed literature and at conference proceedings, select methods and frameworks by which we qualify the clinical actionability of biomarkers, and participate in original studies that leverage these standards.

•	Our first-mover advantage and independence - We believe that CollabRx is the first company to have focused exclusively on the information-based, value-added steps of the diagnostic testing workflow in the context of providing clinical grade interpretation of multi-gene testing in cancer, separate from the processing of tissue samples in a laboratory environment. We have built our knowledgebase, software platform and information products over several years with an investment of nearly $20M. Without a diagnostic panel or test of our own, we can remain agnostic both with respect to the test vendor and the testing platform. In addition, since our network of independent expert advisors come from over 26 prominent institutions from 6 countries, we believe that we can also avoid any inherent or institutional bias in the analysis of test results and the formation of therapeutic options for cancer patients.

Growth Strategy

Our strategic vision is to become a leading source of high value, independently reviewed, actionable information on molecular medicine that supports decision-making by physicians and patients, embodied in tools and services whose performance or use allow us to accumulate data that is valuable to paying segments of the health care ecosystem.  We intend to build our information franchise first in oncology, and then expand to other genomics-based disease areas that are amenable to our approach of automated, scalable, and expert-vetted content creation and distribution.

Payors, individual practitioners and patients alike will increasingly want to understand the power and utility of biomarkers and their associated targeted therapies in connection with treatment planning.   By making our knowledge base accessible through easy to use web-based and mobile apps, we believe that we can extend our franchise beyond oncology, cross-sell related products and provide a service that is currently unmatched in the health care marketplace.

Our growth strategy includes the following key elements:

Marketing of our Genetic Variant Annotation™ Service (GVA™) into additional segments within the clinical diagnostic laboratory market.  Since launching the GVA, we have been engaged primarily in a business development effort with the largest general reference laboratories, with the belief that these laboratories will eventually make up a large portion of all of the genomic tests administered to cancer patients.  We have also been successful in attracting some of the most prominent specialty reference laboratories in the US.  We intend to continue to formalize our approach to these market segments, relying more on marketing than business development.  We have had some success in penetration of the important academic hospital lab segment, but intend to do more in this segment, likely in association with strategic partners. The additional segments of community hospital labs and research labs are not prominent short-term targets for the GVA, but will be addressed via partnerships with other companies for whom these are target markets. While most cancer patients are treated in community hospitals, their in-house laboratories currently rely largely on either the general or specialty reference labs for cancer genomic testing.

Forming strategic partnerships with life science companies to expand GVA biomarker coverage and utility and to engage with them in cooperative marketing efforts. An example of such a strategic partner is Affymetrix, Inc., which has supported our inclusion of Copy Number Variation (CNV) data, which along with sequencing data, provides a comprehensive genetic profile of somatic tumors.  In addition to supporting the inclusion of CNV data in our GVA, Affymetrix is supporting a cooperative marketing effort to their clinical research customers.  Another life science company with whom we were engaged in the early development of our GVA was Life Technologies, Inc. (now a part of Thermo-Fisher).  We are actively seeking additional strategic partnerships with life science and other large companies to both expand the utility of our GVA and to market to our mutual customers.

Forming partnerships with companies in the diagnostic testing workflow to enhance the GVA and to expand our customer base. Particularly in the academic hospital laboratory segment, there is a wide range of capabilities in the area of information technology (IT).  A certain base level of IT capability is needed to design, manage and track test results and to prepare reports for ordering physicians.  Several companies with whom we have entered agreements, such as GeneInsight, Inc., have developed product offerings in these areas. Our aim is to be able to offer our GVA content through such IT platforms.  In addition, we have established a partnership with Omicia, Inc. which offers both IT support to labs and provides a powerful platform and algorithm for genomic research.  We are also seeking to tie-up with companies that are integrated into or offer Electronic Medical Records, to facilitate the integration and reporting of additional high value patient data, such as clinical outcomes.

Supporting the advertising and sponsorship sales activities of Everyday Health, Inc. in connection with the current and future Therapy Finders and CancerRx mobile apps.   With the successful launch of the CancerRx mobile app in connection with MedPage Today, the sales and marketing teams of Everyday Health have been actively recruiting advertising and sponsorships for the app, which is free to registered users of MedPage Today.  We intend to provide our specialized expertise related to the information needs of oncologists and pathologists to promote CancerRx to the largest pharmaceutical and diagnostic companies.  In addition, we intend to develop additional Therapy Finders for other cancers and other tools and features that will drive repeat usage for inclusion on both MedPage Today and CancerRx.  Eventually, with continued and prolonged use of the app by physicians, we will be able to develop anonymous data sets which we believe will be of assistance to the detailed sales efforts of our sponsors and advertisers.

Products and Technology

We are focused on developing and delivering content-rich knowledge-based products and services that inform healthcare decision-making, with an emphasis on genomics-based “precision” medicine and big data analytics.   Our proprietary content is organized in a knowledge base that expresses the relationship between genetic profiles and therapeutic options, including molecular diagnostics, medical tests, clinical trials, drugs, biologics, and other information relevant for cancer treatment planning.  We have developed a method for capturing how practicing physicians use this information in the clinical setting, by incorporating within the knowledge base the views of a large network of independent key opinion leaders in medicine and medical research.  We currently deliver our proprietary content to users via web-based  applications and services in the “cloud ” serving physicians and their patients in two settings: (i) at the point-of-care in the “clinic”, and (ii) indirectly, as a part of a genetic test report provided to an ordering physician by a diagnostic testing laboratory, (i.e., the “lab”).  Portions of our web-based applications are currently available free to physicians and patients through commercial on-line media partners under a license plus advertising or sponsorship revenue sharing arrangement.  The content that we offer to laboratories is sold based on a variation of a “Software as a Service” or SaaS business model, in which our content is provided on a one-time, subscription or per test basis.   We also receive fee-for-service payments in connection with customized user interfaces to our database.

We use the term “big data” to refer to datasets whose size is beyond the ability of typical database software tools to capture, store, manage, and analyze.  We use the term “cloud” to mean a product or service that can be delivered via the Internet, usually on a pay-for-use or subscription basis, versus the purchase and installation of enterprise-based software, which typically requires investments in both software and hardware, often also requiring large-scale customization efforts.

We search publicly available databases as source documents for our knowledgebase.  Such databases include those that are available, either free or on a commercial basis, in the areas of clinical trials, drugs, investigational compounds, biomarkers, bioinformatics, cancer oncology and literature.  We then aggregate, annotate and integrate these datasets for the purpose of defining the relationship of biomarkers to therapeutic strategies, drugs and clinical trials. None of the individual databases we utilize as sources provide information on the interrelationships of these discrete elements.  In addition, CollabRx has developed a process for incorporating the guidance of our network of physician and research advisors in the selection of the most relevant data for specific diagnoses, histopathological data, prior treatments and biomarkers.  The result of this software and expert-assisted process is proprietary content that includes decision rules, succinct statements of therapeutic strategy and a comprehensive listing of appropriate drugs and clinical trials, all related to specific aberrations which might be observed in connection with genomic testing.

Although the process and results are proprietary, we always refer to the relevant source documentation that provides the support for the identification of an actionable biomarker, typically a peer-reviewed, published paper.  In this way, we avoid the “black-box algorithm problem” which is prevalent in other companies’ predictive analytical models, but is not currently a trusted methodology in medical practice.  Our proprietary content is incorporated into our knowledgebase, which is updated regularly with the assistance of a large network of independent advisors, and which forms the basis for all our products and services.

In addition to analyzing the sequencing data that we collect, we intend to pursue collaborative arrangements with other companies and entities that provide contract research services to oncology practices, conduct in-house clinical and translational research, collect information on patient outcomes and link this information to genetic sequencing data, and calculate the relative costs and benefits associated with different diagnostic tests and therapies.  We expect such efforts to lead to novel insights and advances to improve the quality of cancer care and reduce the costs of delivering it.

The physicians and researchers within our network of advisors have agreed to participate in our efforts for an indefinite term, on an uncompensated basis, and without a formal agreement.  The board assignments, biographies and current affiliations of all of our advisors are posted on our website.

The systems and approach that we have developed for knowledge aggregation, content creation and expert advisory management can be applied to many disease states, but we have chosen to focus initially on genomic medicine in cancer, which is sometimes referred to as “precision oncology.”  This is an area of tremendous activity and promise, where clinical research in genomics has given rise to scores of “targeted” therapies that have proven in many cases to prolong the lives of cancer patients.  We believe that oncology is also the area of greatest need, where physicians and patients lack convenient access to clear and easy-to-understand information about which drugs, tests and clinical trials should be considered in constructing a cancer treatment plan based on the genetic profile of a tumor.  Our overall vision is that we are at the dawn of an era of explosive growth of data and information generated at the molecular level that must be interpreted and contextualized into knowledge before it can be used effectively by either physicians or patients.   We regard this knowledge as being the most valuable portion of the molecular diagnostic process and we believe that all sectors of the healthcare industry, including providers, insurers, drug developers and patients are potential users of this knowledge. We aim to deliver our proprietary interpretive content as quickly as possible and in as many usable forms as possible, via the Internet.

Products

Therapy Finders™ and CancerRx Mobile App

Our Therapy Finders™ web-based application serves as an initial user-interface to the underlying knowledge base.  It is available free of charge on our website.  Our Therapy Finders™ are also offered to registered physicians through MedPage Today, an offering of Everyday Health, Inc.  MedPage Today is a rapidly growing online site that serves 96% of all oncologists and 1.6 million monthly online unique users.  Our agreement with Everyday Health provides for an annual license fee payable to our Company and sharing of sponsorships and advertising revenue generated by Everyday Health.

Our Therapy Finder™ products are available free-of-charge on our website.  Our Therapy Finders are a series of cancer-specific, web-based apps which are accessed by physicians and patients, usually in the physician’s office.  After indicating a number of pre-set options related to stage of cancer, histopathology, prior treatments and presence of biomarkers on an input page, the physician is presented with a results page which explains the role of the biomarker, identifies a possible therapeutic strategy for that particular set of inputs, along with tabs associated with searchable lists of relevant drugs and clinical trials. Therapy Finders are an interactive, informational and educational resource for both physicians and patients, and can be used for decision-support.  Therapy Finders do not provide the level of detailed information on specific test results that are available from the GVA.  Therapy Finders are offered free of charge and the advisors associated with the development and updating of each app are prominently featured.  The development and distribution of Therapy Finders is partially supported by sponsorships and advertising revenue.  Our aim is to make this tool available as widely as possible, through as many channels as possible, to help community physicians understand the relevance of biomarker testing and the availability of potential therapies for their advanced cancer patients.

Our Therapy Finders™ products are available on both our website and on the MedPage Today website.  There is no material difference between the Therapy Finders™ presented on both websites.  The only differences are cosmetic, such as background color and placement of individual frames.  Initially, the language used in our Therapy Finders presented on our website was geared toward patients.  When the opportunity arose in connection with MedPage Today, we modified the language to be more physician-friendly and indicated this by appending “Professional” to the title “Therapy Finder.”  In order to avoid confusion, we replaced the patient oriented version on our website with the professional version that is distributed through MedPage Today.  At the same time, we also undertook to revise the other Therapy Finders appearing on our website, but not yet distributed through MedPage today, to the professional (physician-friendly) version, and labeled them as such.  Nevertheless, we anticipate offering both professional and patient oriented versions of our Therapy Finders in the future.

Recently, we redesigned our Therapy Finders so that they could be accessed by physicians using the iOS operating system from Apple, Inc. via an iPhone or an iPad, and have named this mobile application “CancerRx.” CancerRx was co-developed with MedPage Today of Everyday Health, Inc., with the ownership of the application retained by CollabRx.  A special feature of CancerRx is a daily oncology newsfeed from MedPage Today, all with real-time over the air updates. Under our agreement with MedPage Today each company absorbs its own costs for the development, and we share the gross advertising, sponsorship and data analytics revenues associated with the app.  We launched CancerRx during the first fiscal quarter of fiscal year 2015.

Genetic Variant Annotation™ Service (GVA™)

Within the clinical laboratory market segment, our current offering provides the clinical interpretation of genetic variants present in human tumor biopsies, and is sold directly to diagnostic labs that perform molecular testing on patients.  Our “Genetic Variant Application” or “GVA” is compiled dynamically by our software platform to provide specific insights to a patient’s diagnostic test results on a test-by-test basis.  The GVA results are provided to laboratories in a variety of forms, including with a front-end user interface or directly integrated into a customer’s laboratory information management system.  Drawing on our interactive and up-to-date knowledge base, a diagnostic lab medical director can select the most relevant insights for a particular patient at the time of testing, and incorporate those insights on potential therapeutic strategies within the report that is transmitted directly back to the ordering physician (typically an oncologist or pathologist).  Our content is branded and identified as “Powered by CollabRx” within the test report.  We deliver the GVA product via a cloud-based variation on a SaaS business model, and we receive payment directly from the diagnostic laboratory, typically on a per-test basis.  Because we are independent and focused exclusively on providing information on actionable biomarkers, we are able to offer our service to many of the hundreds of laboratories globally that offer genetic testing of cancer tumors.

The GVA is a service offered to diagnostic testing laboratories, including academic medical centers and commercial laboratories.  Our lab customers provide us with a test result, usually in the form of an electronic file that represents the results of a genomic test, typically from a “Next Generation Sequencing” (NGS) or similar testing platform.  We analyze the test results for the purpose of identifying those aberrations which we have annotated in advance as being “actionable” (i.e., related to a therapeutic strategy).  We provide the testing lab with a report, incorporating specific information regarding identified biomarkers and associated therapeutic strategies for each, along with relevant drugs and clinical trials, to a level and in a format that we have agreed in advance with our customer.  We are compensated for this service either on a per-test or on a volume-adjusted subscription basis.   This service is not available to the public and is not available on our website. To date we have signed SaaS-based, multi-year agreements with Life Technologies, Inc. (Carlsbad, California), OncoDNA, SA (Brussels, Belgium), Sengenics, Pte., Ltd. (Singapore), Cynvenio Biosystems, Inc. (Westlake Village, California), Quest Diagnostics, Inc. (Madison, New Jersey), CellNetix Pathology and Laboratories (Seattle, Washington), Genoptix (a Novartis company)(Carlsbad, California), The Jackson Laboratory for Genomic Medicine (Bar Harbor, Maine).

Technologies

The knowledge base that underlies our clinical and laboratory is focused on the “actionable” molecular biomarkers and evidence-based medicine that guides the selection of therapeutic options.  We determine “actionability” based on a defined set of measures of the strength of evidence and other objective criteria supporting different levels of “actionability”.  The information that we aggregate, synthesize and report to physicians is based solely on data available publicly in the medical literature.  It is referenced with respect to its source documentation and is vetted for appropriateness and relevance as needed by our network of more than 75 independent key opinion leaders, whose identities and biographies are posted on our website.  In these important ways we are transparent in our approach to providing the information that supports the day-to-day decisions made by practicing physicians.   We have simplified and made more efficient the process by which many physicians would otherwise collect the needed information to make or support clinical decisions (e.g., web search followed by reading).  We have performed the searches and compiled the relevant information in advance on behalf of users, ensuring that the information is comprehensive, relevant and up-to-date.  Basically, we provide an easy-to-use, efficient, interactive on-line library for practicing oncologists and laboratory medical directors.

We have developed sophisticated, artificial-intelligence-based software programs that allow us to aggregate data from publicly available sources of published, peer-reviewed scientific and medical literature, abstracts and case reports.  Our “Semantic Integration Platform”, or SIP, allows us to update on a regular and frequent basis a proprietary knowledge base that links several external and internal databases with information on known and emergent biomarkers, molecular tests that are available to assist with further diagnoses, drugs and compounds that have either been approved as drugs or are under investigation, and the relevant clinical trials that are recruiting patients for further research. All of this information is referenced to published source documentation.  We annotate and curate the basic information, creating high-level summaries designed to contextualize for physicians and patients the relationships between the identified biomarkers and the available testing and treatment options.

Fundamental to our business is the concept that “thought-leader” medicine drives advances in clinical practice.  Physicians and researchers in the major cancer centers in the United States and abroad that oversee cutting-edge clinical research are discovering new treatment and testing options for patients at an increasingly rapid pace, due in large part to advances in testing and information technology.  Treatment options that are incorporated into routine clinical practice “standard of care” guidelines fail to keep up with the rapid pace of discovery in the research laboratories.  We have addressed this problem by assembling a network of over 75 leading oncologists and researchers and by providing them with a platform to integrate their knowledge into clinical practice and to distribute that knowledge widely to other practicing physicians.  Generally speaking, most patients at this stage are “beyond the standard of care.”  We believe this “democratization” of thought-leader medicine is disruptive to the status-quo of compartmentalized, institution-based diagnosis and treatment.

Building on the well-established conceptual framework for publishing in medicine, we have assembled a network of Editorial and Advisory Boards of independent physicians and researchers, based around specific expertise in organ or location-based cancers (e.g., melanoma, colorectal, breast, prostate, etc.) and “pan-cancer” (a biomarker-centric, non-location specific view).   Each Editorial Board has a Chairperson and consists of 6 – 12 additional experts recruited by the Chair and assembled specifically to help us model each disease on a molecular level, to create decision nodes for the consideration of additional testing or therapy options, and to weigh alternative treatments against the highest quality of peer-reviewed scientific and medical evidence. Several of our models have been co-authored by our Editorial Board members and published in open access, peer-reviewed journals.  The decision-support features of the knowledge have been developed into easy-to-use, web-based Therapy Finder™ applications that we have made available to physicians and patients free of charge on our website and through other online media outlets.  In this way, we fulfill our commitment to transparency and the democratization of thought-leader medicine.

Customers

As we transitioned into healthcare, our customers changed materially. Until February 9, 2011, our sales were primarily to large semiconductor and micro-electrical mechanical systems (“MEMS”) device manufacturers. In fiscal year 2013, three customers accounted for 100% of our revenues. Specifically, two of our customers, Life Technologies, Inc. and Everyday Health Inc. accounted for 75% of our revenues, and our management contract with Sequel Power accounted for 25% of our revenues. In fiscal year 2014, five customers accounted 96% of our revenues and one of our customers, Life Technologies, Inc., accounted for 76% of our revenues. No other customer accounted for 10% or more of our revenues in fiscal years 2013 or 2014. Our management contract with Sequel Power was terminated on March 31, 2013, and we have received no revenue from that source since that time. As we continue to make inroads into the commercialization phase of our current business, we expect that our customer base will expand and that our sales will be less concentrated.  As of March 31, 2014, four customers accounted for 100% of our accounts receivable balance. One customer accounted for 100% of our accounts receivable balance as of March 31, 2013.

For the three months ended September 30, 2014, three customers accounted for 28.4%, 28.4% and 14.2%, respectively, of the Company’s revenue.  For the six months ended September 30, 2014, four customers accounted for 20.9%, 20.9%, 17.4% and 10.4%, respectively, of the Company’s revenue.  For the three and six months ended September 30, 2013, one customer accounted for 99.6% and 96.0%, respectively, of the Company’s revenue.

Life Technologies, Inc. has been a major contributor to our revenues and gross profits for the past two years. However we have funded the Company’s operating expenses primarily with cash on hand and the net proceeds from the sale of discontinued assets. Please see the “Liquidity and Capital Resources” section set forth in Item 2 herein. We are actively engaged in negotiations with several other companies who are interested in purchasing our content on similar terms or under annual subscriptions or SaaS arrangements.

Marketing, Sales and Service

We focus on content creation through the aggregation of peer-reviewed published data and its review and interpretation by clinical experts, and the incorporation of that content into products that provide current, credible and actionable information to users. Updated frequently, such information is highly valuable to several segments of the healthcare market, including patients, healthcare providers (e.g., oncologists and pathologists), provider networks, laboratories, diagnostic companies, medical institutions, pharmaceutical and biotechnology companies, and contract research organizations. The diversity of potential users of such information requires a corresponding diversity in marketing approaches and sales strategies. For this reason, we have chosen to enter the markets through strategic partnering arrangements with companies that already have a significant presence in each of the market segments.

For our clinical products, we formed our first strategic partnership with Everyday Health, Inc. a leading on-line media company in the healthcare market. Our agreement with Everyday Health includes license fees and advertising revenue sharing in connection with making our CollabRx Therapy Finders™ available to registered physicians through MedPage Today, Everyday Health, Inc.’s rapidly growing online site that serves 96% of all oncologists and has 1.6 million monthly online unique users.

For our laboratory products, we entered into a multi-year agreements with several companies, including Life Technologies, Inc., Quest Diagnostics, Inc., Affymetrix, Inc., The Jackson Laboratory, CellNetix, Inc., Genoptix, Inc., Cynvenio Biosystems, Inc., OncoDNA, SA (Brussels, Belgium), and Sengenics, Pte., Ltd. (Singapore).

We are in the process of pursuing and negotiating strategic partnerships with other companies in the major healthcare segments as part of a broad business development strategy in which several of our employees, including our senior executives, are involved. Our other marketing efforts consist primarily of our website and presentations by our executives at industry trade shows and conferences. At the present time, we do not engage in direct sales activities to users, and our service activities are limited to supporting and maintaining our software applications that run on several cloud-based servers.

Intellectual Property

Our business relies, in part, upon our ability to protect our proprietary technologies, methods and processes, product designs and branding that we have invented, developed or licensed. To accomplish these objectives, we rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections.  Our policy is to seek patent protection and trademark registration for commercially valuable assets we develop, as appropriate, and maintain as trade secrets other aspects of our proprietary platform, processes, and know-how.

As of September 30, 2014, we have licensed the rights to two U.S. patent applications to GeneKey, Inc. pursuant to royalty agreements and have filed one provisional U.S. patent application.  We also rely on several registered and unregistered trademarks to protect our brand.  In addition, we seek to protect our intellectual property rights by generally requiring our employees and independent contractors involved in development to enter into agreements acknowledging that all inventions, trade secrets, works of authorship, developments, concepts, processes, improvements and other works generated by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim in those works.

Despite our efforts to protect our proprietary technologies and our intellectual property rights, unauthorized parties may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers, and generally limit access to and distribution of our confidential information and proprietary technology. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our intellectual property or technology. In addition, others may independently discover our trade secrets and confidential information, and in such cases we could not assert any trade secret rights against such parties. We cannot assure you that the steps taken by us will prevent misappropriation of our trade secrets or technology. In addition, the laws of some foreign countries do not protect our intellectual property rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States.

Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions, and failure to obtain or maintain trade secret protection, or our competitors’ obtainment of our trade secrets or independent development of unpatented technology similar to ours or competing technologies, could adversely affect our competitive business position.

Litigation or proceedings before the U.S. Patent and Trademark Office, or USPTO, or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, and trade secrets and to determine the validity and scope of the intellectual property rights of others. Our efforts to enforce or protect our intellectual property rights may be ineffective and could result in substantial costs and diversion of resources and management time, and could substantially harm our results of operations.

Competition

Competition in the “content” space can originate from the cancer Internet, online medical journals, consumer-facing healthcare websites, other proprietary databases, and subscription-based services.  However, we believe that none of the existing competitors offer the array of experts, vetted content, tools and services that are embodied in the CollabRx organization.

Competition in the clinical decision support space comes primarily from clinical treatment guidelines publishers (e.g., NCCN), boutique-level consulting companies (e.g., N-of-One, Inc.), companies that develop healthcare applications (“apps”, e.g., Athena Health/Epocrates), and more recently laboratories that conduct genomic testing (e.g., Foundation Medicine and Caris Life Sciences).  The most relevant direct competitor to CollabRx interpretive analytics and test reporting services is Foundation Medicine, currently recognized as one of a small number of lab testing companies that also provide “best-in-class” interpretive reporting of tumor mutational profiling.  CollabRx has been identified as a key potential competitor to Foundation Medicine and others since we broadly enable others to meet and exceed the standard set by Foundation Medicine with respect to test report quality.

Competition in the “analytics” space comes primarily from large firms with a broad focus (e.g., SAP) and from niche firms with a focus in healthcare (e.g., GNS Healthcare) or cancer genomics (e.g., Molecular Health).  Both types of firms currently develop and apply statistical models to identify trends in large and complex datasets, but do not routinely provide a clinically relevant interpretive framework to the results.  When they do, it’s typically in the content of drug toxicity, and not efficacy.  At present these firms represent potential CollabRx partners, but could conceivably become direct competitors if they developed a clinical expert-backed content strategy similar to CollabRx.  In addition, unlike CollabRx, these types of firms (i.e., ones that utilize statistical modeling and algorithms) are likely to face much more intense regulatory oversight and scrutiny, based on recent guidance issued by the FDA.

Governmental Regulations

FDA

The United States Food and Drug Administration, or “FDA”, regulates the sale and distribution in interstate commerce of medical devices under the Federal Food, Drug, and Cosmetic Act, or the “FDCA”, including in vitro diagnostic devices, reagents and instruments used to perform diagnostic testing. As CollabRx does not conduct laboratory developed tests (“LDTs”), nor produce or distribute any product that can be categorized as “devices” by the FDA, we do not believe that we are subject to FDA oversight.

HIPAA and HITECH

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act, or “HIPAA”, as amended by the Health Information Technology for Economic and Clinical Health Act, or “HITECH”, the United States Department of Health and Human Services issued regulations that establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of protected health information used or disclosed by health care providers and other covered entities. Three principal regulations with which we are required to comply have been issued in final form under HIPAA: privacy regulations, security regulations, and standards for electronic transactions, which establish standards for common health care transactions. The privacy regulations cover the use and disclosure of protected health information by health care providers. They also set forth certain rights that an individual has with respect to his or her protected health information maintained by a health  care provider, including the right to access or amend certain records containing protected health information or to request restrictions  in the use or disclosure of protected health information. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of protected health information that is electronically transmitted or electronically stored. The HITECH Act, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose protected health information is breached. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing protected health information. Massachusetts, for example, has a state law that protects the privacy of personal information of Massachusetts residents.

These laws contain significant fines and other penalties for wrongful use or disclosure of protected health information. Additionally, to the extent that we submit electronic health care claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and HITECH, payments to us may be delayed or denied.

Federal, State and Foreign Fraud and Abuse Laws

In the United States, there are various fraud and abuse laws with which we must comply and we are potentially subject to regulation by various federal, state and local authorities, including CMS, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. We also may be subject to foreign fraud and abuse laws.

In the United States, the federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for patient referrals for, or purchasing, leasing, ordering or arranging for the purchase, lease or order of, any health care item or service reimbursable under a governmental payor program. Courts have stated that a financial arrangement may violate the Anti-Kickback Statute if any one purpose of the arrangement is to encourage patient referrals or other federal health care program business, regardless of whether there are other legitimate purposes for the arrangement. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, credit arrangements, payments of cash, consulting fees, waivers of co-payments, ownership interests and providing anything at less than its fair market value. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the health care industry, the U.S. Department of Health and Human Services issued a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions, which, if met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti- Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued. Penalties for federal anti-kickback violations are severe, and include imprisonment, criminal fines, civil money penalties, and exclusion from participation in federal health care programs. Many states also have anti-kickback statutes, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Legislation defining two new federal crimes related to health care were recently enacted: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from governmental payor programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material act or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from governmental payor programs.

Finally, another development affecting the health care industry is the increased enforcement of the federal False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal governmental payor program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has defrauded the federal government by submitting a false claim to the federal government and permit such individuals to share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties ranging from $5,500 to $11,000 for each false claim.

In addition, various states have enacted false claim laws analogous to the federal False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a governmental payor program.

In Europe various countries have adopted anti-bribery laws providing for severe consequences, in the form of criminal penalties and/or significant fines, for individuals and/or companies committing a bribery offence. Violations of these anti-bribery laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation. For instance, in the United Kingdom, under the new Bribery Act 2010, which went into effect in July 2011, a bribery occurs when a person offers, gives or promises to give a financial or other advantage to induce or reward another individual to improperly perform certain functions or activities, including any function of a public nature. Bribery of foreign public officials also falls within the scope of the Bribery Act 2010. Under the new regime, an individual found in violation of the Bribery Act of 2010, faces imprisonment of up to 10 years. In addition, the individual can be subject to an unlimited fine, as can commercial organizations for failure to prevent bribery.

Physician Referral Prohibitions

Under a federal law directed at “self-referral,” commonly known as the “Stark Law,” there are prohibitions, with certain exceptions, on referrals for certain designated health services, including laboratory services, that are covered by the Medicare and Medicaid programs by physicians who personally, or through a family member, have an investment or ownership interest in, or a compensation arrangement with, an entity performing the tests. The prohibition also extends to payment for any testing referred in violation of the Stark Law. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid programs in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed and possible exclusion from participation in federal governmental payor programs. Bills submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts. Many states have comparable laws that are not limited to Medicare and Medicaid referrals.

Corporate Practice of Medicine

Numerous states have enacted laws prohibiting business corporations, such as us, from practicing medicine and employing or engaging physicians to practice medicine, generally referred to as the prohibition against the corporate practice of medicine. These laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed physician. For example, California’s Medical Board has indicated that determining what diagnostic tests are appropriate for a particular condition and taking responsibility for the ultimate overall care of the patient, including providing treatment options available to the patient, would constitute the unlicensed practice of medicine if performed by an unlicensed person. Violation of these corporate practices of medicine laws may result in civil or criminal fines, as well as sanctions imposed against us and/or the professional through licensure proceedings. Typically such laws are only applicable to entities that have a physical presence in the state.

Segment and Geographical Information

We operate in one reportable business segment and currently derive revenue from the United States alone, although we have signed SaaS-based, multi-year agreements with OncoDNA, SA (Brussels, Belgium) and Sengenics, Pte., Ltd. (Singapore).

Employees

As of September 30, 2014 we had 14 full-time employees.  Of our regular employees, eight are in engineering/research and development, and three are in executive and administrative positions.  Of the fourteen regular employees, eight hold advanced degrees, including PhDs, MDs and MBAs.

None of our employees is represented by a labor union or covered by a collective bargaining agreement.

Facilities

Our headquarters, encompassing our executive office and storage areas, is located in San Francisco, California.   We have a primary lease for office space, consisting of 2,614 square feet, which expires August 31, 2017.  We also rent storage/workspace areas on a monthly basis.  Other than the equipment lease for copiers, we own all of the equipment used in our facilities.  Such equipment consists primarily of computer related assets.   We believe these facilities are sufficient to meet our current needs.

Research and Development

Our research and development, or “R&D”, efforts span a broad range of activities, including research into peer-reviewed published literature and databases, the development and publication of Molecular Disease Models, or MDMs, the creation of proprietary knowledge bases of medical and scientific content, the development of applications and user interfaces to access the knowledge bases, and the development of a suite of artificial intelligence-based tools that assist in the research, aggregation, organization, curating and updating of the knowledge bases.

We employ approximately eight full-time scientists and engineers in our R&D organization.  The expenses related to R&D resulted from the change in categorization of certain employee related expenses from Engineering to R&D.  The efforts of our engineering group include supporting existing product offerings as well as developing future product offerings.  We have segregated these expenses and reported expenses that make up the total R&D expenses for respective the fiscal periods.

Research and development expenses for continuing operations for the three and six months ended September 30, 2014 and the years ended March 31, 2014 and 2013 were $32, $82, $284 and $536, respectively.  We include all of those employees who work both on engineering activities and R&D activities in the headcount within Engineering and allocate the expense to R&D, as categorized above.  The efforts of the engineering group include supporting existing product offerings as well as developing future product offerings.  Consequently, such expenses are segregated.  The decrease in R&D expenses of $252 in fiscal year 2014 compared to fiscal year 2013 is related to the efforts of Engineering being directed to supporting new customer offerings.

Since R&D is an essential part of our business, we expect that our absolute spending will remain at current levels or increase in the future.

Legal Proceedings

As of September 30, 2014, we had no pending material legal proceedings.  From time to time, we may become involved in legal proceedings in the normal course of business and do not expect them to have a material adverse effect on our business.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors and their respective ages and positions as of September 1, 2014:

Name	Age	Director Since
Paul Billings, Director	62	2014
James Karis, Director	66	2012
Jeffrey M. Krauss, Director	58	1992
Thomas R. Mika, President & CEO, Acting Chief Financial Officer, Secretary and Treasurer, Chairman of the Board of Directors	63	2002
Carl Muscari, Director	63	2007

Paul R. Billings, MD, PhD, FACP, FACMG, joined our Board of Directors on April 7, 2014. Dr. Billings, is a nationally recognized expert on genomic and precision medicine and a board certified internist and clinical geneticist whose career has been devoted to improving patient care by expanding the use of medically relevant genomic technologies in clinical settings, most recently as Chief Medical Officer of Life Technologies, Inc. (acquired by Thermo Fisher Scientific, Inc. Scientific, Inc. in March, 2014). Currently, Dr. Billings serves in multiple roles in industry and government, including as Executive Chairman, Melanoma Diagnostics, Inc., and director of Trovagene, Inc., DecisionQ, Inc. and PAX Neuroscience, Inc. He was Co-Founder and first Medical Director of the Cordblood Registry, Inc., past Senior Physician and SVP of Laboratory Corporation of America, Inc. (LabCorp), Co-Founder and Past Director of Omicia, Inc., Founder and EVP of GeneSage, Inc., and past Director of Ancestry.com, Inc. Dr. Billings currently serves on the Scientific Advisory Board of the FDA, the Genomic Medicine Advisory Committee at the Dept. of Veterans Affairs, and the National Academy of Sciences Institute of Medicine’s Roundtable on Genomics. Dr. Billings was the former Director and Chief Science Officer of the Genomic Medicine Institute at El Camino Hospital. He was also a member of the United States Dept. of Health and Human Services Secretary’s Advisory Committee on Genetics, Health and Society. Dr. Billings has held academic appointments at prestigious universities including Harvard University, UCSF, Stanford University and UC Berkeley, and has served as a physician at numerous medical centers. He is the author of nearly 200 publications and books on experimental and clinical medicine. His work on genetic discrimination was instrumental in the creation and passage of the federal Genetic Information Non-Discrimination Act of 2008. Dr. Billings holds an M.D. from Harvard Medical School and a Ph.D. in immunology from Harvard University.

The Board of Directors has determined that Dr. Billings’ substantial work experience in companies in the management and healthcare industry and his education give him the appropriate set of skills to serve as a member of our Board of Directors.

James M. Karis joined our Board of Directors in July 2012 with our acquisition of CollabRx where he served as its Chief Executive Officer from September 2011. Mr. Karis served as Co-Chief Executive Officer of our company from July 2012 until December 2012, after which he was appointed as CEO of Mapi Group, a service provider to the global healthcare industry. Prior to CollabRx, Mr. Karis was an independent consultant from May 2009 to September 2011. From January 2000 until May 2009, he served as President and Chief Executive Officer of Entelos, Inc., a U.S. based life sciences technology company. Prior to Entelos, he held senior positions in the contract research industry, serving as Chief Operating Officer and President of PAREXEL International Corporation, and earlier, as Chief Operating Officer of Pharmaco International. He was the Vice President of International Operations for Baxter International and a founder of KMR Group, a leading pharmaceutical R&D benchmarking consulting firm. Mr. Karis serves on the Board of Directors of Datatrak, Inc. and also for one private company. Mr. Karis holds a Bachelor of Science degree in Management and Economics from Purdue University and a Masters degree in Applied Economics from The American University.

The Board of Directors has determined that Mr. Karis’ substantial work experience in companies in the management and healthcare industry and his education give him the appropriate set of skills to serve as a member of our Board of Directors.

Jeffrey M. Krauss has served as a director of our company since June 1992. Since February 2012, Mr. Krauss has been a managing member of PPC Enterprises, LLC a private equity firm, where he heads the firm’s healthcare practice.  From April 2000 until February 2012 Mr. Krauss was a Managing Member of Psilos Group Managers, LLC, a New York based venture capital firm, and a Managing Member of the general partner of Psilos Group Partners I, LP, Psilos Group Partners II, LP, Psilos Group Partners II-S, LP and Psilos III, each a venture capital partnership. From 1990 until April 2000, Mr. Krauss was a general partner of the general partner of Nazem & Company III, L.P. and Nazem & Company IV, L.P., both venture capital funds. He was also a general partner of The Transatlantic Fund, a joint venture capital fund between Nazem & Company and Banque Nationale de Paris of France. Prior to joining Nazem & Company, Mr. Krauss was a corporate attorney with the law firm of Simpson Thacher & Bartlett, where he specialized in leveraged buyout transactions. He currently serves as a director of several private companies.

Due to Mr. Krauss’ long history with our company and his extensive experience as an investor in various companies, the Board of Directors believes that Mr. Krauss has skills enabling him to contribute meaningfully to our Board of Directors and CollabRx.

Thomas R. Mika was appointed our President and Chief Executive Officer in March 2005 and appointed Chairman of the Board in October 2006. Mr. Mika has more than 25 years of senior management, finance and consulting experience. Serving on our Board of Directors for ten years from 1992 to 2002, which included periods of service as the Chairman of the Compensation Committee and a member of the Audit Committee, until he was appointed as Executive Vice President and Chief Financial Officer in August 2002. Mr. Mika played a key role in Company management, including managing the activities leading to our initial public offering in 1995. Prior to becoming our Executive Vice President and Chief Financial Officer, Mr. Mika founded IMTEC, a boutique investment firm active in the management of several companies. Mr. Mika was also a director of Metrologix, a semiconductor metrology company, from the time of its initial start-up until its sale to KLA-Tencor Corp. Prior to forming IMTEC, Mr. Mika was a managing consultant with Cresap, McCormick & Paget and a policy analyst for the National Science Foundation. He holds a Bachelor of Science degree in microbiology from the University of Illinois at Urbana-Champaign and a Master of Business Administration degree from the Harvard Graduate School of Business.

The Board of Directors has concluded that Mr. Mika should serve on CollabRx’s Board of Directors based on his deep knowledge of CollabRx gained from his positions as President and Chief Executive Officer, as well as his substantial senior management, finance and consulting experience.

Carl Muscari has served as a director of our company since November 2007. Mr. Muscari is currently the Chief Executive Officer of MSRC Co., a leading independent distributor of computer and electronics components based in Brentwood, New Hampshire.  During his tenure at MSRC, Mr. Muscari has been credited with the turn-around and modernization of this privately held company.  From 1999 until 2003, Mr. Muscari served as Chairman and CEO of Video Network Communications, Inc., based in Portsmouth, New Hampshire.  Prior to VNCI, Mr. Muscari was President of Acuity Imaging, Inc., a machine vision company, and President & CEO of Exos, Inc. a private company with force-feedback controls technology incorporated into home video, arcades and PCs, which was sold to Microsoft in 1996.  He was Executive Vice President and Chief Operating Officer of Madison Cable Corp., a high volume manufacturer of electronic cable for the computer industry, and the Vice President and General Manager of the Seals Division of Ferrofluidics Corp., a major supplier to the semiconductor, disk drive and aerospace industries.  Mr. Muscari began his career at Westinghouse Corporation, where he was a thermal-hydraulic engineer.  Mr. Muscari holds a Bachelor of Science degree in Mechanical Engineering from Cornell University, a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology and a Masters of Business Administration degree from the Harvard University Graduate School of Business.

Based on Mr. Muscari’s substantial executive experience in technology-based companies and his education, the Board of Directors believes Mr. Muscari has the appropriate set of skills to serve as a member of CollabRx’s Board of Directors.

All directors hold office until our next annual meeting of the stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Executive Officers

The following table sets forth information regarding our executive officers as of September 1, 2014:

Name	Age	Position
Thomas R. Mika	63	President & CEO, Acting Chief Financial Officer, Secretary and Treasurer
Clifford Baron, Ph.D.	55	Vice President and Chief Operating Officer
Gavin Gordon, Ph.D.	42	Vice President of Business Development and Strategic Alliances
George Lundberg, M.D.	81	Editor in Chief and Chief Medical Officer

Thomas R. Mika’s biography is included in “Directors” above.

Clifford Baron was appointed our Vice President and Chief Operating Officer on March 5, 2014.  Prior to that Dr. Baron’s most recent position was with Accelrys, Inc., a $160M+ global software provider serving pharmaceutical, biotechnology, chemical, and materials corporations.  Dr. Baron has a distinguished track record leading product and go-to-market efforts in prominent life science companies.  Most recently, he held the positions of Director of Biology Product Marketing, Director of Business Development and Director of Professional Services at Accelrys, Inc.  He founded Lexigraphix, LLC, a strategy consultancy serving biotechnology startups with an innovative web-based system to analyze intellectual property assets.  Prior to that entrepreneurial endeavor, Dr. Baron was Senior Director of Global Solutions for Applied Biosystems, Inc. (now part of Life Technologies/Thermo Fisher) where he led software product management and coordinated Applied Biosystems’ collaboration with Celera, now part of Quest Diagnostics, Inc.  He was Director of Product Management at Pangea Systems / Doubletwist, a pioneering bioinformatics company, and Vice President of Product Development, Product Director and Manager of Technical Products and Information Services for Abacus Concepts, a statistical software company acquired by SAS Corp.  Dr. Baron holds a BS in Biology from the University of Washington, and a Ph.D. in Biology from the University of California, Berkeley.

Gavin Gordon was appointed our Vice President of Business Development and Strategic Alliances on June 1, 2013.  Prior to that Dr. Gordon served as our Head of Business Development from May 2010.  Prior to joining CollabRx, Dr. Gordon was a professor at Harvard Medical School and the Co-Director of the Thoracic Surgery Oncology Laboratory at Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Gordon also held an academic appointment in the Dana-Farber/Harvard Cancer Center.  Dr. Gordon’s area of expertise is cancer-related therapies, medical devices and molecular diagnostics, and he has conducted technological and commercial due diligence, valuation, and financial modeling for leading healthcare, biotech, pharmaceutical, and medical devices companies. Dr. Gordon holds a B.A. degree in Chemistry from the University of North Carolina, a Ph.D. degree in Molecular and Cellular Pathology from the University of North Carolina School of Medicine, and a M.B.A. from the Franklin W. Olin Graduate School of Business at Babson College.

George Lundberg, M.D. was appointed our Chief Medical Officer on September 4, 2013.  Dr. Lundberg has continued in his position as Editor-in-Chief and Chair of the Editorial Advisory Board of CollabRx.  Dr. Lundberg has more than 30 years combined experience as Editor-in-Chief of JAMA (The Journal of the American Medical Association), the 10 American Medical Association specialty journals, American Medical News, Medscape, The Medscape Journal, e-Medicine from Web MD, and MedPage Today from Everyday Health. A frequent lecturer, radio and television guest, and a member of the Institute of Medicine of the National Academy of Sciences, the Industry Standard dubbed Dr. Lundberg “Online Healthcare’s Medicine Man” in 2000. Prior to joining CollabRx in 2010, Dr. Lundberg served as the President of the American Society for Clinical Pathology, Professor of Pathology and Associate Director of Laboratories at the Los Angeles County/USC Medical Center for 10 years, and for 5 years was the Professor and Chair of Pathology at the University of California, Davis. He served in the US Army during the Vietnam War, leaving as a lieutenant colonel after 11 years.  Prior to his military service, Dr. Lundberg completed a clinical internship in Hawaii and a pathology residency in San Antonio. Called the medical Internet “pioneer” in 1995, Dr. Lundberg holds earned and honorary degrees from North Park College, Baylor University, the University of Alabama (Birmingham and Tuscaloosa), the State University of New York, Syracuse, Thomas Jefferson University and the Medical College of Ohio. Dr. Lundberg has worked in tropical medicine in Central America and Forensic Medicine in New York, Sweden, and England. His major professional interests are toxicology, violence, communication, physician behavior, patient safety, and health system reform.   In addition to serving as Chief Medical Officer and Editor-In-Chief for CollabRx, Dr. Lundberg is presently President and Chair of the Board of Directors of The Lundberg Institute, a Consulting Professor at Stanford University, and Editor at Large for Medscape from WebMD.

There are no family relationships between any of our directors or executive officers.

Codes of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.

Board of Directors and Committees of the Board

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our certificate of incorporation and bylaws The Board of Directors has determined each of the following current directors is an “independent director” as such term is defined in Marketplace Rule 5605(a)(2) of the Nasdaq Stock Market: Paul Billings, Jeffrey M. Krauss and Carl Muscari.

The Board of Directors has established a standing Audit Committee, a standing Compensation Committee and a standing Nominating/Corporate Governance Committee. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.  Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the additional independence and financial requirements standards required by the Nasdaq Stock Market and the Securities and Exchange Commission, or SEC. The Board of Directors has further determined that Jeffrey M. Krauss, Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above.

Audit Committee

The Audit Committee consists of Messrs. Krauss (Chairman), Billings and Muscari. The Audit Committee reviews the adequacy of internal controls and the results and scope of the audit and other services provided by the Company’s independent auditors. The Audit Committee meets periodically with management and the independent auditors. The Board of Directors has adopted an Audit Committee Charter, a copy of which is posted on our website at www.collabrx.com.

Compensation Committee

The Compensation Committee consists of Messrs. Muscari (Chairman), Billings and Krauss. The functions of the Compensation Committee include establishing salaries, incentives and other forms of compensation for our officers and other employees and administering our incentive compensation and benefit plans. The Board of Directors has adopted a compensation committee charter, a copy of which is posted on our website at www.collabrx.com.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Messrs. Muscari (Chairman), Krauss and Billings. The functions of the Nominating/Corporate Governance Committee are to identify qualified candidates for election to the Board of Directors and establish procedures for the director candidate nomination and evaluation. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to our Board of Directors corporate governance guidelines, as well as overseeing the evaluation of our Board of Directors.  The Board of Directors has adopted a Nominating/Corporate Governance Committee charter, a copy of which is posted on our website at www.collabrx.com.

Our board of directors has determined that all non-employee members of the board of directors, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such an independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

Our board of directors may establish other committees from time to time.

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Limitation of Liability

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or controlling persons, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and corporate goals. To date, the compensation of Thomas R. Mika, our President and Chief Executive Officer, and the other executive officers identified below in the summary compensation table, who we refer to as the named executive officers, has consisted of a combination of base salary, bonuses and long-term incentive compensation in the form of restricted common stock and stock options. Our executive officers and all salaried employees are also eligible to receive health and welfare benefits.

At a minimum, we expect to review executive compensation every three years with input from the compensation committee. The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In fiscal 2014, the Committee did not retain a compensation consultant.  As part of this review process, we expect the board of directors and the compensation committee to apply our compensation philosophy when considering the compensation levels needed to ensure our executive compensation program remains competitive.

Oversight of Executive Compensation

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq Stock Market, Securities and Exchange Commission and Internal Revenue Code rules.

The Committee meets regularly with CollabRx’s President and Chief Executive Officer, Mr. Mika, to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Mr. Mika makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound to and does not always accept, Mr. Mika’s recommendations with respect to executive compensation. The Committee seriously considers proposals made by Mr. Mika, and executive compensation levels established for fiscal 2013 were generally based upon recommendations made by Mr. Mika.

Mr. Mika attends some of the Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Mika’s compensation package with him, but makes decisions with respect to Mr. Mika’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers. All grants of stock options to newly-hired employees and to existing employees are made by the Committee or the Board of Directors at regularly scheduled quarterly meetings. The Committee also has authorized Mr. Mika to make salary adjustments and bonus decisions for all employees other than executive officers.

The Committee reviews the compensation program on an as-needed basis. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

In determining the particular elements of compensation that will be used to implement CollabRx’s overall compensation policies, the Committee reviews our financial performance, the continued improvement expected in the coming fiscal year in operating budgets, achievement of targeted revenue, gross profit and operating expense levels, as well as the competitive environment in which we operate.

Compensation Tables

The following table shows, for the fiscal years ended March 31, 2014 and March 31, 2013, the cash compensation paid by us and our subsidiaries as well as certain other compensation paid or accrued for those years for services in all capacities to the person serving as the Chief Executive Officer during fiscal 2013 and our only other executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 2013, which executives are referred to as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas Mika	2014	285,135	0	0	10,200	295,335
President & Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer	2013	285,135	0	132,600	10,000	427,735

James Karis	2014	0	0	0	0	0
Former Co-Chief Executive Officer	2013	104,711	100,000	94,249	1,246	300,206
Clifford Baron, Ph.D.	2014	13,846	0	144,600	0	158,446
Vice President and Chief Operating Officer	2013	0	0	0	0
Gavin Gordon, Ph.D.	2014	182,404	0	28,100	0	210,504
Vice President of Business Development and Strategic Alliances	2013	122,019	25,000	125,090	0	272,109

George Lundberg, M.D.	2014	139,423	0	0	5,577	145,000
Editor in Chief and Chief Medical Officer	2013	88,942	0	76,710	1,923	167,575

(1)    The amount is calculated by taking the aggregate number of restricted stock units multiplied by the closing sales price of our common stock on the grant date in accordance with FASB ASC 718.

(2)   All other compensation in fiscal year 2014 and 2013 includes for all individuals the value of the Company match under the 401(k) Plan.

Employment and Change in Control Agreements

CollabRx provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated.  Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary (and, with respect to Mr. Mika bonus) with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. CollabRx also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of CollabRx to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing severance and change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

CollabRx extends severance benefits because they are essential to help CollabRx fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by CollabRx. While these arrangements form an integral part of the total compensation provided to these individuals, and are considered by the Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Committee’s determinations concerning other direct compensation or benefit levels. The Committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by CollabRx.

Employment Agreement with Thomas R. Mika:  CollabRx previously entered into an at-will employment agreement with Mr. Mika, which was amended and restated as of February 12, 2013. The employment agreement has an initial term of two years and is subject to annual automatic one-year extensions unless either party provides prior notice of its intention not to renew. Under the agreement, Mr. Mika’s annual base salary is initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provides for an annual target bonus equal to 50% of Mr. Mika’s annual base salary payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to 100% of Mr. Mika’s annual base salary. In July 2014 the Board approved a base salary increase for Mr. Mika of $25,000, effective immediately. However, Mr. Mika voluntarily deferred the increase until December 2014.

The employment agreement provides that in the event that Mr. Mika’s employment is terminated by us other than for “cause”, if he resigns for “good reason,” dies or becomes disabled, or if we give notice of nonrenewal of the term, he will receive a payment equal to two times his then-prevailing base salary, plus an amount equal to two times the average annual incentive bonus paid to Mr. Mika for the three most recently completed fiscal years in which a cash bonus program covering Mr. Mika was in effect or a cash bonus was actually paid, plus 24 months of COBRA payments, all payable in two equal lump sum payments, the first within 60 days following the date of separation and the second on the first anniversary of the date of separation. In the event that within three months prior or twelve months following a “change of control,” he is terminated by us other than for “cause” or if he resigns for “good reason”, the severance benefits will be payable in a lump sum and any long-term incentive awards outstanding shall become fully vested, and if applicable, exercisable.

For purposes of the employment agreement, “cause” generally means Mr. Mika’s willful engagement in an act or omission which is in bad faith and to the detriment of CollabRx, engagement in misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to CollabRx, breach of the employment agreement in any material respect, habitual neglect of or material failure to perform his duties (other than any failure resulting solely from physical or mental disability or incapacity) after a written demand for performance is delivered to him by CollabRx, commission or conviction of a felony or any crime involving moral turpitude, use of drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of CollabRx, engagement in any act of dishonestly involving CollabRx, disclosure of confidential information of CollabRx not required by his job duties, engagement of commercial bribery or the perpetration of fraud.  Mr. Mika will have 45 days to cure any event which could lead to termination for cause, if such events are curable.

For purposes of the employment agreement, “good reason” generally means the assignment to Mr. Mika of principal duties or responsibilities, or the substantial reduction of his duties and responsibilities, either of which is inconsistent with his position, a material reduction in his annual base salary, except to the extent the salaries of other executives of CollabRx are similarly reduced, a relocation of CollabRx’s principal place of business by more than 40 miles from San Francisco, California, or any material breach by CollabRx of the employment agreement that is not cured within 30 calendar days following written notice of the breach to CollabRx.

For purposes of the employment agreement, “change of control” means each of the following:

(i)           A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

 (ii)          During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) above or clause (iii) below whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

 (iii)        The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)           Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)           After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)          The Company’s stockholders approve a liquidation or dissolution of the Company.

Executive Severance Plan.  In addition, the Board has approved a severance program for executive officers which generally provides for severance in an amount equal to six month’s base salary in the event an executive officer’s employment is terminated by CollabRx without cause, however, in the event that an executive officer is terminated by CollabRx without cause within 12 months following a change of control, the Company will continue to pay such executive officer’s base salary for a period of 12 months.

For purposes of the executive severance program, the terms “cause” and “change of control” generally have the same meanings given to such terms in the employment agreements.

Employment Agreement with Clifford Baron:  CollabRx entered into an at-will employment agreement with Dr. Barron, on March 5, 2014. The employment agreement has an initial term of two years and is subject to annual automatic one-year extensions unless either party provides prior notice of its intention not to renew. Under the agreement, Dr. Barron’s annual base salary is initially set at $200,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provides that Dr. Baron will be eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program adopted by the Company.  No such incentive bonus program is currently in effect.

Employment Agreement with Gavin Gordon:  CollabRx entered into an at-will employment agreement with Mr. Gordon, on July 12, 2012. Under the agreement, Mr. Gordon’s annual base salary is initially set at $170,000 per year subject to review and potential increase in accordance with Company policy. Mr. Gordon was made an officer of the Company effective June 1, 2013, and as a result received an increase in his annual base salary.  His current annual base salary is $185,000.

Employment Agreement with George Lundberg:  CollabRx entered into an at-will employment agreement with Dr. Lundberg, on July 12, 2012. Under the agreement, Dr. Lundberg’s annual base salary was initially set at $125,000 per year subject to review and potential increase in accordance with Company policy, taking into account that Dr. Lundberg serves the Company in a capacity which is less than a full-time employee. Dr. Lundberg was made an officer of the Company effective September 2, 2013, and as a result received an increase in his annual base salary.  His current annual base salary is $150,000.

For purposes of the executive severance program, the terms “cause” and “change of control” generally have the same meanings given to such terms in the employment agreements.

POTENTIAL PAYMENTS UPON TERMINATION

The following table summarizes potential change in control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios — a termination of employment as a result of death, disability or our non-renewal of a written employment agreement; a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika and Dr. Barron, either of their resignations for good reason); or a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika and Dr. Barron, their resignations for good reason), in each case within 3 months prior to or 12 months following a change in control.  The table assumes that the termination or change in control occurred on March 31, 2014.

Recipient and Benefit	Death, Termination as a Result of Disability or Non- Renewal of Employment Agreement		Termination without Cause or Resignation for Good Reason more than 3 Months Prior to a Change in Control or More than 12 Months Following a Change of Control		Termination without Cause or Resignation for Good Reason Within 3 Months prior to or 12 Months Following a Change of Control
Thomas Mika
Cash Severance	$818,000	(1)	$818,000	(1)	$818,000	(1)
Option Award Acceleration (2)	--		--		--
RSU Acceleration	--		--		$212,960	(3)
Total	$818,000		$818,000		$1,030,960
Clifford Baron
Cash Severance	$100,000	(4)	$100,000	(4)	$100,000	(4)
Option Award Acceleration (3)	--		--		--
RSU Acceleration	--		--		--
Total	$100,000		$100,000		$100,000
Gavin Gordon
Cash Severance	$92,500	(4)	$92,500	(4)	$92,500	(4)
Total	$92,500		$92,500		$92,500
George Lundberg
Cash Severance	$75,000	(4)	$75,000	(4)	$75,000	(4)
Total	$75,000		$75,000		$75,000

(1)   Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for the previous three fiscal years in which a bonus plan was in place plus 24 months of COBRA payments, all payable in two equal lump sum payments, the first within 60 days following the date of separation and the second on the first anniversary of the date of separation. In the event that within three months prior or twelve months following a “change of control,” he is terminated for other than for “cause” or if he resigns for “good reason”, the severance benefits will be payable in a lump sum and any long-term incentive awards outstanding shall become fully vested, and if applicable, exercisable.  Mr. Mika was provided an annual salary increase of $25,000 effective July 3, 2014.  However, he has voluntarily chosen to defer that increase until January 1, 2015.

(2)   Amount represents the fair market value of our common stock on March 31, 2014 less the exercise price of the accelerated stock options, multiplied by the number of shares underlying the options subject to accelerated vesting.

(3)   Amount represents the fair market value of the grant as of the grant date, multiplied by the number of shares underlying the awards subject to accelerated vesting.

(4)   Amount represents 6 months of base salary.

OUTSTANDING EQUITY OPTION AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding stock options held by the named executive officers at March 31, 2014. No plan-based option awards were granted during the fiscal year ended March 31, 2014.

	Options Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Securities Underlying Vested		Number of Securities Underlying Unvested	Market Price at Grant Date ($)	RSU Expiration Date (4)
Thomas Mika	3,267	0	23.00	11/15/2016	0	(3)	9,800	2.45
	20,730	0	21.00	12/18/2017	0	(6)	29,250	3.40
	43,692	0	11.70	11/5/2018	0	(5)	50,000	1.79

Clifford Baron	--	40,000	3.22	3/5/2024	--		10,000	3.22

Gavin Gordon	--	10,000	3.22	3/5/2024
	2,500	7,500	3.75	1/1/2023	--		10,000	3.75
	5,000	15,000	3.94	7/12/2022

George Lundberg	3,750	11,250	3.94	7/12/2022

James Karis					23,921	(7)	0	3.94

(1)   Options vest at a rate of 25% of the shares on the first anniversary of the date the option is granted, 25% of the shares on the second anniversary of the date the option is granted, and 2.083% of the shares on the last day of each month commencing with the 25th month, with full vesting on the last day of the 48th month following the date the option is granted.

(2)   The expiration date of each option occurs ten year after the date of grant of each option.
(3)   The award (consisting of restricted stock units) vests 7,700 units on November 5, 2010, 17,500 units on each of November 5, 2011, November 5, 2012 and November 5, 2013, and 9,800 units on November 5, 2014.  The constructive receipt of the underlying common stock has been deferred until November 5, 2014.   In June 2014, Mr. Mika voluntarily forfeited vested restricted stock units providing him the right to receive 138,203 shares of the Company’s common stock.
(4)   There is no expiration date for each restricted stock unit award.
(5)   The award (consisting of restricted stock units) vests 25,000 units on June 30, 2012, June 30, 2013, September 30, 2014 and June 30, 2015.  In June 2014, Mr. Mika voluntarily forfeited vested restricted stock units providing him the right to receive 138,203 shares of the Company’s common stock.
(6)   The award (consisting of restricted stock units) vests 9,750 on April 1, 2013, April 1, 2014, April 1, 2015 and April 1, 2016.   In June 2014, Mr. Mika voluntarily forfeited vested restricted stock units providing him the right to receive 138,203 shares of the Company’s common stock.
(7)   The award (consisting of restricted stock units) is fully vested.  Unvested shares have been forfeited.

Director Compensation for fiscal year ended March 31, 2014

Our outside directors currently receive an annual $15,000 retainer for service on the Board of Directors, meeting fees of $1,500 per Board meeting and $1,000 for the first six audit committee meetings and $750 for the first six nominating and compensation committee meetings not held in conjunction with a full Board of Directors meeting. Furthermore, directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Additionally, each committee chair receives an annual chair retainer as follows:  $7,500 for the Audit Committee chair, $5,000 for the Compensation Committee chair and $4,000 for the Nominating/Corporate Governance Committee chair. In addition, non-employee directors receive options to purchase 1,666 shares of common stock upon initial election or appointment to the Board of Directors and each director automatically receives options to purchase 833 shares of common stock annually thereafter.

The following table shows non-employee director compensation during fiscal year 2014.   Mr. Gilbert Bellini voluntarily decided not to stand for election for another term as a director prior to the Company’s Annual Meeting.  Mr. Bellini originally joined the Board of Directors of our Company in September 2008 as a representative for Alcatel Micro Machining. He resigned his board membership in December 2010 after the transfer of our shares from Alcatel Micro Machining and was reappointed to our Board of Directors as an independent director in January 2011.

	Fiscal Year Ended March 31, 2014
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Gilbert Bellini	25,000	2,298	27,298
James Karis	9,000	2,298	11,298
Jeffrey M. Krauss	32,500	2,298	34,798
Carl Muscari	34,000	2,298	36,298

(1)            The value of the stock awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to recognize and support both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of March 31, 2014 for all of our equity compensation plans, including our Eighth Amended and Restated 1998 Equity Participation Plan, our 2007 Incentive Award Plan, and our Fifth Amended and Restated Stock Option Plan for Outside Directors, and inducement grants made to new employees which were not subject to approval by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of all Outstanding Options and RSUs		Weighted-Average Exercise Price of Outstanding Options and RSUs	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	357,809	(1)	$7.71	148,428	(2)
Equity compensation not approved by security holders	143,000		$3.69	—
Total	500,809	(1)	$6.56	148,428	(2)

(1)   Excludes 26,080 Restricted Stock Unit awards whose distribution has been deferred.
(2)   Excludes 3,705 shares remaining available for future issuance under our Employee Qualified Stock Purchase Plan.

Employee Benefit Plans

The number of shares indicated in the following employee benefit stock plans reflects a 1-for-5 reverse stock split effected by the Company on June 15, 2011.

Eighth Amended and Restated 1998 Equity Participation Plan (Eighth Amended and Restated)

Pursuant to the terms of the Company’s Eighth Amended and Restated 1998 Equity Participation Plan (“1998 Equity Plan”), aggregate of 333,333 shares of common stock were reserved for issuance pursuant to granted stock options and stock appreciation rights or upon the vesting of granted restricted stock awards. The exercise price of options generally was the fair value of the Company’s common stock on the date of grant. Options are generally subject to vesting at the discretion of the Compensation Committee of the Board of Directors (the “Committee”). At the discretion of the Committee, vesting may be accelerated when the fair market value of the Company’s stock equals a certain price established by the Committee on the date of grant. Incentive stock options will be exercisable for up to ten years from the grant date of the option. Non-qualified stock options will be exercisable for a maximum term to be set by the Committee upon grant.  Upon the adoption of the 2007 Equity Plan, no further awards were issued under the 1998 Equity Plan.

2007 Incentive Award Plan

Pursuant to the terms of the Company’s 2007 Equity Participation Plan (“2007 Equity Plan”), which was authorized as a successor plan to the Company’s 1998 Equity Incentive Plan and Director Option Plan, an aggregate of 200,000 shares of common stock is available for grant pursuant to the 2007 Equity Plan, plus the number of shares of common stock which are or become available for issuance under the 1998 Equity Plan and the Director Option Plan and which are not thereafter issued under such plans. The 2007 Equity Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.  The option exercise price of all stock options granted pursuant to the 2007 Equity Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee's death.  Awards granted under the 2007 Equity Plan are generally subject to vesting at the discretion of the Committee.  As of September 30, 2014, 251,158 shares were available for issuance under the 2007 Equity Plan.

Directors Stock Option Plan

Pursuant to the terms of the Fifth Amended and Restated Stock Option Plan for Outside Directors, as amended, (“Director Option Plan”), an aggregate of 66,667 shares of common stock were reserved for issuance pursuant to stock options granted to outside directors.  Each outside director who was elected or appointed to the Board on or after September 15, 1998 was eligible to be granted an option to purchase 1,667 shares of common stock and on each second anniversary after the applicable election or appointment shall receive an additional option to purchase 833 shares, provided that such outside director continued to serve as an outside director on that date. For each outside director, 1/12th of the total number of shares will vest on the first day of each calendar month following the date of Option grant, contingent upon continued service as a director.  Following the adoption of the 2007 Equity Plan, no further awards were issued under the Director Option Plan.   As of April 7, 2014, non-employee directors receive options to purchase 5,000 shares of common stock upon initial election or appointment to the Board of Directors and each director automatically receives options to purchase 2,500 shares of common stock annually thereafter.

Employee Qualified Stock Purchase Plan

The Company has offered an employee qualified stock purchase plan (“Employee Plan”) under which rights are granted to purchase shares of common stock at 85% of the lower of the market value of such shares at the beginning of a six month offering period or at the end of that six month period. Under the Employee Plan, the Company is authorized to issue up to 16,667 shares of common stock. There were no common stock shares purchased in fiscal years 2014 or 2013.  Shares available for future purchase under the Employee Plan were 3,705 at September 30, 2014.   The Plan expired on July 22, 2014.

Savings and Investment Plan (401(k))

The Company has established a defined contribution plan that covers substantially all U.S. employees. Employee contributions of up to 4% of each U.S. employee’s compensation will be matched by the Company based upon a percentage to be determined annually by the Board. Employees may contribute up to 15% of their compensation, not to exceed a prescribed maximum amount. The Company made contributions to the plan of $42 and $24, in the years ended March 31, 2014 and 2013, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since March 31, 2011, there has not been, nor is there currently proposed, any transaction or series of related transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which the other parties included or will include any of our directors, executive officers, holders of 5% or more of our voting securities, or any member of the immediate family of any of the foregoing persons, other than compensation arrangements with directors and executive officers, which are described where required in “Management,” “Executive Compensation,” and the transactions described below.

While the following transactions did not exceed $120,000, the only related party transactions in which the Company was involved were related to its investment in Sequel Power, which ended in March 2013, and which totaled $100,000 annually for management fees for fiscal years 2012 and 2013.

Procedures for Review, Approval or Ratification of Transactions with Related Persons

The Nominating/Corporate Governance Committee is responsible for review, approval or ratification of transactions with related persons of the Company, which shall include directors, executive officers, holders of more than 5% of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons.  The Nominating/Corporate Governance Committee has developed a Code of Business Conduct and Ethics that establishes policies and procedures to facilitate the review, approval or ratification of such transactions.

Indemnification Agreements

        The Company currently maintains agreements to indemnify our directors and executive officers to the maximum extent allowed under Delaware law. Subject to the provisions of these agreements, these agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by our directors, the individuals named in the Summary Compensation Table, all directors and executive officers as a group and beneficial owners of more than 5% of our common stock as of September 1, 2014.

We have determined beneficial ownership of securities in accordance with the rules of the SEC.  Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options, warrants and restricted stock units held by the respective person or group which may be exercised or converted within 60 days after September 1, 2014.  For purposes of calculating each person’s or group’s percentage ownership, stock options, warrants exercisable and restricted stock units that could be settled within 60 days after September 1, 2014 are included for that person or group but not the stock options, warrants or restricted stock units of any other person or group.  Applicable percentage ownership is based on 2,929,121 shares of our common stock outstanding as of September 1, 2014.  The address of each director and officer is c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, CA 94104.

	Shares Beneficially Owned Prior to the Offering
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Thomas R. Mika	134,725	4.60%
Clifford Baron	11,875	*
Gavin Gordon	15,625	*
George Lundberg	19,000	*
Paul Billings	15,208	*
James Karis	37,029	1.26
Jeffrey M. Krauss	29,255	1.00
Carl Muscari	22,246	*

All executive officers and directors as a group (8 persons)	284,963	9.73
5% Stockholders:
•	Less than 1%.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws.  For more detailed information, please see copies of these documents which are included as exhibits to the registration statement of which this prospectus forms a part.  We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of September 30, 2014, 2,929,954 shares of our common stock were outstanding and held by 131 stockholders of record.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of September 30, 2014, we had outstanding options to purchase an aggregate of 492,147 shares of our common stock, with a weighted average exercise price of $6.24, pursuant to our Stock Plans, named above.

Restricted Stock Units

As of September 30, 2014, we had 179,300 restricted stock units, or RSUs, outstanding pursuant to our Stock Plans, named above.   In addition, there are 63,671 vested RSUs, whose distribution has been deferred.

Warrants

As of September 30, 2014, we had outstanding warrants to purchase 27,405 shares of common stock at an exercise price of $2.50 per share, which are not exercisable until June 24, 2015 and which expire June 24, 2020.  These warrants were issued in connection with the underwritten public offering which closed on June 25, 2014 for 913,500 shares of its common stock, offered at a public offering price of $2.00 per share.

In addition, warrants to purchase 92,888 shares of common stock with a weighted average exercise price of $3.15 per share were not included in the computation of diluted net loss per common share.  These warrants, which represent the balance of Sequel Power’s grant, expire January 14, 2015.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.  These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids.  These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Composition and Filling Vacancies

     Our bylaws provide that any Director or the entire Board may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Directors shall be elected at the annual meeting of the stockholders and each Director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any Director or the entire Board may be removed, either with or without cause, from the Board at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat.  Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining Director.  The Directors so chosen shall hold office until the next annual election of Directors and until their successors are duly elected and shall qualify, unless sooner displaced.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

The Board may from time to time make, amend, supplement or repeal the Company’s Bylaws by vote of a majority of the Board, and the stockholders may change or amend or repeal these Bylaws by the affirmative vote of the majority of holders of the Common Stock. In addition to and not in limitation of the foregoing, the Company’s Bylaws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “CLRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company. The transfer agent and registrar’s address is 10 Commerce Drive, Cranford, New Jersey  07016.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability

In connection with the purchase of one share of common stock, we will also issue one warrant. Each warrant entitles the holder to purchase one share of common stock. The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of our shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase or decrease by a holder to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to us and any such increase or decrease will apply only to the holder sending such notice and not to any other holder of warrants) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price

The initial exercise price per share purchasable upon exercise of the warrants is $         per share.

Cashless Exercise

In the event that the shares underlying the warrants are no longer registered under the Securities Act, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares determined according to the formula set forth in the warrant.

Transferability

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Anti-Dilution Provisions

The exercise price is subject to adjustment in the event of sales of our common stock during the one-year period following the closing at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common stock at a conversion or exercise price less than the exercise price then in effect subject to customary exceptions). In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fundamental Transaction

Upon the consummation of a Fundamental Transaction (as defined in the warrant), the holder of the warrant will have the right to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of the warrant without regard to any limitations on exercise contained in the warrant.

A “Fundamental Transaction” is defined under the warrants as (i) we or any of our subsidiaries shall directly or indirectly (1) consolidate or merge with or into any other entity other than a subsidiary of ours, or (2) sell, lease, license, other than for purposes of granting a security interest assign, transfer, convey or otherwise dispose of all or substantially all of our respective properties or assets to any other person or entity, or (3) allow any other entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of our voting stock or (4) consummate a stock or share purchase agreement or other business combination with any other entity whereby such other person or entity acquires more than 50% of the outstanding shares of our voting stock or (5) (I) reorganize, recapitalize or reclassify our common stock, or (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving our common stock or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving our common stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock of ours; provided, however, that this clause (ii) shall not apply with respect to any person or group who is the beneficial owner, directly or indirectly, of at least 50% of the aggregate voting power represented by our issued and outstanding voting stock as of the date of this prospectus.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Currently, no public market exists for our warrants. We do not intend to apply for the listing of the warrants on any national securities exchange. The common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Underwriter’s Warrants

Please see “Underwriting” for a description of the warrants we have agreed to issue to the underwriter in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants prior to the closing of this offering.

UNDERWRITING

Aegis Capital Corp. is the sole underwriter of the offering. We have entered into an underwriting agreement dated           , 2014 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock and warrants:

Name of Underwriter	Number of Shares	Number of Warrants
Aegis Capital Corp.
Total

The underwriter is committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares and warrants described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of an officer’s certificate and legal opinion.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriter may be required to make in respect thereof.
The underwriter is offering the common stock and warrants, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter proposes to offer the common stock and warrants offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the common stock and warrants to other securities dealers at such price less a concession of $       per share and warrant. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase from us a maximum of         additional shares of common stock and warrants to purchase an equal number of shares of common stock to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares and warrants covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $     and the total net proceeds, before expenses, to us will be $    .

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

Total
	Per Share	Per Warrant	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Non-accountable expense allowance (1%) (1)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1) The expense allowance is not payable with respect to the shares and warrants sold upon exercise of the underwriter’s over-allotment option.

We have agreed to pay the underwriter a non-accountable expense allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriter to cover over-allotments).

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriter’s over-allotment option) with the Securities and Exchange Commission; (b) all fees associated with the review of the offering by FINRA, (c) all actual fees and expenses relating to the listing of the common stock and warrants to be sold in this offering on the Nasdaq Capital Market, (d) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $2,000 per individual and $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriter; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (g) the costs of all mailing and printing of the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the underwriter may reasonably deem necessary; (h) fees and expenses of the transfer agent for the shares offered; (i) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriter; (j) the fees and expenses of our accountants; (k) the fees and expenses of our legal counsel and other agents and representatives; (l) the fees and expenses of the underwriter’s legal counsel; (m) the cost associated with the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; and (n) the underwriter’s actual accountable “road show” expenses for the offering. Notwithstanding the foregoing, we shall only be required to reimburse up to a maximum of $50,000 of the underwriter’s actual accountable expenses as provided by clauses (d), (l), (m) and (n) above.

We estimate that the total expenses of the offering including all expenses to be reimbursed to the underwriter, excluding the underwriting discount, will be approximately $50,000.

Discretionary Accounts.  The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the company without the prior written consent of the underwriter, for a period of 90 days from the date of the pricing of the offering, and (b) we, and any successor, have agreed, subject to certain exceptions, not to for a period of 90 days from the date of the pricing of the offering (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock; (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (1), (2), or (3) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things, (1) the issuance by us of stock options pursuant to our existing stock incentive plans, or (2) the issuance of common stock upon the exercise of outstanding stock options and warrants.

Underwriter’s Warrants.  We have agreed to issue to the underwriter warrants to purchase up to a total of            shares of common stock (3% of the shares of common stock sold). The warrants are exercisable at $         per share (125% of the price of the shares sold in the offering), commencing one year from the closing date of the offering, and expiring five years after the closing date of the offering. The warrants have been deemed to be underwriter’s compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. In addition, the warrants provide for registration rights upon request, in certain cases. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal.  Until twelve months after the closing date of the offering, the underwriter shall have an irrevocable right of first refusal to act as lead manager or sole book runner, exclusive placement agent, exclusive financial advisor or in any other similar capacity, on the underwriter’s customary terms and conditions, in the event we or any subsidiary retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue a registered, underwritten public offering of, or a private placement of securities; provided, that the underwriter shall have no right of first refusal for any strategic partnership, investment, joint venture collaboration or other transaction that we undertake, including any offer or sale of securities by us pursuant to any such transaction.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•	Overallotment transactions involve sales by the underwriter of shares in excess of the number of securities the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of securities involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which it may purchase securities through exercise of the overallotment option. If the underwriter sells more securities than could be covered by exercise of the overallotment option and, therefore, has a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market.

Passive market making.  In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or the prior consent of any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us. No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Menlo Park, California.  Certain legal matters will be passed upon for the underwriter by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of CollabRx, Inc. for each of the years ended at March 31, 2014 and 2013, appearing in this Prospectus and Registration Statement, have been audited by Burr Pilger Mayer, Inc., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.  You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility and the website of the SEC referred to above.  We also maintain a website at www.collabrx.com.  You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.  Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus.  We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2014 filed on June 9, 2014 and July 7, 2014;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 20, 2014 filed on August 14, 2014 and November 14, 2014, respectively;
•	Current Reports on Form 8-K filed April 11, 2014, May 30, 2014, June 23, 2014, August 19, 2014 and September 30, 2014;
•	Proxy Statement on Schedule 14A filed July 29, 2014; and
•	The description of our Common Stock as set forth in our Registration Statement on Form 8-A file don September 21, 1995.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, CA 94104, or call the Company at 415-248-5350.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

COLLABRX, INC.

Index to Financial Statements

The Company’s Financial Statements and notes thereto appear in this prospectus according to the following Index of Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of CollabRx  Inc.

We have audited the accompanying consolidated balance sheets of CollabRx, Inc. and its subsidiaries (“the Company”) as of March 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2014.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor have we been engaged to perform, an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CollabRx, Inc. and its subsidiaries as of March 31, 2014 and 2013 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and negative cash flow from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
June 6, 2014

COLLABRX, INC.  AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	March 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,430	$4,039
Accounts receivable	148	250
Prepaid expenses	104	91
Other current assets	79	11
Deferred financing costs	162	--
Investment in convertible promissory note	378	--
Other assets of discontinued operations	--	11
Total current assets	2,301	4,402
Property and equipment, net	130	142
Intangible assets, net	1,281	1,490
Goodwill	603	603
Investment in convertible promissory note	--	345
Total assets	$4,315	$6,982
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$136	$64
Accrued compensation	119	103
Common stock warrant liability	--	10
Deferred revenue	108	--
Liabilities of discontinued operations	5	16
Total current liabilities	368	193
Deferred tax liability	500	581
Promissory note	509	504
Other long-term liabilities	13	--
Total liabilities	1,390	1,278

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,925,788 shares, 2,005,187 and 1,952,980 shares issued and outstanding as of June 30, 2014, March 31, 2014 and 2013, respectively	20	19
Additional paid-in capital	130,994	130,602
Accumulated other comprehensive loss	--	(142)
Accumulated deficit	(128,089)	(124,775)
Total stockholders’ equity	2,925	5,704
Total liabilities and stockholders’ equity	$4,315	$6,982

See accompanying notes to consolidated financial statements.

COLLABRX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)

	Year Ended March 31,
	2014	2013

Revenue	$658	$300
Revenue - related party	--	100
Total revenue	658	400
Cost of revenue	158	56
Gross profit	500	344
Operating expenses:
Engineering	1,714	667
Research and development	284	536
Sales and marketing	271	257
General and administrative	1,819	2,979
Total operating expenses	4,088	4,439
Operating loss	(3,588)	(4,095)
Other income, net	40	39
Loss before income tax benefit	(3,548)	(4,056)
Income tax benefit	(79)	(83)
Loss from continuing operations	(3,469)	(3,973)
Gain on sale of discontinued operations, net of taxes	267	--
(Loss) income from discontinued operations, net of taxes	(112)	45
Net income from discontinued operations, net of taxes	155	45
Net loss	$(3,314)	$(3,928)

Net loss per share from continuing operations:
Basic and diluted	$(1.77)	$(2.14)
Net income (loss) per share from discontinued operations:
Basic and diluted	$0.08	$0.02
Net loss per share:
Basic and diluted	$(1.69)	$(2.12)

Weighted-average shares used in per share computation:
Basic and diluted	1,965	1,856

See accompanying notes to consolidated financial statements.

COLLABRX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

				Accumulated		Total
			Additional	Other	Accum-	Stock-
	Common Stock		Paid-in	Comprehensive	ulated	holder's
	Shares	Amount	Capital	Income (loss)	Deficit	Equity

Balances as of March 31, 2012	1,688,807	$17	$129,052	$(142)	$(120,847)	$8,080
Stock issued for asset acquisition - CollabRx	236,433	2	930	-	-	932
Stock compensation expense and released restricted stock units	27,740	-	695	-	-	695
Warrants exchanged for services - Sequel	-	-	(75)	-	-	(75)
Net loss	-	-	-	-	(3,928)	(3,928)
Balances as of March 31, 2013	1,952,980	19	130,602	(142)	(124,775)	5,704
Stock issued in connection with 2014 ATM Plan	1,810	-	6	-	-	6
Stock options exercised	10,000	-	35	-	-	35
Stock compensation expense and released restricted stock units	40,397	1	351	-	-	352
Cumulative translation adjustment	-	-	-	142		142
Net loss	-	-	-	-	(3,314)	(3,314)
Balances as of March 31, 2014	2,005,187	$20	$130,994	$-	$(128,089)	$2,925

See accompanying notes to consolidated financial statements.

COLLABRX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,314)	$(3,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation expense	352	695
Fair value adjustment of common stock warrants	(10)	(9)
Depreciation	34	16
Reclassified loss of foreign exchange translation	142	--
Loss on disposal of property and equipment	--	17
Amortization of intangible assets	209	160
Accrued interest on convertible note receivable	(33)	(33)
Deferred tax liability	(81)	(83)
Accrued interest promissory note payable	5	4

Changes in operating assets and liabilities:
Accounts receivable	102	(250)
Prepaid expenses	(13)	(40)
Other current assets	(33)	(81)
Deferred financing costs	(162)	--
Accounts payable, accrued expenses and other liabilities	101	(483)
Deferred revenue	108	--
Current assets and liabilities from discontinued operations, net	--	177
Net cash used in operating activities	(2,593)	(3,838)
Cash flows from investing activities:
Acquisition of property and equipment	(22)	(119)
Cash received from acquisition	--	476
Issuance of note receivable	--	(300)
Net cash (used in)/provided by investing activities	(22)	57
Cash flows from financing activities:
Proceeds from at-the-market facility	6	--
Net cash provided by financing activities	6	--
Net decrease in cash and cash equivalents	(2,609)	(3,781)
Cash and cash equivalents as of beginning of year	4,039	7,820
Cash and cash equivalents as of end of year	$1,430	$4,039

Supplemental disclosure of non-cash activities:
Warrants received in exchange for services	$--	$75
Shares issued in CollabRx acquisition	$--	$932
Note Receivable used as consideration for CollabRx acquisition	$--	$300
Promissory Note issued in CollabRx acquisition	$--	$500
Fair value of assets acquired in CollabRx acquisition	$--	$2,253
Liabilities assumed in CollabRx acquisition	$--	$997
Amount receivable from stock option exercise	$35	$--

See accompanying notes to Consolidated Financial Statements.

COLLABRX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (All amounts in thousands, except share and per
share data, unless otherwise noted)

Note 1. Description of Business and Summary of Significant Accounting Policies

The Company

CollabRx, Inc., a Delaware corporation (“CollabRx,” the “Company” or “we,” “us,” or “our”), is the formerly named Tegal Corporation, a Delaware corporation (“Tegal”), which acquired a private company of the same name on July 12, 2012.  Following approval by its stockholders on September 25, 2012, Tegal amended its charter and changed its name to “CollabRx, Inc.” (the “Name Change”).

 Tegal was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Tegal’s predecessor company was founded in 1972 and acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

Originally, Tegal designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems (“MEMS”) devices, such as sensors, accelerometers and power devices.  Tegal also sold systems for the etching and deposition of materials found in other devices, such as integrated circuits (“ICs”) and optoelectronic devices found in products such as smart phones, networking gear, solid-state lighting, and digital imaging.

As the Company transitioned away from its legacy lines of business in manufacturing and devices, it explored opportunities in various emerging technology sectors, including the photovoltaic solar and medical device industries.  These efforts led to Tegal’s investments in Sequel Power and NanoVibronix, as well as the Company’s acquisition of CollabRx, a company that develops information technology products based systems and methods for aggregating and contextualizing the world’s knowledge on genomics-based medicine, with specific applications in advanced cancer.

On July 12, 2012, we completed the transition of our business model with the closing of our acquisition of CollabRx.  We intend that our acquisition of CollabRx will form the core of our operations going forward.  The Company sought and received stockholder approval at the annual meeting held on September 2012 for an amendment to Tegal’s Certificate of Incorporation, changing the corporate name to CollabRx, Inc.

On January 14, 2011, the Company, se2quel Partners and Sequel Power entered into a Formation and Contribution Agreement. The Company contributed $2 million in cash to Sequel Power in exchange for an approximate 25% ownership interest in Sequel Power.  Sequel Power was focused on the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including but not limited to activities relating to and supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and the consideration of other non-photovoltaic renewable energy projects.  The project services provided to Sequel Power represented the Company’s sole source of revenue for all of fiscal 2012.

On March 31, 2013, Sequel Power irrevocably assigned and transferred unto the Company for cancelation the balance of its Warrants representing the right to purchase 44,578 shares of the Company’s common stock.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners and its 25% ownership interest in Sequel Power. In addition, effective March 31, 2013, the Company terminated its management agreement with Sequel Power.  We do not anticipate making any additional investments in Sequel Power or any other solar-related businesses.

The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern.

Without additional capital, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.  We may need to generate significant revenue or sell equity or debt securities to raise additional funds to continue to operate as a going concern beyond the first quarter of fiscal year 2015. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, and contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business.

There can be no assurance that we will be able to obtain the funds required for our continued operations. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain financing on a timely basis, we will not be able to meet our obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business.

The CollabRx Merger

On July 12, 2012, we completed the acquisition of CollabRx (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of June 29, 2012, (the “Merger Agreement”).  As a result of the Merger, CollabRx became a wholly-owned subsidiary of the Company.  In consideration for 100% of the stock of CollabRx, we agreed to issue an aggregate of 236,433 shares of common stock, representing 14% of the Company’s total shares outstanding prior to the closing, to former CollabRx stockholders.  As of July 12, 2012, these shares had a fair value of $932.  We also assumed $500 of existing CollabRx indebtedness through the issuance of promissory notes.  The principal amount of the promissory notes is payable in equal installments on the third, fourth and fifth anniversaries of the date of issuance, along with the accrued but unpaid interest as of such dates.  Also the note receivable balance recognized in the period prior to the acquisition date consisted of an outstanding loan related to the Company’s investment in CollabRx in the first quarter of fiscal year 2013.  The Company’s initial investment in CollabRx was in the form of a promissory note that accrued interest at a rate of 0.28% per year compounded annually and matured on or about November 7, 2012.  After the completion of the acquisition of CollabRx, the loan was reclassified to be included as part of the purchase price, thereby extinguishing the $300 bridge loan previously extended to CollabRx.  The Company did not pay any cash consideration in connection with the acquisition.

In addition, Tegal granted a total of 368,417 restricted stock units (“RSUs”) and options as “inducement grants” to newly hired management and employees, all subject to four-year vesting and other restrictions.  In December 2012, an aggregate of 215,475 RSUs were forfeited in connection with the resignation of James Karis as the Company’s Co-Chief Executive Officer.

On July 12, 2012, in connection with the acquisition of CollabRx, pursuant to the Merger Agreement, dated June 29, 2012, we entered into an Agreement Not to Compete with Jay M. Tenenbaum (the “Noncompete”), pursuant to which Mr. Tenenbaum agreed to refrain from competing with the Company on the terms set forth therein for a period of three years commencing on July 12, 2012.

Also on July 12, 2012, we entered into a Stockholders Agreement (the “Stockholders Agreement”) with the former stockholders of CollabRx.  Pursuant to the Stockholders Agreement, (i) the Company has agreed to provide certain registration rights to the stockholders, and (ii) the stockholders have agreed to certain transfer restrictions and voting provisions for a period of two years.

In connection with the Merger Agreement and the Employment Agreement dated as of June 29, 2012 by and among the Company and James Karis, on July 12, 2012, Mr. Karis, the former Chief Executive Officer of CollabRx, was appointed the Co-Chief Executive Officer and a director of the Company.   In December 2012, Mr. Karis resigned from his position as Co-Chief Executive Officer but remained on the Company’s Board of Directors.

In addition, pursuant to the Indemnity Agreement dated as of July 12, 2012 by and between the Company and James Karis (the “Indemnity Agreement”), Mr. Karis has been granted customary indemnification rights in connection with his position as an officer and director of the Company.

Additional information is set forth, including the description of the Merger provided above, and is qualified in its entirety by reference to the full text of the transaction documents, copies of which are filed as exhibits to the Form 8-K reports filed July 5, 2012 and July 18, 2012.

Principles of Consolidation and Foreign Currency Transactions

The consolidated financial statements include the accounts of the Company and all of its subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States.  Intercompany transactions and balances are eliminated in consolidation. Accounts denominated in foreign currencies are translated using the foreign currencies as the functional currencies. Assets and liabilities of foreign operations are translated to U.S. dollars at current rates of exchange and revenues and expenses are translated using weighted-average rates. The effects of translating the financial statements of foreign subsidiaries into U.S. dollars are reported as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Gains and losses from foreign currency transactions are included in the statements of operations as a component of other income (expense), net, and were not material in all periods presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from those estimates.

Reclassification

Certain prior year operating expense amounts were reclassified, still within operating expenses, to conform to the current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid debt and equity instruments having a maturity of three months or less on the date of purchase to be cash equivalents.

As of March 31, 2014 and 2013, all of the Company’s current investments are classified as cash equivalents in the consolidated balance sheets. The investment portfolio as of March 31, 2014 and 2013 is comprised of money market funds. As of March 31, 2014 and 2013, the fair value of the Company’s investments approximated cost.

Financial Instruments

The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and other liabilities approximates fair value due to their relatively short maturity. Based on the borrowing rates currently available to the Company, the note payable carrying value approximates fair value. With our exit from our historical operations, our exposure to foreign currency fluctuations has been mostly eliminated.  The Company does not hold derivative financial instruments for speculative purposes.  Previously, the Company would periodically enter into foreign exchange contracts to sell Euros, which are used to hedge a sales transaction in which costs were denominated in U.S. dollars and the related revenue was generated in Euros.  On March 31, 2014 and 2013, the Company had no open foreign exchange contracts to sell Euros or any other foreign currencies.

Changes in the exchange rate between the Euro and the U.S. dollar are currently immaterial to our operating results. Exposure to foreign currency exchange rate risk may increase over time as our business evolves.

Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.   When determining fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and we consider what assumptions market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.   The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

•	Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

•	Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

 The Company’s financial instruments consist primarily of money market funds. As of March 31, 2014, all of the Company’s current assets in financial instruments investments were classified as cash equivalents in the consolidated balance sheet. Our cash equivalents totaled $1,430.  The investment portfolio at March 31, 2014 was comprised of money market funds.  The carrying amounts of the Company’s cash equivalents are valued using Level 1 inputs.  The Company uses the Black-Scholes option pricing model as its method of valuation for warrants that are subject to warrant liability accounting.  The determination of the fair value as of the reporting date is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables which could provide differing variables.  These variables include, but are not limited to, expected stock price volatility over the term of the security and risk free interest rate.  In addition, the Black-Scholes option pricing model requires the input of an expected life for the securities for which we have estimated based upon the stage of the Company’s development.  The fair value of the warrant liability is revalued each balance sheet date utilizing the Black-Scholes option pricing model computations with the decrease or increase in the fair value being reported in the consolidated statement of operations as other income, net.  A significant increase (decrease) of any of the subjective variables independent of other changes would result in a correlated increase (decrease) in the liability and an inverse effect on net income (loss).  The Company also had warrant liabilities which are valued using Level 3 inputs.

As of September 30, 2013, the Company’s warrant liability has been extinguished, and the Company has no other financial instruments subject to using Level 3 inputs.

The change in the fair value of the common stock warrant liability is as follows:

	Year Ended March 31,

	2014	2013
Balance at the beginning of the period	$10	$19
Change in fair value recorded in earnings, including expirations	(10)	(9)
Balance at the end of the period	$-	10

Investment in Unconsolidated Affiliate

The Company evaluates our joint venture arrangements to determine whether they should be recorded on a consolidated basis.  The percentage of ownership interest in the joint venture, an evaluation of control and whether a variable interest entity (“VIE”) exists are all considered in the consolidation assessment.

We account for our investment in joint ventures where we own a non-controlling interest or where we are not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, our cost of investment is adjusted for our share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received.

Any differences between the cost of our investment in an unconsolidated affiliate and our underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from a different basis in assets contributed to the joint venture. The net difference between our investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates is generally amortized over a period of ten years, which is determined to be the estimated useful life of the underlying intangibles which created the difference in carrying amount.  As a result of the impairment charge taken in fiscal year 2012 for the total value against our unconsolidated affiliate, the net difference as of March 31, 2013 was $0.  The amortization expense related to this difference for the fiscal year ended March 31, 2013 was $0.

On a periodic basis, we assess whether there are any indicators that the fair value of our investments in unconsolidated affiliates may be impaired. An investment is impaired only if our estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. Our estimates of fair value for each investment are based on a number of assumptions such as future revenue projections, operating forecasts, discount rates and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the fair values estimated in the impairment analyses may not be realized.

Our estimate of the fair value of our investment was $0 as of March 31, 2013; we previously incurred an impairment charge of our investment in our unconsolidated affiliates during the year ended March 31, 2012 in the amount of $1,377, bringing the fair value of the investment to $0 as of March 31, 2012.   On March 21, 2013, Sequel Power irrevocably assigned and transferred unto the Company for cancelation the balance of its Warrants representing the right to purchase 44,578 shares of the Company’s common stock.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners and its 25% ownership interest in Sequel Power. In addition, effective March 31, 2013, the Company terminated its management agreement with Sequel Power.

Investment in Convertible Promissory Note

The Company’s carrying amount of its investment in a Convertible Promissory Note approximates fair value.  On a periodic basis, we assess whether there are any indicators that the fair value of our investment in Convertible Promissory Note may be impaired. An investment is impaired only if our estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment.

As of March 31, 2014, the Company’s investment in Convertible Promissory Note consisted solely of the investment in NanoVibronix.  That note bears interest at a rate of 10% per year compounded annually and matures on November 15, 2014.  Interest is accrued and recognized quarterly.  As of March 31, 2014 and 2013, the Convertible Promissory Note balance was $378 and $345, respectively, consisting of the original $300 investment and $78 and $45, respectively, in accrued interest. Should NanoVibronix, Inc. become a public company, then the Company’s Chief Executive Officer will become a member of the NanoVibronix, Inc. Board of Directors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash investments and accounts receivable. Substantially all of the Company’s liquid investments are invested in money market funds. The Company’s accounts receivable are derived primarily from sales to customers located in the United States. Prior to our exit from our historical core operations, the Company performed ongoing credit evaluations of its customers and generally required no collateral. For fiscal years 2014 and 2013, the Company had zero reserves for potential credit losses as such risk was determined to be immaterial. The Company does not currently maintain an allowance for doubtful accounts receivable for potential estimated losses resulting from the inability of the Company’s customers to make required payments.  The Company believes no such reserve is currently required.  The Company had zero write-offs during fiscal years 2014 and 2013.  The Company reviews the estimated risk of current customers’ inability to make payments on a quarterly basis to determine if any amount is uncollectible.

As of March 31, 2014, four customers accounted for 100% of the accounts receivable balance.   One customer accounted for 100% of the accounts receivable balance as of March 31, 2013.  As of March 31, 2014, the balance in accounts receivable was $148.  As of March 31, 2013, the balance in accounts receivable was $250 and one customer accounted for 100% of the Company’s accounts receivable balance.

Life Technologies, Inc. has been a major contributor to our revenues and gross profits for the past two fiscal years, however we have funded the Company’s operating expenses primarily with cash on hand and the net proceeds from the sale of discontinued assets, as disclosed in prior and current filings. We are actively engaged in negotiations with several other companies who are interested in purchasing our content on similar terms or under annual subscriptions or software-as-a-service arrangements.

For the period ended March 31, 2014, Life Technologies Inc.'s amount due in the Company’s accounts receivable balance was zero.  The Company sold the last two patent lots for approximately $365 in the second quarter of the current fiscal year.  The Company received the funds from the patent sales in the third quarter of fiscal year 2014.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the shorter of the estimated useful life of the improvements or the lease term.  Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.   When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in the results of operations. The Company generally depreciates its assets over the following periods:

Years
Furniture and machinery and equipment	7
Computer and software	3 – 5
Leasehold improvements	5 or remaining lease life

Intangible Assets

Intangibles include acquired technology, customer relationships, non-compete agreements, patents and trademarks that are amortized on a straight-line basis over periods ranging from 3 years to 10 years.  The Company performs an ongoing review of its identified intangible assets to determine if facts and circumstances exist that indicate the useful life is shorter than originally estimated or the carrying amount may not be recoverable.  If such facts and circumstances exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flow associated with the related asset or group of assets over their remaining lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible assets, except for trade names, are amortized on a straight-line basis.  Intangible assets related to trade names are not amortized.  The Company tests for impairment at least annually.  The amortization expense included in cost of revenue is related to the acquired software and is amortized on a straight line basis over the expected life of the asset, which the Company believes to be ten years.

No impairment charges for intangible assets were recorded for the fiscal years ended 2014 and 2013.  Prior to the acquisition of CollabRx, all of the Company’s historical intangible assets, other than those related to NLD and Compact, were included in the asset sale of the DRIE product line to SPTS.   The last of the intangible assets related to NLD and Compact were sold in the second quarter in fiscal year 2014.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as well as at fiscal year end. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets. No impairment charges for intangible assets were recorded for the fiscal years ended 2014 and 2013, respectively, since all of the Company’s historical intangible assets, other than those related to NLD and Compact, were included in the asset sale of the DRIE product line to SPTS.   As the Company’s NLD patents and intellectual property were all internally developed (except for those acquired in connection with the Simplus acquisition, which were subsequently written-off) the value of the Company’s NLD technology had no recorded value prior to sale.

Long-lived assets also consist of property, plant and equipment.  The Company recorded disposal losses of $0 and $17 for fixed assets for the fiscal years ended March 31, 2014 and 2013, respectively.  In fiscal year 2013, the Company disposed of certain assets in connection with the relocation of its main offices from Petaluma, CA to San Francisco, CA.

Deferred Financing Costs

Deferred financing costs represent expenses incurred to raise equity capital related to financing transactions which have not yet been completed as of the balance sheet dates.

Accounts Receivable – Allowance for Sales Returns and Doubtful Accounts

For fiscal years 2014 and 2013, the Company had zero reserves for potential credit losses as such risk was determined to be immaterial. The Company does not currently maintain an allowance for doubtful accounts receivable for potential estimated losses resulting from the inability of the Company’s customers to make required payments.  The Company believes no such reserve is currently required.  The Company had zero write-offs during fiscal years 2014 and 2013.  The Company reviews the estimated risk of current customers’ inability to make payments on a quarterly basis to determine if any amount is uncollectible.

As of March 31, 2014, the balance in accounts receivable was $148.  As of March 31, 2013, the balance in accounts receivable was $250.

As of March 31, 2014, four customers accounted for 100% of the accounts receivable balance.   One customer accounted for 100% of the accounts receivable balance as of March 31, 2013.

Revenue Recognition

Each contract sale of our interpretive data is evaluated individually in regard to revenue recognition.  We had integrated in our evaluation the related guidance included in Accounting Standards Codification (“ASC”) Topic 605 – “Revenue Recognition”. We recognized revenue when persuasive evidence of an arrangement exists, the seller’s price is fixed or determinable and collectability is reasonably assured.

For arrangements that include multiple deliverables, we identify separate units of accounting based on the guidance under ASC 605-25, “Multiple Element Arrangements”, which provides that revenue arrangements with multiple deliverables should be divided into separate units of accounting, if certain criteria are met.  The consideration of the arrangement is allocated to the separate units of accounting using the relative selling price method.  Applicable revenue recognition criteria are considered separately for each separate unit of accounting.

Revenue from fixed price contracts is recognized primarily under the percentage of completion method.  Under this method we recognize estimated contract revenue and resulting income based on costs incurred to date as a percentage of the total estimated costs as we consider this model to best reflect the economics of these contracts.  In such contracts, the Company’s efforts, measured by time incurred, typically represents the contractual milestones or output measure.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes”, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Under ASC 740, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. We evaluate annually the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. In 2014 and 2013, we have recorded a full valuation allowance for our deferred tax assets based on our past losses and uncertainty regarding our ability to project future taxable income. In future periods, if we are able to generate income we may reduce or eliminate the valuation allowance.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed using the weighted-average number of common shares outstanding plus any potentially dilutive securities, except when the effect of including such changes is antidilutive.  The weighted-average number of shares and the (loss) income per share reflect a 1-for-5 reverse stock split effected by the Company on June 15, 2011.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718 – “Compensation-Stock Compensation” (“ASC 718”) which establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s service period.

We have adopted several stock plans that provide for issuance of equity instruments to our employees and non-employee directors. Our plans include incentive and non-statutory stock options and restricted stock awards.  These equity awards generally vest ratably over a four-year period on the anniversary date of the grant, and stock options expire ten years after the grant date.  Restricted stock awards do not expire.  Certain restricted stock awards may vest on the achievement of specific performance targets.  We also have an Employee Stock Purchase Plan (“ESPP”) that allows qualified employees to purchase shares of common stock at 85% of the fair market value on specified dates.  The ESPP plan expires on July 22, 2014.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. For the years ended March 31, 2014 and 2013, the Company had no  items of other comprehensive loss.  Therefore, the net loss equals comprehensive loss for the years then ended.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.   The new guidance requires entities to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income unless the amounts are not reclassified in their entirety to net income. For amounts that are not required to be reclassified in their entirety to net income in the same reporting period, entities are required to cross-reference other disclosures that provide additional detail about those amounts. The new guidance was effective for periods beginning after December 15, 2012, and had no material impact on our consolidated financial statements.   See Note 5, Discontinued Operations.

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force)  (“ASU 2013-05”). ASU 2013-05 clarifies that when a parent reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity, the parent is required to apply the guidance in ASC 830-30 to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. ASU 2013-05 is effective prospectively for fiscal years and interim reporting periods within those years beginning after December 15, 2013. The new guidance was adopted early.   See Note 5, Discontinued Operations.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists (a consensus of the FASB Emerging Issues Task Force)  (“ASU 2013-11”). The new guidance requires entities to report an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The new guidance is effective prospectively for fiscal years and interim reporting periods within those years beginning after December 15, 2013. The Company does not expect the new guidance to have a material impact on our consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ” “ASU 2014-08”, which changes the requirements for reporting discontinued operations in Subtopic 205-20 “Presentation of Financial Statements - Discontinued Operations.” The ASU changes the definition of discontinued operations by limiting discontinued operations reporting to disposals that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current U.S. GAAP, many disposals, some of which may be routine in nature and not representative of a substantive change in an entity’s strategy, are reported in discontinued operations. ASU 2014-08 requires expanded disclosures for discontinued operations designed to provide users of financial statements with more information about the assets, liabilities, revenues, expenses and cash flows related to discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss (or change in net assets for a not-for-profit entity) of an individually significant component of an entity that does not qualify for discontinued operations reporting. The amendments in ASU 2014-08 are effective prospectively for fiscal years, and interim periods, beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company does not expect the new guidance to have a material impact on our consolidated financial statements.  See Note 5, Discontinued Operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and the IASB has issued IFRS 15, Revenue from Contracts with Customers. The issuance of these documents completes the joint effort by the FASB and the IASB to improve financial reporting by creating common revenue recognition guidance for U.S. GAAP and IFRS. The new guidance affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance.   For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  Early application is not permitted. The Company will continue to evaluate this newly issued guidance.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Sub Topic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ( Ability to Conti ASU 2014-15 clarifies  principles and definitions that may be used by an organization’s management for disclosures that are currently made available in financial statement footnotes.   Presently, U.S. GAAP does not provide an organization’s management guidance regarding its responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern or to prepare related footnote disclosures.  Instead, auditors are responsible for assessing an entity’s ability to continue as a going concern under AU-C 570. ASU 2014-15 will move this responsibility to management.  ASU 2014-15 will require management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016 to allow the auditing guidance to catch up with this change.  ASU No. 2014-15 affects all companies and nonprofits and early application is allowed.

Note 2. Balance Sheet and Statement of Operations Detail

Property and equipment, net, consisted of:

	March 31,
	2014	2013

Furniture	$133	$132
Office Equipment	72	51
Leasehold Improvements	5	5
Total	210	188
Accumulated Depreciation	(80)	(29)
Disposals	-	(17)
Total Property and Equipment	$130	$142

Depreciation expense for years ended March 31, 2014 and 2013 was $34 and $16, respectively.

Note 3. Intangible Assets

With the acquisition of CollabRx, as of March 31, 2014, the Company’s intangible assets net value was $1,281.  The Company does not amortize the trade name as it has an indefinite life subject to annual impairment tests.  The net book value of Goodwill was $603.

As of March 31, 2014, intangible assets, net, not including goodwill, consisted of the following:

	Gross	Accumulated Amortization	Net
Developed Technology	$719	(128)	591
Customer Relationships	433	(152)	281
Trade Name	346	-	346
Non Compete Agreement	151	(88)	63
Total	$1,649	$(368)	$1,281

Amortization expense was $209 and $160 in fiscal 2014 and 2013, respectively.

As of March 31, 2013, intangible assets, net not including goodwill, consisted of the following:

	Gross	Accumulated Amortization	Net
Developed Technology	$719	(56)	663
Customer Relationships	433	(65)	368
Trade Name	346	-	346
Non Compete Agreement	151	(38)	113
Total	$1,649	$(159)	$1,490

Future estimated amortization expense is as follows:

Year Ending March 31,	Estimated Amortization Expense
2015	$209
2016	171
2017	159
2018	94
2019	72
Thereafter	230
$935

The Company sold all remaining intangibles, except the NLD related patents, to SPTS on February 9, 2011.  The Company retained the internally developed NLD patents and has sold all of these patents as of March 31, 2014.

Note 4. Earnings Per Share (EPS)

Basic EPS is computed by dividing income (loss) available to common stockholders (numerator) by the weighted-average number of common shares outstanding (denominator) for the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS uses the average market prices during the period. All amounts in the following table are in thousands except per share data.  The weighted-average number of shares and the (loss) income per share reflect a 1-for-5 reverse stock split effected by the Company on June 15, 2011.

Basic net income (loss) per common share is computed using the weighted-average number of shares of common stock outstanding.

The following table represents the calculation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Year Ended March 31,
	2014	2013

Loss from continuing operations	$(3,469)	$(3,973)

Net income from discontinued operations, net of taxes	155	45

Net loss applicable to common stockholders	$(3,314)	$(3,928)
Basic and diluted:
Weighted-average common shares outstanding	1,965	1,856
Weighted-average common shares used in per share computation	1,965	1,856

Net loss per share from continuing operations:
Basic and diluted	$(1.77)	$(2.14)
Net income per share from discontinued operations:
Basic and diluted	$0.08	$0.02
Net loss per share:
Basic and diluted	$(1.69)	$(2.12)

Outstanding options, warrants and RSUs of 500,809 and 448,986, at a weighted-average exercise price of $10.17 and $7.23, as of March 31, 2014 and 2013, respectively, were not included in the computation of diluted net (loss) income per common share for the periods presented as a result of their anti-dilutive effect.  Such securities could potentially dilute earnings per share in future periods.

Note 5. Discontinued Operations

Until 2011, we designed, manufactured, marketed and serviced specialized plasma etch systems used primarily in the production of micro-electrical mechanical systems devices, such as sensors, accelerometers and power devices.  Previously, we also sold systems for the etching and deposition of materials found in other devices, such as integrated circuits and optoelectronic devices found in products such as smart phones, networking gear, solid-state lighting, and digital imaging.

In a series of meetings in late May and early June 2009, our Board of Directors reviewed several basic strategic options presented by management, including investigating opportunities for the sale of the Company or its assets.  In December 2009, having received no bona fide offers for the Company as a going concern, the Board and management agreed to continue operations and to offer selected asset groups to potential buyers.

On March 19, 2010, we completed the sale of the legacy Etch and PVD assets to OEM Group, Inc. We discontinued our development efforts in NLD at the end of fiscal 2010, and began offering these assets for sale to third-parties.  At the same time, we began the process of closing and/or liquidating all of our other wholly-owned subsidiary companies, including SFI and Tegal GmbH, along with branches in Taiwan, Korea and Italy.   The subsidiaries were then included in discontinued operations.

On February 9, 2011, the Company and SPTS entered into an Asset Purchase Agreement.  That agreement included the sale of all of the shares of Tegal France, SAS, the Company’s wholly-owned subsidiary and product lines and certain equipment, intellectual property and other assets relating to the DRIE systems and certain related technology.  In accordance with generally accepted accounting principles, the DRIE business operations related to the designing, manufacturing, marketing and servicing of systems and parts within the semiconductor industry was presented in discontinued operations in our consolidated financial statements.  Amounts for the prior periods were reclassified to conform to this presentation.  The exit from the DRIE operation was essentially completed by the end of the fourth quarter of our 2011 fiscal year.

The assets and liabilities of discontinued operations are presented separately under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, in the accompanying consolidated balance sheets as of March 31, 2014 and 2013, respectively, and consist of the following:

	March 31, 2014	March 31, 2013

Assets of Discontinued Operations:
Accounts and other receivables, net of allowances for sales returns and doubtful accounts of $0	$-	$4
Prepaid expenses and other current assets	-	7
Total assets of discontinued operations	$-	$11

Liabilities of Discontinued Operations:
Accrued expenses and other current liabilities	$5	$16
Total liabilities of discontinued operations	$5	$16

As of March 31, 2014, discontinued assets were eliminated with the final closure of the Company’s foreign subsidiary.  Discontinued liabilities are related to outstanding commission due.  This commission is to be paid when the final documentation of the sale of the last two lots of patents is fulfilled.  As of March 31, 2013 discontinued assets and liabilities are solely related to a foreign subsidiary.

Discontinued operations consists of interest income from accounts related to discontinued operations, other income, gains and losses on the disposal of fixed assets of discontinued operations, gains and losses on foreign exchange, as well as the reclassification of net expenses associated with our exit from our historical core operations.

During fiscal 2014, we recognized $365 from the sale of the last of our NLD patents.  As these assets were internally developed, there was a corresponding zero book value.  The NLD revenue was offset by related expenses of $98, resulting in a net gain, net of taxes, of $267.  With this sale, the Company has no other intellectual property related to discontinued operations.   Discontinued operations also included expenses related to the final closing of former foreign subsidiaries.   In the three months ended June 30, 2013, the Company recognized a reclassification out of accumulated other comprehensive loss and into Loss from Discontinued Operations, net of taxes.  The reclassification is related to the recognition of a non-cash loss of $142 from  foreign exchange differences from its former Tegal foreign subsidiaries, primarily as a result of the final closing of the former Tegal German subsidiary.   The Company received permission to close the German subsidiary in June 2013.  No further audits or reviews are anticipated by foreign taxing authorities.  The Company also recognized a cash gain of $20 in discontinued operations as a result of final closing of bank accounts in its Italian subsidiary and a federal tax refund regarding discontinued operations..

In fiscal 2013, discontinued operations included a gain resulting from the net settlement of legal expenses related to closing a foreign subsidiary (for which a higher amount of legal expense had been accrued in the prior fiscal year), offset by R&D expenses included in discontinued operations.

On May 7, 2012, the Company received a VAT refund related to discontinued operations in its former French subsidiary in the amount of 312 Euros.  As of March 31, 2012, this amount was recognized in other assets of discontinued operations.  The settlement of this outstanding amount due is classified as a reduction of assets of discontinued operations.  The related foreign exchange gain was classified as a gain on the sale of discontinued operations in the first quarter of fiscal year 2013.

Total revenue from discontinued operations for fiscal years 2014 and 2013 was $0.  The total income from discontinued operations, including income tax expense (benefit), was $155 and $45, for the same years, respectively.

Note 6. Income Taxes

The deferred tax asset valuation allowance as of March 31, 2014 is attributed to U.S. federal, and state deferred tax assets, which result primarily from future deductible accruals, net operating loss carryforwards, and tax credit carryforwards. We believe that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding our ability to realize the deferred tax assets such that a full valuation allowance has been recorded. These factors include our history of losses, and the lack of carryback capacity to realize deferred tax assets.

In accordance with Section 382 of the Internal Revenue Code, the amounts of and benefits from net operating loss and tax credit carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses or credits that we may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three year period.

We recognize interest and penalties related to uncertain tax positions in income tax expense. Income tax expense for the year ended March 31, 2014 includes no interest. As of March 31, 2014, we have no accrued interest and penalties related to uncertain tax positions.

Components of loss from continuing operations before income tax benefit is attributed to the following geographic locations for the years ended March 31, 2014 and 2013 (in thousands):

Year ended March 31,	2014	2013

Domestic	$(3,548)	$(4,056)
Foreign	-	-
Loss from continuing operations before income tax benefit	$(3,548)	$(4,056)

Components of income tax expense (benefit) for the years ended March 31, 2014 and 2013 consisted of the following (in thousands):

Year ended March 31,	2014	2013

Current:
U.S. Federal	$-	$-
State and Local	2	-
Foreign (credit)	-	-
Total current tax expense (benefit)	2	-
Deferred
U.S. Federal	(81)	(83)
State and Local	-	-
Foreign (credit)	-	-
Total deferred tax expense	(81)	(83)

Total income tax expense (benefit)	$(79)	$(83)

The income tax expense (benefit) for the years ended March 31, 2014 and 2013 differed from the amounts computed by applying the statutory U.S. federal income tax rate as follows (in thousands):

Year ended March 31,	2014	2013

Federal tax expense (benefit) at U.S. Statutory Rate	$(1,126)	$(1,335)
State tax expense (benefit) net of federal tax effect	(193)	(246)
Change in valuation allowance	1,196	4,572
Tax effect of acquired net operating loss carryforwards	-	(3,123)
Foreign SubF Germany	251	-
Amortization of deferred tax liability	(81)	(83)
Other items	(126)	132
Total income tax benefit	$(79)	$(83)

Components of deferred taxes are as follows (in thousands):

Year ended March 31,	2014	2013

Deferred tax assets:
Deferred revenue	$48	$-
Accruals, reserves and other	1,932	1,616
Net operating loss carryforwards	45,142	44,404
Credit carryforward	2,397	2,380
Capitalized research and development costs	299	299
Other	5	9

Gross deferred tax assets	49,823	48,708
Valuation allowance	(49,823)	(48,708)
Net deferred tax asset	$-	$-

Deferred tax liability:
Intangible assets	$(500)	$(581)

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Taxes”, (ASC Topic 740), on January 1, 2007. As a result of the implementation of ASC Topic 740, the Company did not recognize any adjustment to the liability for uncertain tax positions and therefore did not record any adjustment to the beginning balance of accumulated deficit on the consolidated balance sheet. As of the date of adoption, the Company recorded a $1.4 million reduction to deferred tax assets for unrecognized tax benefits, all of which is currently offset by a full valuation allowance and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet at that time.

Tabular Reconciliation of Unrecognized Tax Benefits

Ending Balance as of March 31, 2012	$833
Increase/(Decrease) of unrecognized tax benefits taken in prior years	-
Increase/(Decrease) of unrecognized tax benefits related to current year	2
Increase/(Decrease) of unrecognized tax benefits related to settlements	-
Reductions to unrecognized tax benefits related to lapsing statute of limitations	(13)
Ending Balance as of March 31, 2013	822
Increase/(Decrease) of unrecognized tax benefits taken in prior years	-
Increase/(Decrease) of unrecognized tax benefits related to current year	77
Increase/(Decrease) of unrecognized tax benefits related to settlements	-
Reductions to unrecognized tax benefits related to lapsing statute of limitations	-
Ending Balance as of March 31, 2014	$899

There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

Because the statute of limitations does not expire until after the net operating loss and credit carryforwards are actually used, the statues are still open on fiscal years ended March 31, 1995 forward for federal purposes, and for fiscal years ended March 31, 2003 forward for state purposes.  For the years prior to March 31, 2010 for federal purposes and prior to March 31, 2009 for state purposes, any adjustments would be limited to reduction in the net operating loss and credit carryforwards.

Total interest and penalties included in the statement of operations for the year ended March 31, 2014 is zero.  It is the Company’s policy to include interest and penalties related to uncertain tax positions in tax expense.

We have recorded no net deferred tax assets for the years ended March 31, 2014 and 2013, respectively.  The Company has provided a valuation allowance of $49.8 million and $48.7 million as of March 31, 2014 and 2013, respectively.  The valuation allowance fully reserves all net operating loss carryforwards, credits and non-deductible accruals and reserves, for which realization of future benefit is uncertain.  The realization of net operating losses may be limited due to change of ownership rules.  The valuation allowance increased by $1.1 million in fiscal 2014 and increased by $4.8 million during fiscal 2013.

As of March 31, 2014, the Company has net operating loss carryforwards of approximately $121.5 million and $65.2 million for federal and state tax purposes, respectively.  The federal net operating loss carryforward will begin to expire in the year ended March 31, 2020 and the state of California began expiring as of March 31, 2013.

As of March 31, 2014, the Company also has research and experimentation credit carryforwards of $1.4 million and $0.9 million for federal and state income tax purposes, respectively.  A portion of the federal credit began to expire in the year ended March 31, 2012 and the state of California will never expire under current law.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation during a certain time period.  In the event the Company had incurred a change in ownership, utilization of the carryforwards could be significantly restricted

Note 7. CollabRx Acquisition

On July 12, 2012, we completed the acquisition of CollabRx, pursuant to the previously announced Merger Agreement, dated as of June 29, 2012.  As a result of the merger, CollabRx became a wholly-owned subsidiary of the Company.  In consideration for 100% of the stock of CollabRx, we agreed to issue an aggregate of 236,433 shares of common stock, representing 14% of the Company’s total shares outstanding prior to the closing, to former CollabRx stockholders.  As of July 12, 2012, these shares had a fair value of $932.  We also assumed $500 of existing CollabRx indebtedness through the issuance of promissory notes.  The principal of the promissory notes is payable in equal installments on the third, fourth and fifth anniversaries of the date of issuance, along with the accrued but unpaid interest as of such dates.  Also the prior period note receivable balance consisted of an outstanding loan related to the Company’s investment in CollabRx in the first quarter of the current fiscal year.  The Company’s initial investment in CollabRx was in the form of a promissory note that accrued interest at a rate of 0.28% per year compounded annually and matured on or about November 7, 2012.  After the completion of the acquisition of CollabRx, the loan was reclassified to be included as part of the purchase price, thereby extinguishing the $300 bridge loan previously extended to CollabRx.  The Company did not pay any cash consideration in connection with the acquisition.

In addition, Tegal granted a total of 368,417 RSUs and options as “inducement grants” to newly hired management and employees, all subject to four-year vesting and other restrictions.  In December 2012, an aggregate of 215,475 RSUs were forfeited in connection with the resignation of James Karis as the Company’s Co-Chief Executive Officer.

On July 12, 2012, in connection with the acquisition of CollabRx, pursuant to the Merger Agreement, dated June 29, 2012, we entered into an Agreement Not to Compete with Jay M. Tenenbaum (the “Noncompete”), pursuant to which Mr. Tenenbaum agreed to refrain from competing with the Company on the terms set forth therein for a period of three years commencing on July 12, 2012.

Also on July 12, 2012, we entered into a Stockholders Agreement (the “Stockholders Agreement”) with the former stockholders of CollabRx.  Pursuant to the Stockholders Agreement, (i) the Company has agreed to provide certain registration rights to the stockholders, and (ii) the stockholders have agreed to certain transfer restrictions and voting provisions for a period of two years.

In connection with the Merger Agreement and the Employment Agreement dated as of June 29, 2012 by and among the Company and James Karis, on July 12, 2012, Mr. Karis, the former Chief Executive Officer of CollabRx, was appointed the Co-Chief Executive Officer and a director of the Company.   In December 2012, Mr. Karis resigned from his position as Co-Chief Executive Officer but remained on the Company’s Board of Directors.

In addition, pursuant to the Indemnity Agreement dated as of July 12, 2012 by and between the Company and James Karis (the “Indemnity Agreement”), Mr. Karis has been granted customary indemnification rights in connection with his position as an officer and director of the Company.

Additional information is set forth in the Company’s 8-K report filed on July 18, 2012, and is incorporated herein in its entirety by reference.

The purchase price for the CollabRx acquisition was allocated as follows:

PURCHASE PRICE ALLOCATION FOR ACQUISITION OF COLLABRX

Assets acquired:
Developed Technology	$720
Customer Relationships	433
Trade Name	346
Non Compete Agreement	151
Cash	476
AP and accrueds	(333)
Deferred tax liability	(664)
Goodwill	603
Total Acquired Assets, net	$1,732

Purchase Price summary:
Common Stock Consideration	$932
Promissory Note Assumed	500
Loan/Note Payable Assumed	300
$1,732

CollabRx offers cloud-based expert systems that provide clinically relevant interpretive knowledge to institutions, physicians, researchers and patients for genomics-based medicine in cancer and other diseases to inform health care decision making.  With access to over 50 clinical and scientific advisors at leading academic institutions and a suite of tools and processes that combine artificial intelligence-based analytics with proprietary interpretive content, CollabRx is well positioned to participate in the $300 billion value-added “big data” opportunity in the US health care market (as reported by McKinsey Global Institute), over half of which specifically targets areas in cancer and cancer genomics.   The Company recognized $83 in tax benefit in the year ended March 31, 2014 regarding the deferred tax liability related to this acquisition.

CollabRx provides this market data information so investors may understand the relevance of our estimates.   We believe that overall size of the market for cancer diagnostics and therapeutics is a good indicator of the increasing importance of this market to a wide spectrum of health care providers, researchers and value-chain participants.  The number of people affected by cancer, the information generated in connection with cancer research, the amount of money spent in the United States on cancer diagnostics and therapeutics are all relevant to the opportunity that we have identified.  Further, we know that within these large markets, certain areas, including those that are directly addressed by CollabRx, are growing disproportionately because of advances in technology.  Because the markets are emergent, and because our customers (particularly those within the diagnostic laboratory segment) are still developing their own diagnostic tests in oncology, we currently do not have reliable, publicly-available estimates to accurately determine the size of that particular market.  It is with the recent emergence of multi-biomarker testing and multi-gene panels, to date largely performed by a single private company, that the requirement for complex integration of interpretive data has become a recognizable need.  As the providers of testing platforms enable such testing at the individual laboratory level through increasingly more cost-effective technologies, and as more diagnostic labs develop their own tests based on these technologies, we believe that the market for independent interpretive analysis will expand rapidly.  With regard to the market for our Therapy Finders and related products, we expect to garner some portion of the advertising budgets related to the marketing of cancer diagnostics and therapies, but we are not aware of any reliable, publicly-available estimates of market sizes for web-based tools of the type that we have developed.

With regard to our GVA, while genomic testing for cancer has been performed for a number of years by academic medical centers, such testing was largely focused on single biomarkers, for which the interpretation is relatively straightforward.  It is with the recent emergence of multi-biomarker testing and multi-gene panels, to date largely performed by a single private company, that the requirement for complex integration of interpretive data has become a recognizable need.  As the providers of testing platforms enable such testing at the individual laboratory level through increasingly more cost-effective technologies, and as more diagnostic labs develop their own tests based on these technologies, we believe that the market for independent interpretive analysis will expand rapidly.

The physicians and researchers within our network of advisors have agreed to participate in our efforts for an indefinite term, on an uncompensated basis, and without a formal agreement.

On December 7, 2012, CollabRx and James M. Karis entered into an Amendment No. 1 (the “Employment Agreement Amendment”) to the Employment Agreement dated June 29, 2012 between the Company and Mr. Karis (the “Employment Agreement”). Pursuant to the Employment Agreement Amendment, Mr. Karis resigned as Co-Chief Executive Officer of the Company effective December 31, 2012 (the “Termination Date”) but will continue to serve as a director of the Company and provide consulting services to the Company from time to time after the Termination Date.  In addition, the Company waived its entitlement to recoup from Mr. Karis his signing bonus and Mr. Karis agreed to amend his RSU Agreement to terminate vesting as of the Termination Date.  The Company and Mr. Karis also agreed to a mutual release of claims.

The full text of the Employment Agreement Amendment and the RSU Agreement amendment was filed as Exhibit 10.1 and 10.2 to the form 8-K filed on December 7, 2012, and is incorporated herein by reference in its entirety.

Note 8. Commitments and Contingencies

The Company has several non-cancelable operating leases, primarily for general office space, that expire over the next four years.  We have no capital leases at this time. Future minimum lease payments under these leases are as follows:

Year Ending March 31,	Operating Leases

2015	$123
2016	126
2017	129
2018	54
Total minimum lease payments	$432

Most leases provide for the Company to pay real estate taxes and other maintenance expenses. Rent expense for operating leases related to discontinued operations, net of sublease income, was $0 during each of the years ended March 31, 2014 and 2013, respectively.  Rent expense for operating leases related to continuing operations, net of sublease income, was $131 and $79, during the years ended March 31, 2014 and 2013, respectively.

As of September 1, 2012, we maintain our headquarters, encompassing our executive office and storage areas in San Francisco, California.   We have a primary lease for office space, consisting of 2,614 square feet, which expires August 31, 2017.  Prior to moving to San Francisco, we were located in Petaluma, California.  We had a primary lease for office space, consisting of 2,187 square feet, which expired August 31, 2012.  We rent storage/workspace areas on a monthly basis.  We own all of the equipment used in our facilities.  Such equipment consists primarily of computer related assets.

Note 9. Sale of Common Stock and Warrants

During fiscal years 2014 and 2013, the Company entered into a contract with certain consultants of the Company pursuant to which the Company granted stock options in lieu of some cash payments, dependent upon the continuation of the contract and the achievement of certain performance goals.

During the fiscal year 2011, the Company issued 185,777 warrants valued at $1,645 using the Black-Scholes option pricing model with an exercise price at the market value on the day of the grant (the date the Formation and Contribution Agreement was signed) and an average interest rate of 1.62% and a four year life.  The Company booked $0 of expense for warrants previously issued.  Currently, there are 92,888 warrants outstanding from the original grant.  The balance of the original grant was irrevocably assigned and transferred unto the Company for cancelation by Sequel Power.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners and its 25% ownership interest in Sequel Power.

As of March 31, 2013, there were 8,348 warrants outstanding, with an average exercise price of $30.   The last of these warrants expired in September 2013.

As of March 31, 2014, there were no warrants outstanding.  The last of these warrants expired in September 2013, and had an average exercise price of $30.

As of March 31, 2014, there were 1,810 shares issued from the At Market Distribution Plan 2014, which was set up as a result of the Company’s S-3 filing in the third quarter of fiscal year 2014.

At Market Distribution Plan 2014

Pursuant to the terms of the Company’s At Market Distribution Plan (“2014 ATM Plan”), which was authorized and formalized as the result of the Company’s S-3 filing, an aggregate of 709,046 shares of common stock are available for grant pursuant to the terms of the plan. The 2014 ATM Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.  The option exercise price of all stock options granted pursuant to the 2014 ATM Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee's death.  Awards granted under the 2014 ATM Plan are generally subject to vesting at the discretion of the Committee.  As of March 31, 2014, 707,236 shares were available for issuance under the 2014 ATM Plan.

Note 10. Employee Benefit Plans

The number of shares indicated in the following employee benefit stock plans reflects a 1-for-5 reverse stock split effected by the Company on June 15, 2011.

Eighth Amended and Restated 1998 Equity Participation Plan (Eighth Amended and Restated)

Pursuant to the terms of the Company’s Eighth Amended and Restated 1998 Equity Participation Plan (“1998 Equity Plan”), aggregate of 333,333 shares of common stock were reserved for issuance pursuant to granted stock options and stock appreciation rights or upon the vesting of granted restricted stock awards. The exercise price of options generally was the fair value of the Company’s common stock on the date of grant. Options are generally subject to vesting at the discretion of the Compensation Committee of the Board of Directors (the “Committee”). At the discretion of the Committee, vesting may be accelerated when the fair market value of the Company’s stock equals a certain price established by the Committee on the date of grant. Incentive stock options will be exercisable for up to ten years from the grant date of the option. Non-qualified stock options will be exercisable for a maximum term to be set by the Committee upon grant.  Upon the adoption of the 2007 Equity Plan, no further awards were issued under the 1998 Equity Plan.

2007 Incentive Award Plan

Pursuant to the terms of the Company’s 2007 Equity Participation Plan (“2007 Equity Plan”), which was authorized as a successor plan to the Company’s 1998 Equity Incentive Plan and Director Option Plan, an aggregate of 200,000 shares of common stock is available for grant pursuant to the 2007 Equity Plan, plus the number of shares of common stock which are or become available for issuance under the 1998 Equity Plan and the Director Option Plan and which are not thereafter issued under such plans. The 2007 Equity Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.  The option exercise price of all stock options granted pursuant to the 2007 Equity Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee's death.  Awards granted under the 2007 Equity Plan are generally subject to vesting at the discretion of the Committee.  As of March 31, 2014, 148,428 shares were available for issuance under the 2007 Equity Plan.

Directors Stock Option Plan

Pursuant to the terms of the Fifth Amended and Restated Stock Option Plan for Outside Directors, as amended, (“Director Option Plan”), an aggregate of 66,667 shares of common stock were reserved for issuance pursuant to stock options granted to outside directors.  Each outside director who was elected or appointed to the Board on or after September 15, 1998 was eligible to be granted an option to purchase 1,667 shares of common stock and on each second anniversary after the applicable election or appointment shall receive an additional option to purchase 833 shares, provided that such outside director continued to serve as an outside director on that date. For each outside director, 1/12th  of the total number of shares will vest on the first day of each calendar month following the date of Option grant, contingent upon continued service as a director.  Following the adoption of the 2007 Equity Plan, no further awards were issued under the Director Option Plan.

Employee Qualified Stock Purchase Plan

The Company has offered an employee qualified stock purchase plan (“Employee Plan”) under which rights are granted to purchase shares of common stock at 85% of the lower of the market value of such shares at the beginning of a six month offering period or at the end of that six month period. Under the Employee Plan, the Company is authorized to issue up to 16,667 shares of common stock. There were no common stock shares purchased in fiscal years 2014 or 2013.  Shares available for future purchase under the Employee Plan were 3,705 as of March 31, 2014.

Savings and Investment Plan

The Company has established a defined contribution plan that covers substantially all U.S. employees. Employee contributions of up to 4% of each U.S. employee’s compensation will be matched by the Company based upon a percentage to be determined annually by the Board. Employees may contribute up to 15% of their compensation, not to exceed a prescribed maximum amount. The Company made contributions to the plan of $42 and $24, in the years ended March 31, 2014 and 2013, respectively.

Note 11. Stock Based Compensation

The share amounts and share prices reflect a 1-for-5 reverse stock split effected by the Company on June 15, 2011.

A summary of stock option activity during the year ended March 31, 2014 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Beginning outstanding	263,807	$10.22
Granted	120,332	$3.51
Exercised	(10,000)	$3.45
Expired	(2,380)	$63.97

Ending outstanding	371,759	$7.89	7.59	$775.00
Ending vested and expected to vest	371,437	$7.89	7.59	$775.00
Ending exercisable	175,841	$12.58	5.82	$775.00

The aggregate intrinsic value of options and warrants outstanding as of March 31, 2014 is calculated as the difference between the exercise price of the underlying options and the market price of our common stock as of March 31, 2014.

The weighted-average estimated grant date fair value, as defined by ASC 718, for stock options granted during fiscal 2014 and 2013, was $3.06 and $2.82, per option, respectively.

The following table summarizes information with respect to stock options outstanding as of March 31, 2014:

Range of Exercise Prices		Number Outstanding As of March 31, 2014	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Exercise Price	Number Exercisable As of March 31, 2014	Weighted- Average Exercise Price As of March 31, 2014
$2.90	$4.50	271,329	8.98	$3.67	75,411	$3.67
6.00	11.70	48,690	4.74	11.12	48,690	11.12
17.80	28.10	39,244	3.47	21.63	39,244	21.63
34.20	89.52	12,496	1.43	43.65	12,496	43.65

$2.90	$89.52	371,759	7.59	$7.89	175,841	$12.58

No shares were granted under the Employee Stock Purchase Plan during fiscal years 2014 and 2013.

The Company used the following valuation assumptions to estimate the fair value of options granted for the years ended March 31, 2014 and 2013, respectively:

STOCK OPTIONS:	2014	2013
Expected life (years)	6.0	6.0
Volatility	152.0%	156.8%
Risk-free interest rate	1.52%	0.65%
Dividend yield	0%	0%

Valuation and Other Assumptions for Stock Options

Valuation and Amortization Method.    The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. We estimate the fair value using a single option approach and amortize the fair value on a straight-line basis for options expected to vest. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods.

Expected Term.   The expected term of options granted represents the period of time that the options are expected to be outstanding. We estimate the expected term of options granted based on our historical experience of exercises including post-vesting exercises and termination.

Expected Volatility.    The Company estimates the volatility of our stock options at the date of grant using historical volatilities.  Historical volatilities are calculated based on the historical prices of our common stock over a period at least equal to the expected term of our option grants.

Risk-Free Interest Rate.    The Company bases the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of our option grants.

Dividends.    The Company has never paid any cash dividends on common stock and we do not anticipate paying any cash dividends in the foreseeable future.

Forfeitures.    The Company uses historical data to estimate pre-vesting option forfeitures. We record stock-based compensation expense only for those awards that are expected to vest.

The Company does not use multiple share-based payment arrangements.

Restricted Stock Units

The following table summarizes the Company’s restricted stock award activity for the period ended March 31, 2014:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance March 31, 2013	183,904	$2.67
Granted	10,000	3.22
Released	(40,397)	2.56
Vested	(24,437)	2.56
Balance, March 31, 2014	129,070	$2.77

The weighted-average estimated grant date fair value, as defined by ASC Topic 718 for restricted stock awards granted during fiscal 2014 and 2013 was $3.22 and $3.84, per award, respectively.

As of March 31, 2014 there was $209 of total unrecognized compensation cost related to restricted stock which is expected to be recognized over a weighted-average period of 1.30 years.

As of March 31, 2014 there was $392 of total unrecognized compensation cost related to stock options which is expected to be recognized over a weighted-average period of 3.08 years.

Total stock-based compensation expense related to stock options and RSUs for the years ended March 31, 2014 and 2013 was $352 and $695, respectively.

Note 12. Geographical and Segment Information

As of March 31, 2014, the Company’s sole source of revenue was related to its genomics based information technology with respect to its acquisition of CollabRx.  The Company’s chief operating decision-maker has been identified as the President and Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.

For geographical reporting, revenues are attributed to the geographic location in which the customers’ facilities are located.  For all periods presented, net sales by geographic region were all in the United States.

For fiscal year 2013, the Company operated in two segments through its earnings of project service revenues as a result of its contribution agreement with Sequel Power as well as in the medical technology information market.  On March 31, 2013, Sequel Power irrevocably assigned and transferred unto the Company for cancelation the balance of its Warrants representing the right to purchase 44,578 shares of the Company’s common stock.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners and its 25% ownership interest in Sequel Power. In addition, effective March 31, 2013, the Company terminated its management agreement with Sequel Power.

CollabRx, will form the core of our business and operations going forward.

	Revenue for the Year Ended
	March 31,
	2014	2013
Segment Revenue:
Genomics based technology information	$658	$300
Solar power management services	--	100
Total revenue	$658	$400

Revenues for each period presented are all part of continuing operations.  No revenues for the fiscal years 2014 and 2013 have been reclassified to discontinued operations.  All revenues of continuing operations are attributed to the United States.

The composition of our top five customers changed from year to year.  In fiscal year 2014, five customers accounted 96% of our revenues.  In fiscal year 2013, two customers accounted for 100% of our genomics based revenue, and one customer, Sequel Power, accounted for 100% of solar power project service related sales.    The Company no longer operates in the solar power management services segment.

Long-lived assets consist of property and equipment and are attributed to the geographic location in which they are located.

All long-lived assets are located in the United States and are included in continuing operations.  There are no long-lived assets in discontinued operations.

Note 13. Investment in Unconsolidated Affiliate

On January 14, 2011,  Tegal, se2quel Partners LLC, a California limited liability company and Sequel Power LLC, a newly formed Delaware limited liability company (“Sequel Power”), entered into a Formation and Contribution Agreement (the “Contribution Agreement”).  Sequel Power was focused on the promotion of solar power plant development projects worldwide, the development of self-sustaining businesses from such projects, including but not limited to activities relating to and supporting, developing, building and operating solar photovoltaic fabrication facilities and solar farms, and the consideration of other non-photovoltaic renewable energy projects.   Se2quel Partners is owned by Ferdinand Seemann, who previously served as an independent member of the Company’s Board of Directors.  Pursuant to the Formation and Contribution Agreement, Tegal contributed $2 million in cash to Sequel Power in exchange for an approximate 25% ownership interest in Sequel Power.  In addition, Tegal issued warrants (“Warrants”) to se2quel Partners and se2quel Management GmbH, a German limited liability company, to purchase an aggregate of 185,777 shares of the Company’s common stock at an exercise price of $3.15 per share.  The warrants are exercisable for a period of four years.  On March 31, 2012, Sequel Power irrevocably assigned and transferred unto the Company for cancelation a portion of warrants representing the right to purchase 48,310 shares of the Company’s common stock.  In exchange, the Company agreed to waive the collection of certain earned fees under its Services Agreement with Sequel Partners.  On March 21, 2013, Sequel Power irrevocably assigned and transferred unto the Company for cancelation the balance of its Warrants representing the right to purchase 44,578 shares of the Company’s common stock.  In exchange, the Company agreed to waive receivables related to certain fees earned under its Services Agreement with Sequel Partners and its 25% ownership interest in Sequel Power. In addition, effective March 21, 2013, the Company terminated its management agreement with Sequel Power.

COLLABRX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	September 30,	March 31,
	2014	2014*
ASSETS
Current assets:
Cash and cash equivalents	$1,134	$1,430
Accounts receivable	73	148
Prepaid expenses and other current assets	95	183
Deferred financing costs	30	162
Investment in convertible promissory note	395	378
Total current assets	1,727	2,301
Property and equipment, net	127	130
Intangible assets, net	1,177	1,281
Goodwill	603	603
Total assets	$3,634	$4,315
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$156	$136
Accrued compensation	112	119
Promissory note payable, current	208	--
Deferred revenue	93	108
Liabilities of discontinued operations	--	5
Total current liabilities	569	368
Deferred tax liability	459	500
Promissory note payable	309	509
Other long-term liabilities	13	13
Total liabilities	1,350	1,390

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value; 50,000,000 shares authorized; 2,929,954 and 2,005,187 shares issued and outstanding at September 30, 2014 and March 31, 2014 respectively	29	20
Additional paid-in capital	132,608	130,994
Accumulated deficit	(130,353)	(128,089)
Total stockholders’ equity	2,284	2,925
Total liabilities and stockholders’ equity	$3,634	$4,315

*   Derived from the Company’s audited consolidated financial statements.
See accompanying notes to condensed consolidated financial statements.

COLLABRX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue	$176	$251	$240	$521
Cost of revenue	18	18	36	36
Gross profit	158	233	204	485
Operating expenses:
Engineering	539	516	1,081	748
Research and development	32	31	82	205
Sales and marketing	73	73	153	140
General and administrative	553	485	1,197	974
Total operating expenses	1,197	1,105	2,513	2,067
Operating loss	(1,039)	(872)	(2,309)	(1,582)
Other income, net	2	16	9	26
Loss before income tax benefit	(1,037)	(856)	(2,300)	(1,556)
Income tax benefit, net	(21)	(20)	(36)	(41)
Loss from continuing operations	(1,016)	(836)	(2,264)	(1,515)
Gain on sale of discontinued operations, net of taxes	--	267	--	267
Income/(loss) from discontinued operations, net of taxes	--	6	--	(112)
Net income from discontinued operations, net of taxes	--	273	--	155
Net loss	$(1,016)	$(563)	$(2,264)	$(1,360)

Net loss per share from continuing operations:
Basic and diluted	$(0.35)	$(0.43)	$(1.01)	$(0.78)
Net income per share from discontinued operations:
Basic and diluted	$-	$0.14	$-	$0.08
Net loss per share:
Basic and diluted	$(0.35)	$(0.29)	$(1.01)	$(0.70)

Weighted-average shares used in per share computation:
Basic and diluted	2,929	1,953	2,245	1,953

See accompanying notes to condensed consolidated financial statements.

COLLABRX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(2,264)	$(1,360)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	253	175
Fair value adjustment of common stock warrants	--	(10)
Depreciation	20	15
Amortization of intangible assets	104	105
Accrued interest on convertible promissory note	(17)	(17)
Deferred taxes	(41)	(41)
Accrued interest on promissory note payable	8	3

Changes in operating assets and liabilities:
Accounts receivable	75	--
Prepaid expenses and other current assets	88	(8)
Deferred financing costs	132	--
Accounts payable and accrued expenses	20	19
Accrued compensation	(7)	21
Deferred revenue	(15)	--
Current assets and liabilities from discontinued operations, net	(5)	(139)
Net cash used in operating activities	(1,649)	(1,237)
Cash flows from investing activities:
Acquisition of property and equipment	(17)	(11)
Net cash used in investing activities	(17)	(11)
Cash flows from financing activities:
Proceeds from at-the-market facility	23	--
Proceeds from sale of common stock, net of expenses of $480	1,347	--
Net cash provided by financing activities	1,370	--
Net decrease in cash and cash equivalents	(296)	(1,248)
Cash and cash equivalents, beginning	1,430	4,039
Cash and cash equivalents, ending	$1,134	$2,791

See accompanying notes to condensed consolidated financial statements.

COLLABRX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in thousands, except share and per share data, unless otherwise noted)

1.  Description of Business and Summary of Significant Accounting Policies

CollabRx, Inc., a Delaware corporation (“CollabRx,” the “Company” or “we,” “us,” or “our”), is the renamed Tegal Corporation, (“Tegal”), which acquired a private company of the same name on July 12, 2012.  Following approval by its stockholders on September 25, 2012, Tegal amended its charter and changed its name to “CollabRx, Inc.” (the “Name Change”).

Tegal was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Tegal’s predecessor company was founded in 1972 and acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

CollabRx offers cloud-based expert systems that provide clinically relevant interpretive knowledge to institutions, physicians, researchers and patients for genomics-based medicine in cancer to inform health care decision-making.  With access to approximately 75 clinical and scientific advisors at leading academic institutions and a suite of tools and processes that combine artificial intelligence-based analytics with proprietary interpretive content, the Company is well positioned to participate in the value-added “big data” opportunity in the U.S. health care.  We use the term “cloud” to mean a product or service that can be delivered via the Internet, usually on a pay-for-use or subscription basis, versus the purchase and installation of enterprise-based software, which typically requires investments in both software and hardware, often also requiring large-scale customization efforts.  We use the term “big data” to refer to datasets whose size is beyond the ability of typical database software tools to capture, store, manage, and analyze.

We search publicly available databases as source documents for our knowledge base.  Such databases include those that are available, either free or on a commercial basis, in the areas of clinical trials, drugs, investigational compounds, biomarkers, bioinformatics, cancer ontology and literature.  We then aggregate, annotate and integrate these datasets for the purpose of defining the relationship of biomarkers to therapeutic strategies, drugs and clinical trials. None of the individual databases we utilize as sources provide information on the interrelationships of these discrete elements.  In addition, CollabRx has developed a process for incorporating the guidance of our network of physician and research advisors in the selection of the most relevant data for specific diagnoses, histopathology data, prior treatments and biomarkers.  The result of this software- and expert-assisted process is proprietary content incorporated into our knowledge base which includes decision rules, succinct statements of therapeutic strategy and a comprehensive listing of appropriate drugs and clinical trials, all related to specific aberrations which might be observed in connection with genomic testing.

Although the process and results are proprietary, we always refer to the relevant source documentation that provides the support for the identification of an actionable biomarker, typically a peer-reviewed, published paper.  In this way, we avoid the “black-box algorithm problem”, which is prevalent in other companies’ predictive analytical models, but is not currently a trusted methodology in medical practice.  Our proprietary content is incorporated into our knowledge base, which is updated regularly with the assistance of a large network of independent advisors, and which forms the basis for all our products and services.  Our knowledge base contains no individual patient data, nor do our processes for providing related content include the review by our network of independent experts of any individual test data.

Our knowledge base informs two distinctly different products and services.

Genetic Variant Annotation™ Service. The “Genetic Variant Annotation” or “GVA” is a service offered to diagnostic testing laboratories, including academic medical centers and commercial laboratories.  Our lab customers provide us with a test result, usually in the form of an electronic file that represents the results of a genomic test, typically from a “Next Generation Sequencing” (“NGS”),  micro-array or similar testing platform.  The test results provided to us contain no patient-identifiable information.  We analyze the test results for the purpose of identifying those genetic alterations which we have annotated in advance as being “actionable” (i.e., related to a therapeutic strategy).  We provide the testing lab with a report, incorporating information regarding identified biomarkers and associated therapeutic strategies for each, along with relevant drugs and clinical trials, to a level and in a format that we have agreed in advance with our customer.  We are compensated for this service either on a per-test or on a volume-adjusted subscription basis.   This service is not available to the public and is not available on our website.

Therapy Finder Products.  Our Therapy Finder™ products are a series of cancer-specific, web-based and mobile apps which are accessed by physicians and patients, usually in the physician’s office.  After indicating a number of pre-set options related to stage of cancer, histopathology, prior treatments and presence of biomarkers on an input page, the physician is presented with a results page which explains the role of the biomarker, identifies a possible therapeutic strategy for that particular set of inputs, along with tabs associated with searchable lists of relevant drugs and clinical trials. Therapy Finders are an interactive, informational and educational resource for both physicians and patients, and can be used for decision-support.  They neither contain nor store any patient identifiable information.  The advisors associated with the development and updating of each app are prominently featured.  The development and distribution of Therapy Finders is partially supported by sponsorships and advertising revenue.  They are available free of charge through both a commercial channel (in association with MedPage Today, a property of on-line media company, Everyday Health, Inc.) and on our company website.  Our aim is to make this tool available as widely as possible, through as many channels as possible, to help community physicians understand the relevance of biomarker testing and the availability of potential therapies for their advanced cancer patients.

Recently, we redesigned our Therapy Finders so that they could be accessed by physicians using the iOS operating system from Apple, Inc. via an iPhone or an iPad, and have named this mobile application “CancerRx.” CancerRx was co-developed with MedPage Today of Everyday Health, Inc., with the ownership of the application retained by CollabRx. A special feature of CancerRx is a daily oncology newsfeed from MedPage Today, all with real-time over the air updates. Our agreement with MedPage Today has each side absorbing its own costs for the development, but sharing the gross advertising, sponsorship and data analytics revenues associated with the app.  We officially launched CancerRx on May 28, 2014 in connection with the 2014 American Society of Clinical Oncology (ASCO) meeting.

We intend to pursue collaborative arrangements with other companies and entities that provide contract research services to oncology practices, conduct in-house clinical and translational research, collect information on patient outcomes and link this information to genetic sequencing data, and calculate the relative costs and benefits associated with different diagnostic tests and therapies.  We expect such efforts to lead to novel insights and advances to improve the quality of cancer care and reduce the costs of delivering it.  The physicians and researchers within our network of advisors have agreed to participate in our efforts for an indefinite term, on an uncompensated basis, and without a formal agreement.  The board assignments, biographies and current affiliations of all of our advisors are posted on our website.

The Company’s condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future.  We incurred net losses of $2,264 and $1,360 for the six months ended September 30, 2014 and 2013, respectively.  We used $1,649 and $1,237 of cash in operating activities for the six months ended September 30, 2014 and 2013, respectively.  We believe that our existing cash and cash equivalents will be adequate to fund the Company’s operations requirements and obligations through the third quarter of our fiscal year 2015.

  On October 20, 2014, the Company filed a registration statement with the SEC on Form S-1 under the Securities Act. CollabRx anticipates using the net proceeds from the offering for general corporate purposes, including development of its products and services, general and administrative expenses and working capital. Aegis Capital Corporation is acting as the sole book-running manager for the offering. The Company anticipates filing a final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov.

On June 25, 2014, the Company closed an underwritten public offering of 913,500 shares of its common stock, offered at a public offering price of $2.00 per share. The Company netted $1,347 after underwriting expenses of $480.   CollabRx anticipates using the net proceeds from the offering for general corporate purposes, including development of its products and services, general and administrative expenses and working capital. Aegis Capital Corporation acted as the sole book-running manager for the offering.  In addition to the offering of 913,500 shares of common stock, 27,405 warrants to purchase shares of common stock were issued in connection with this offering, and were sold to Aegis Capital Corporation for one hundred dollars.  These warrants have an exercise price of $2.50 per share and are not exercisable until June 24, 2015 and expire June 24, 2020.  Such securities could potentially dilute earnings per share in future periods.  Previously deferred financing expenses incurred to raise equity capital related to financing transactions prior to the completion of the financing, as well as other related expenses incurred in the current period, were recognized in the current period and offset the gross proceeds raised.

This offering was made pursuant to an effective shelf registration statement (No. 333-193019) previously filed with the U.S. Securities and Exchange Commission (the "SEC"). A final prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on the SEC's website located at http://www.sec.gov.

While the Company successfully completed the aforementioned public offering, without additional capital, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

Until the Company can generate sufficient levels of cash from its operations, we may need to sell equity or debt securities to raise additional funds to continue to operate as a going concern beyond December 31, 2014. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to pursue a business relationship with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

The Company expects to continue to finance future cash needs primarily through proceeds from equity financings and collaborative agreements with strategic partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows.

There can be no assurance that we will be able to obtain the funds required for our continued operations. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain financing on a timely basis, we will not be able to meet our obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business.

Discontinued Operations

The Company sold its remaining patents relating to its discontinued semiconductor capital equipment business in fiscal year 2014.  With this sale and the closure of the former Tegal’s foreign subsidiaries, also in the prior fiscal year, the Company has no other activities or assets related to discontinued operations.

Basis of Presentation

In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the March 31, 2014 audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth herein.  The financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”), but omit certain information and footnote disclosures necessary to present the financial statements in accordance with GAAP.  The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, and contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying condensed consolidated financial statements have been prepared assuming we will continue as a going concern.  These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed on June 9, 2014.  The results of operations for the three months ended September 30, 2014 are not necessarily indicative of results to be expected for the entire year.

Reclassification

Certain prior year operating expense amounts were reclassified, still within operating expenses, to conform to the current year presentation.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of the Company during the period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and other distributions to owners.   For the three months ended September 30, 2014 and 2013, respectively, the Company had no items of other comprehensive loss.  Therefore the net loss equals the comprehensive loss for each of the three months then ended.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash investments.  The Company’s accounts receivable balance is also subject to credit risk. Substantially all of the Company’s liquid investments are invested in money market funds. The Company’s accounts receivable are derived primarily from sales to customers located in the United States.  The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company no longer maintains reserves for potential credit losses. There have been no write-offs during the periods presented.

For the three months ended September 30, 2014, three customers accounted for 28.4%, 28.4% and 14.2%, respectively, of the Company’s revenue.  For the six months ended September 30, 2014, four customers accounted for 20.9%, 20.9%, 17.4% and 10.4%, respectively, of the Company’s revenue.  For the three and six months ended September 30, 2013, one customer accounted for 99.6% and 96.0%, respectively, of the Company’s revenue.

Life Technologies, Inc., (now Thermo-Fisher Scientific, Inc.) has been a major contributor to our revenue and gross profit in the past.  However, we have funded the Company’s operating expenses primarily with cash on hand, the net proceeds from the sale of discontinued assets, as disclosed in prior filings, and our recent follow-on public offering of stock.  We are actively engaged in negotiations with several other companies who are interested in purchasing our content on similar terms or under annual subscriptions or software-as-a-service (“SaaS”) arrangements.

For the period ended September 30, 2014, two customers accounted for 68.9% and 23.2% of the balance in accounts receivable.  One customer accounted for 100% of the balance in accounts receivable for the period ended September 30, 2013.  The Company sold the last two patent lots of our NLD portfolio for approximately $365 in the second quarter of the prior fiscal year.  The related accounts receivable were recorded in other assets of discontinued operations.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments having a maturity of three months or less on the date of purchase to be cash equivalents.

As of September 30, 2014 and March 31, 2014, all of the Company’s cash equivalents are included as Level 1 assets on the fair value hierarchy, and were held in the form of money market funds in the condensed consolidated balance sheets. As of September 30, 2014 and March 31, 2014, the fair value of the Company’s investments approximated cost.

Promissory Notes Payable

On July 12, 2012, Tegal completed the acquisition of CollabRx.  As part of the purchase price, Tegal issued promissory notes in the amount of $500 in exchange for existing CollabRx indebtedness.  The principal amount of the promissory notes is payable in equal installments on the third, fourth and fifth anniversaries of the date of issuance, along with the accrued but unpaid interest as of such dates.

Investment in Convertible Promissory Note

On November 22, 2011, the Company completed a $300 strategic investment in NanoVibronix, Inc., (“NanoVibronix”) a private company that develops medical devices and products that implement its proprietary therapeutic ultrasound technology.  The Company’s investment in NanoVibronix is in the form of a convertible promissory note that bears interest at a rate of 10% per year compounded annually and matures on November 15, 2014.  Our investment was intended to precede a possible merger of the two companies.  However, those discussions were terminated by mutual agreement between the parties and NanoVibronix, Inc. continues to operate as a private company as of September 30, 2014.  NanoVibronix has filed a registration statement with the Securities and Exchange Commission in connection with a proposed initial public offering.  If the offering is completed, the Convertible Promissory Note will be converted into common stock of NanoVibronix.  In addition, should NanoVibronix, Inc. become a public company, the Company’s Chief Executive Officer will become a member of the NanoVibronix, Inc. Board of Directors.

As of September 30, 2014 and March 31, 2014, the Convertible Promissory Note balance was $395 and $378, respectively, consisting of the original $300 investment and $95 and $78, respectively, in accrued interest.

Accounts Receivable – Allowance for Sales Returns and Doubtful Accounts

For the three months ended September 30, 2014 and 2013, respectively, the Company had zero reserves for potential credit losses as such risk was determined to be insignificant.  The Company does not currently maintain an allowance for doubtful accounts receivable for potential estimated losses resulting from the inability of the Company’s customers to make required payments.  The Company believes no such reserve is currently required.  The Company had zero write-offs during the periods presented.  The Company reviews the estimated risk of current customers’ inability to make payments on a quarterly basis to determine if any amount is uncollectible.

Revenue Recognition

Each contract sale of our interpretive data is evaluated individually in regard to revenue recognition.  We have integrated in our evaluation the related guidance included in Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. We recognize revenue when persuasive evidence of an arrangement exists, the seller’s price is fixed or determinable and collectibility is reasonably assured.

For arrangements that include multiple deliverables, we identify separate units of accounting based on the guidance under ASC 605-25, Multiple Element Arrangements, which provides that revenue arrangements with multiple deliverables should be divided into separate units of accounting, if certain criteria are met.  The consideration of the arrangement is allocated to the separate units of accounting using the relative selling price method.  Applicable revenue recognition criteria are considered separately for each separate unit of accounting.

Revenue from fixed price contracts is recognized primarily under the percentage of completion method.  Under this method we recognize estimated contract revenue and resulting income based on costs incurred to date as a percentage of the total estimated costs as we consider this model to best reflect the economics of these contracts.  In such contracts, the Company’s efforts, measured by time incurred, typically represents the contractual milestones or output measure.   If at any time during the contract period, we determine that a loss will occur, we recognize the loss in that period. Furthermore, if in previous periods a profit was recognized under the percentage-of completion method, the profit would be reversed during the period we determined a loss on the contract exists.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Under ASC 740, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. We evaluate annually our ability to realize our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. In 2014 and 2013, we have recorded a full valuation allowance for our deferred tax assets based on our past losses and uncertainty regarding our ability to project future taxable income. In future periods, if we are able to generate income we may reduce or eliminate the valuation allowance.

Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and we consider what assumptions market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.   The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

•	Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

•	Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The Company’s financial instruments consist primarily of money market funds denominated in U.S. dollars.  The carrying amounts of our cash and cash equivalents are valued using Level 1 inputs.  Our cash equivalents total $1,134.

Intangible Assets

Intangible assets include patents, trade names, software, non-compete agreements, customer relationships and trademarks that are amortized on a straight-line basis over periods ranging from three to ten years.  The Company performs an ongoing review of its identified intangible assets to determine if facts and circumstances exist that indicate the useful life is shorter than originally estimated or the carrying amount may not be recoverable.  If such facts and circumstances exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flow associated with the related asset or group of assets over their remaining lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.   As of the current reporting period, the Company’s remaining intangible assets, not including those related to the acquisition of CollabRx, were internally developed, which have a carrying value of zero. Currently the Company expenses all costs incurred to renew or extend the term of a recognized intangible asset.

The Company sold its remaining patents relating to its discontinued semiconductor capital equipment business in fiscal year 2014.  With this sale, the Company has no other intangible assets related to discontinued operations.

With the acquisition of CollabRx, the Company acquired software, trade names, customer relationships, non-compete agreements and goodwill. The lives of the acquired intangible assets range from three to ten years. Intangible assets, except for trade names, are amortized on a straight-line basis.  Intangible assets related to trade names are not amortized. The Company tests for impairment at least annually. The fair values of these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount might not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss will be recognized based on the excess of the carrying amount over the fair value of the assets. The Company recognized $104 and $105 of amortization expense for the six-month periods ended September 30, 2014 and 2013, respectively. The amortization expense included in cost of revenue is related to the acquired software and is amortized on a straight-line basis over the expected life of the asset, which the Company believes to be ten years.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, as well as at fiscal year end. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the assets.

The Company recorded zero disposal losses for fixed assets for the three months ended September 30, 2014 and 2013, respectively.

Deferred Offering Costs

Deferred offering costs represent expenses incurred to raise equity capital related to financing transactions that have not yet been completed.   In the three months ended September 30, 2014, the Company deferred $30 of offering costs in connection with a secondary offering, which was filed on October 20, 2014.   In the six months ended September 30, 2014, the Company recognized previously deferred offering costs of $162 in connection with its underwritten public offering of 913,500 shares of its common stock, which closed on June 25, 2014.

Stock-Based Compensation

We have adopted several stock plans that provide for issuance of equity instruments to our employees and non-employee directors. Our plans include incentive and non-statutory stock options and restricted stock awards.  These equity awards generally vest ratably over a four-year period on the anniversary date of the grant, and stock options expire ten years after the grant date. Certain restricted stock awards may vest on the achievement of specific performance targets.  The Company also had an Employee Stock Purchase Plan (“ESPP”), allowing qualified employees to purchase Company shares at 85% of the fair market value on specified dates.  The ESPP was allowed to expire on July 22, 2014 and has not been renewed.

Total stock-based compensation expense related to stock options and restricted stock units (“RSUs”) for the six months ended September 30, 2014 and 2013 was $253 and $175, respectively.

The Company utilized the following weighted average valuation assumptions to estimate the fair value of options that were granted for the three and six-month periods ended September 30, 2014 and 2013, respectively.

STOCK OPTIONS:	2014	2013
Expected life (years)	6.0	6.0
Volatility	148.3%	152.4%
Risk-free interest rate	1.73%	1.55%
Dividend yield	0%	0%

ESPP awards are valued using the Black-Scholes option pricing model with expected volatility calculated using a six-month historical volatility.   No ESPP awards were made in the three-month period ended September 30, 2014.

Valuation and Other Assumptions for Stock Options

Valuation and Amortization Method. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. We estimate the fair value using a single option approach and amortize the fair value on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

Expected Term. The expected term of options granted represents the period of time that the options are expected to be outstanding. We estimate the expected term of options granted based on our historical experience of exercises including post-vesting exercises and termination.

Expected Volatility. We estimate the volatility of our stock options at the date of grant using historical volatilities. Historical volatilities are calculated based on the historical prices of our common stock over a period at least equal to the expected term of our option grants.

Risk-Free Interest Rate. We base the risk-free interest rate used in the Black-Scholes option pricing model on U.S. Treasury yield curve in effect at the time of grant for zero-coupon issues with remaining terms equivalent to the expected term of our option grants.

Dividends.    We have never paid any cash dividends on common stock and we do not anticipate paying any cash dividends in the foreseeable future.

Forfeitures.    We use historical data to estimate pre-vesting option forfeitures. We record stock-based compensation expense only for those awards that are expected to vest.

During the three months ended September 30, 2014, the Company granted 142,400 options.

Stock Options

A summary of the stock option activity during the six months ended September 30, 2014 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Beginning outstanding, March 31, 2014	371,759	$7.89	7.59	$775.00
Granted	154,068	1.99
Forfeited	(32,848)	2.87
Expired	(832)	89.52

Ending outstanding, September 30, 2014	492,147	$6.24	7.54	$300.00
Ending vested and expected to vest	491,847	$6.24	7.54	$300.00
Ending exercisable	252,145	$9.47	5.93	$-

The aggregate intrinsic value of stock options outstanding as of September 30, 2014 is calculated as the difference between the exercise price of the underlying options and the market price of our common stock as of September 30, 2014.

The following table summarizes information with respect to stock options outstanding as of September 30, 2014:

Range of Exercise Prices		Number Outstanding As of September 30, 2014	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Exercise Price	Number Exercisable As of September 30, 2014	Weighted- Average Exercise Price As of September 30, 2014
$1.05	$1.99	126,900	9.57	$1.88	26,566	$1.96
2.90	4.50	265,649	8.19	3.65	125,981	3.77
6.00	11.70	48,690	4.14	11.12	48,690	11.12
17.80	28.10	39,244	2.81	21.63	39,244	21.63
34.20	41.45	11,664	1.00	40.37	11,664	40.37

$1.05	$41.45	492,147	7.54	$6.24	252,145	$9.47

As of September 30, 2014, there was $396 of total unrecognized compensation cost related to outstanding options which the Company expects to recognize over an estimated weighted average period of 2.44 years.

Restricted Stock Units

The following table summarizes the Company’s unvested RSU activity for the three months ended September 30, 2014:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, March 31, 2014	129,050	$2.77
Granted	100,000	1.99
Forfeited	(10,000)	3.75
Vested	(39,750)	2.36
Balance, September 30, 2014	179,300	$2.37

Unvested Restricted Stock as of September 30, 2014

As of September 30, 2014, there was $284 of total unrecognized compensation cost related to outstanding RSUs, which the Company expects to recognize over an estimated weighted average period of 1.47 years.

In June 2014, Mr. Mika voluntarily forfeited vested deferred restricted stock units providing him the right to receive 138,203 shares of the Company’s common stock.

      In the three months ending September 30, 2014, the Company granted 100,000 RSUs to Thomas Mika, the Company’s Chief Executive Officer.  The maximum number of shares of stock that may be subject to one or more awards granted to any one participant pursuant to the 2007 Plan during any calendar year is currently 100,000, and the Board intends to grant an additional 50,000 RSUs to Mr. Mika at the beginning of the next calendar year.

2.   Earnings Per Share (EPS):

Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted-average number of common shares outstanding (denominator) for the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS uses the average market prices during the period.

Basic net loss per common share is computed using the weighted-average number of shares of common stock outstanding.

The following table represents the calculation of basic and diluted net loss per common share:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Loss from continuing operations	$(1,016)	$(836)	$(2,264)	$(1,515)

Net income from discontinued operations, net of taxes	-	273	-	155

Net loss applicable to common stockholders	$(1,016)	$(563)	$(2,264)	$(1,360)
Weighted-average common shares used in per share computation	2,929	1,953	2,245	1,953

Net loss per share from continuing operations:
Basic and diluted	$(0.35)	$(0.43)	$(1.01)	$(0.78)
Net income per share from discontinued operations:
Basic and diluted	$-	$0.14	$-	$0.08
Net loss per share:
Basic and diluted	$(0.35)	$(0.29)	$(1.01)	$(0.70)

      Including 63,671 shares of vested and deferred RSUs, there are outstanding options and RSUs of 735,118 and 442,529 shares of common stock at a weighted-average exercise price per share of $6.70 and $10.14 on September 30, 2014 and 2013, respectively, were not included in the computation of diluted net loss per common share for each of the three month periods presented as a result of their anti-dilutive effect.  Also, warrants to purchase 92,888 shares of common stock with a weighted average exercise price of $3.15 per share were not included in the computation of diluted net loss per common share.  These warrants, which represent the balance of Sequel Power’s grant, expire January 14, 2015.  In addition, the outstanding balance excludes 27,405 warrants to purchase shares of common stock, which were issued in connection with the recent public offering, which closed on June 25, 2104.  These warrants have an exercise price of $2.50 per share and are not exercisable until June 24, 2015 and expire June 24, 2020.  Such securities could potentially dilute earnings per share in future periods.

3.  Financial Instruments:

The carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, convertible promissory note, notes receivable, accrued expenses, promissory note payable and other liabilities approximates fair value due to their relatively short maturity. The Company currently has only minimal sales in global markets and is not exposed to changes in foreign currency exchange rates.  The Company does not hold derivative financial instruments for speculative purposes.  Foreign currency transaction gains and (losses), if any, are included in other income (expense), and were $0 for the three-month periods ended September 30, 2014 and 2013.  On September 30, 2014, the Company had no open foreign exchange contracts to sell Euros or any other foreign currencies.  Certain warrants expired on September 9, 2013, which then ended the Company’s liability associated with these warrants, which had an exercise price of $30.00.  The Company recorded a non-cash gain $10 in the three months ended September 30, 2013.

Changes in the exchange rate between the Euro and the U.S. dollar are currently immaterial to our operating results. Exposure to foreign currency exchange rate risk may increase over time as our business evolves.

On November 22, 2011, the Company completed a $300 strategic investment in NanoVibronix, Inc., a private company that develops medical devices and products that implement its proprietary therapeutic ultrasound technology.  The Company’s investment in NanoVibronix is in the form of a convertible promissory note that bears interest at a rate of 10% per year compounded annually and matures on November 15, 2014.  Principal and accrued interest under the note automatically convert into shares of Series B-1 Participating Convertible Preferred Stock of NanoVibronix upon the earlier to occur of (i) a $3,000 (or larger) equity financing by NanoVibronix or (ii) a sale of NanoVibronix.  In addition, the Company may convert principal and accrued interest under the note into shares of NanoVibronix Series B-1 Participating Convertible Preferred Stock at its election at any time.  In either case, the conversion price is $0.284 per share.

Our investment was intended to precede a possible merger of the two companies.  However, those discussions were terminated by mutual agreement between the parties and NanoVibronix, Inc. continues to operate as a private company. NanoVibronix has filed a registration statement with the Securities and Exchange Commission in connection with a proposed initial public offering.  If the offering is completed, the Convertible Promissory Note will be converted into common stock of NanoVibronix.  In addition, should, Inc. become a public company, then the Company’s Chief Executive Officer will become a member of the NanoVibronix, Inc. Board of Directors.

4.  Discontinued Operations:

The Company sold its remaining patents relating to its discontinued semiconductor capital equipment business in fiscal year 2014.  With this sale, the Company has no other intellectual property related to discontinued operations.  With this sale and the closure of the former Tegal’s foreign subsidiaries, also in the prior fiscal year, the Company has no other activities or assets related to discontinued operations.

The exit from the Company’s historical operations NanoVibronix was essentially completed by the end of the fourth quarter of our 2011 fiscal year.

In the six months ended September 30, 2013, the Company recognized a cash gain of $20 in discontinued operations as a result of final closing of bank accounts in its Italian subsidiary and a federal tax refund regarding discontinued operations, and a net $4 non cash gain related to the write off of discontinued assets and liabilities in its foreign subsidiaries.  In the same period, the Company also recognized a reclassification out of accumulated other comprehensive loss and into Loss from Discontinued Operations, net of taxes.  The reclassification is related to the recognition of a non-cash loss of $142 from the foreign exchange differences from its former Tegal foreign subsidiaries, primarily as a result of the final closing the former Tegal German subsidiary.   The Company received permission to close the German subsidiary in June 2013.  No further audits or reviews are anticipated by foreign taxing authorities.

As of September 30, 2014, the Company had $0 in both discontinued assets and liabilities.  As of March 31, 2014, the Company had $0 in discontinued assets and $5 in discontinued liabilities.  During the six months ended September 30, 2014, the Company recognized no activity in discontinued operations.  With this sale, the Company has no remaining intellectual property related to discontinued operations.

5.  Geographical and Segment Information:

For the periods presented, the Company’s source of revenue was related to genomics based technology information services.  The Company’s chief operating decision-maker has been identified as the President and Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.

For geographical reporting, revenues are attributed to the geographic location in which the customers’ facilities are located.  Long-lived assets consist of property, plant and equipment and are attributed to the geographic location in which they are located.  For all periods presented, revenues by geographic region were all in the United States.

Revenues for the three and six months ended September 30, 2014 and 2013, respectively, are all part of continuing operations, and all related to our genomics based technology information.

CollabRx’s genomics based technology information business is the core of our business and operations going forward.  Additionally, all long-lived assets are located in the United States and are included in continuing operations.  There are no long-lived assets in discontinued operations.

6.    Recent Accounting Pronouncements:

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force)  (“ASU 2013-05”). ASU 2013-05 clarifies that when a parent reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity, the parent is required to apply the guidance in ASC 830-30 to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. ASU 2013-05 was effective prospectively for fiscal years and interim reporting periods within those years beginning after December 15, 2013. The new guidance was adopted and had no material impact on our condensed consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists (a consensus of the FASB Emerging Issues Task Force)  (“ASU 2013-11”). The new guidance requires entities to report an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The new guidance was effective prospectively for fiscal years and interim reporting periods within those years beginning after December 15, 2013. The new guidance was adopted and had no material impact on our condensed consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”), which changes the requirements for reporting discontinued operations in Subtopic 205-20 Presentation of Financial Statements - Discontinued Operations . The ASU changes the definition of discontinued operations by limiting discontinued operations reporting to disposals that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current U.S. GAAP, many disposals, some of which may be routine in nature and not representative of a substantive change in an entity’s strategy, are reported in discontinued operations. ASU 2014-08 requires expanded disclosures for discontinued operations designed to provide users of financial statements with more information about the assets, liabilities, revenues, expenses and cash flows related to discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss (or change in net assets for a not-for-profit entity) of an individually significant component of an entity that does not qualify for discontinued operations reporting. The amendments in ASU 2014-08 are effective prospectively for fiscal years, and interim periods, beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company does not expect the new guidance to have a material impact on our condensed consolidated financial statements.  See Note 5, Discontinued Operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and the IASB has issued IFRS 15, Revenue from Contracts with Customers. The issuance of these documents completes the joint effort by the FASB and the IASB to improve financial reporting by creating common revenue recognition guidance for U.S. GAAP and IFRS. The new guidance affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance.   For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  Early application is not permitted. The Company will continue to evaluate this newly issued guidance.

In June 2014, the FASB issued ASU 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period.  This ASU provides more explicit guidance for treating share-based payment awards that require a specific performance target that affects vesting and that could be achieved after the requisite service period as a performance condition.  The new guidance is effective for annual and interim reporting periods beginning after December 15, 2015.  The Company does not expect the new guidance to have a material impact on our condensed consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Sub Topic 205-40) - Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ( Ability to Conti ASU 2014-15 clarifies  principles and definitions that may be used by an organization’s management for disclosures that are currently made available in financial statement footnotes.   Presently, U.S. GAAP does not provide an organization’s management guidance regarding its responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern or to prepare related footnote disclosures.  Instead, auditors are responsible for assessing an entity’s ability to continue as a going concern under AU-C 570. ASU 2014-15 will move this responsibility to management.  ASU 2014-15 will require management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016 to allow the auditing guidance to catch up with this change.  ASU No. 2014-15 affects all companies and nonprofits and early application is allowed.

7.    Investments:

On November 22, 2011, the Company completed a $300 strategic investment in NanoVibronix, a private company that develops medical devices and products that implement its proprietary therapeutic ultrasound technology.  NanoVibronix is focused on creating products utilizing its proprietary low-intensity surface acoustic wave (“SAW”) technology. The company's unique, patented approach enables the transmission of low-frequency, low-intensity ultrasound waves through a variety of soft, flexible materials, including skin and tissue, enabling low-cost, breakthrough devices targeted at large, high-growth markets.  A copy of the Company’s press release was filed as an exhibit to the Company’s Form 8-K filed on November 29, 2011 and is incorporated herein by reference.

The Company’s investment in NanoVibronix is in the form of a convertible promissory note that bears interest at a rate of 10% per year compounded annually and matures on November 15, 2014.  Principal and accrued interest under the note automatically convert into shares of Series B-1 Participating Convertible Preferred Stock of NanoVibronix upon the earlier to occur of (i) a $3,000 (or larger) equity financing by NanoVibronix or (ii) a sale of NanoVibronix.  In addition, the Company may convert principal and accrued interest under the note into shares of NanoVibronix Series B-1 Participating Convertible Preferred Stock at its election at any time.  In either case, the conversion price is $0.284 per share.   Our investment was intended to precede a possible merger of the two companies.  However, those discussions were terminated by mutual agreement between the parties and NanoVibronix, Inc. continues to operate as a private company. NanoVibronix has filed a registration statement with the Securities and Exchange Commission in connection with a proposed initial public offering.  If the offering is completed, the Convertible Promissory Note will be converted into common stock of NanoVibronix.  In addition, should NanoVibronix, Inc. become a public company, then the Company’s Chief Executive Officer will become a member of the NanoVibronix, Inc. Board of Directors.

8.  Commitments and Contingencies

The Company has several non-cancelable operating leases, primarily for general office space, that expire over the next four years.  We have no capital leases at this time. Future minimum lease payments under these leases are as follows:

Year Ending March 31,	Operating Leases

2015	$62
2016	126
2017	129
2018	54
Thereafter	-
Total minimum lease payments	$371

Most leases provide for the Company to pay real estate taxes and other maintenance expenses. Rent expense for operating leases related to discontinued operations, net of sublease income, was $0 during each of the three and six months ended September 30, 2014, and 2013, respectively.  Rent expense for operating leases related to continuing operations, net of sublease income, was $33 and $65, during the three and six months ended September 30, 2014, respectively.  Rent expense for operating leases related to continuing operations, net of sublease income, was $32 and $73, during the three and six months ended September 30, 2013, respectively.

9.    Subsequent Events:

The Company filed a registration statement on Form S-1 with the Securities and Exchange Commission (“SEC”) under on October 20, 2014.  CollabRx anticipates using the net proceeds from the offering for general corporate purposes, including development of its products and services, general and administrative expenses and working capital. Aegis Capital Corporation is acting as the sole book-running manager for the offering. The Company anticipates filing a final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov.

Without additional capital, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.  Until the Company can generate sufficient levels of cash from its operations, we may need to sell equity or debt securities to raise additional funds to continue to operate as a going concern beyond the third quarter of our fiscal year 2015. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to pursue a business relationship with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

The Company expects to continue to finance future cash needs primarily through proceeds from equity financings and collaborative agreements with strategic partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows.

There can be no assurance that we will be able to obtain the funds required for our continued operations. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain financing on a timely basis, we will not be able to meet our obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business.

10.    Controls and Procedures

       Evaluation of disclosure controls and procedures.   As of March 31, 2014, management performed, with the participation of our Chief Executive Officer and Acting Chief Financial Officer, an evaluation of the effectiveness of our disclosure controls and procedures as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act.  Our disclosure controls and procedures are designed to ensure that information required to be disclosed in the report we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Acting Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.  Based on the evaluation, our Chief Executive Officer and Acting Chief Financial Officer concluded that as of March 31, 2014 such disclosure controls and procedures were effective.

        Management’s Annual Report on Internal Control Over Financial Reporting.   Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

        Our internal control over financial reporting includes those policies and procedures that:

• pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of our assets;

• provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

• provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

 Because of its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements.  Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has conducted, with the participation of our Chief Executive Officer and our Acting Chief Financial Officer, an assessment, including testing of the effectiveness of our internal control over financial reporting as of March 31, 2014.  Management’s assessment of internal control over financial reporting was based on the framework in Internal Control over Financial Reporting – Guidance for Smaller Public Companies issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, Management concluded that our system of internal control over financial reporting was effective as of March 31, 2014.

        Changes in Internal Control Over Financial Reporting.  There were no changes in our internal control over financial reporting during the fourth quarter ended March 31, 2014 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

The effectiveness of our internal control over financial reporting as of March 31, 2014 has not been audited by Burr Pilger Mayer, Inc., an independent registered public accounting firm, as stated in their report appearing above.  Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Up to $4.0 Million in  Shares of Common Stock and

Warrants to Purchase Shares of Common Stock

------------------------------------

PROSPECTUS

--------------------------------------------

Aegis Capital Corp

, 2014

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$1,082.99
FINRA filing fee	1,100.00
Printing expenses	14,000.00
Legal fees and expenses	75,000.00
Accounting fees and expenses	50,000.00
Transfer agent and registrar fees and expenses	7,500.00
Miscellaneous	26,317.01
Total	$175,000.00

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding.  In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws which are currently in effect that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law.

We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein.  Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.  We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriter against certain liabilities under the Securities Act and the Exchange Act.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules

(a)   Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)   Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective;  and

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 17, 2014.

COLLABRX, INC.

By:	/s/ thomas r. mika
Thomas R. Mika
President, Chief Executive Officer and Chairman of the Board

Signature	Title	Date

/s/ THOMAS R. MIKA	President, CEO, and Chairman of the Board	November 17, 2014
Thomas R. Mika	(Principal Executive Officer)

/s/ THOMAS R. MIKA	Acting Chief Financial Officer	November 17, 2014
Thomas R. Mika	(Principal Acting Financial and Accounting Officer)

*	Director	November 17, 2014
Jeffrey M. Krauss

*	Director	November 17, 2014
Carl Muscari

*	Director	November 17, 2014
James Karis

*	Director	November 17, 2014
Paul Billings

By:  /s/ Thomas R. Mika
       Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, dated June 29, 2012, by and among Tegal Corporation, CLBR Acquisition Corp., CollabRx, Inc. and CommerceOne, as Stockholders’ Representative (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 5, 2012).

3.1
Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 29, 2007; Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 30, 2007; Exhibit 3.1 to Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 14, 2011; Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2011; and Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2012).

3.2	Restated By-laws of Registrant (incorporated by reference to Exhibit 3.2 included in Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006).
4.1
Stockholders Agreement, dated July 12, 2012, by and among Tegal Corporation and the stockholders identified therein (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2012).

4.2	Form of Warrant
5.1	Opinion of Goodwin Procter, LLP
**10.1
Fifth Amended and Restated Stock Option Plan for Outside Directors (incorporated by reference to the Registrant’s Quarterly Report on 10-Q, for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 14, 2006.)

**10.2
Eighth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission on August 14, 2006.)

**10.3	2007 Incentive Award Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on July 29, 2007).
**10.4
Second Amended and Restated Employee Qualified Stock Purchase Plan (incorporated by reference to Appendix C to the Registrant’s revised definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 29, 2004).

10.5
Form of Stock Option Agreement for Employees from the 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007.

**10.6
Form of Non-Qualified Stock Option Agreement for Employees from the Eighth Amended and Restated 1998 Equity Participation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2004).

**10.7
Form of Restricted Stock Unit Award Agreement from the Eighth Amended and Restated 1998 Equity Participation (incorporated by reference to Exhibit 10.5.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005).

**10.8
Restricted Stock Unit Award Agreement between Tegal Corporation and Tom Mika, dated July 5, 2005, (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005).

**10.9
Restricted Stock Unit Awards between Tegal Corporation and each of Thomas Mika and Christine Hergenrother, each dated October 7, 2010, (incorporated by reference on Form 8-K filed with the Securities and Exchange Commission on October 8, 2010).

10.10
Warrant issued to se2quel Partners LLC dated January 14, 2011 (incorporated by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2011).

10.11
Warrant issued to se2quel Management GmbH dated January 14, 2011 (incorporated by reference to Exhibit 99.4 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2011).

10.12
Warrant Transfer Agreement and replacement Warrants issued dated March 31, 2012 (incorporated by reference to Exhibit 99.5 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2012).

10.13
Warrant Transfer Agreement issued dated March 31, 2013 (incorporated by reference to Exhibit 10.13 to Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.14
Employment Agreement, dated June 29, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 5, 2012).

10.15
Agreement Not to Compete, dated July 12, 2012, by and between Tegal Corporation and Jay M. Tenenbaum (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2012).

10.16
Promissory Note issued by Tegal Corporation on July 12, 2012 to Jay M. Tenenbaum (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2012).

10.17
Promissory Note issued by Tegal Corporation on July 12, 2012 to CommerceNet (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2012).

**10.18
Restricted Stock Unit Award Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.7 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2012).

10.19
Indemnity Agreement, dated July 12, 2012, by and between Tegal Corporation and James Karis (incorporated by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2012).

**10.20
Amendment No. 1 to Employment Agreement, dated as of December 7, 2012, by and between CollabRx, Inc. and James M. Karis (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2012).

**10.21
Amendment No. 1 to Restricted Stock Unit Award Agreement, dated as of December 7, 2012, by and between CollabRx, Inc. and James M. Karis (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2012).

**10.22
Employment Agreement, dated February 12, 2013, by and among CollabRx, Inc. and Thomas R. Mika (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2013).

**10.23
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Smruti Vidwans (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.24
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Michelle Turski (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.25
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Lisandra West (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.26
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Gavin Gordon (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.27
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and John Randy Gobbel (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.28
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and George Lundberg (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

**10.29
Stock Option Grant Notice and Stock Option Agreement, dated July 12, 2012, by and between Tegal Corporation and Jeff Shrager (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).

21.1	List of Subsidiaries of the Registrant. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 27, 2013).
23.1	Consent of Independent Registered Public Accounting Firm – Burr Pilger Mayer, Inc.
23.2	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto).

** Management contract for compensatory plan or arrangement.